Filed Pursuant to Rule 424(b)(5)
Registration No. 333-216662

PROSPECTUS

WESTLAKE CHEMICAL CORPORATION

Offer to Exchange

$624,793,000 aggregate principal amount of its unregistered 4.625% Senior Notes due 2021

(CUSIP Nos. 960413 AL6 (Rule 144A) U96060 AD7 (Regulation S))

for

$624,793,000 aggregate principal amount of its 4.625% Senior Notes due 2021 that have been registered under the Securities Act of 1933, as amended

(CUSIP No. 960413 AQ5)

Offer to Exchange

$433,793,000 aggregate principal amount of its unregistered 4.875% Senior Notes due 2023

(CUSIP Nos. 960413 AN2 (Rule 144A) U96060 AE5 (Regulation S))

for

$433,793,000 aggregate principal amount of its 4.875% Senior Notes due 2023 that have been registered under the Securities Act of 1933, as amended

(CUSIP No. 960413 AR3)

Offer to Exchange

$750,000,000 aggregate principal amount of its unregistered 3.600% Senior Notes due 2026

(CUSIP Nos. 960413 AH5 (Rule 144A) U96060 AC9 (Regulation S))

for

$750,000,000 aggregate principal amount of its 3.600% Senior Notes due 2026 that have been registered under the Securities Act of 1933, as amended

(CUSIP No. 960413 AT9)

and

Offer to Exchange

$700,000,000 aggregate principal amount of its unregistered 5.000% Senior Notes due 2046

(CUSIP Nos. 960413 AG7 (Rule 144A) U96060 AB1 (Regulation S))

for

$700,000,000 aggregate principal amount of its 5.000% Senior Notes due 2046 that have been registered under the Securities Act of 1933, as amended

(CUSIP No. 960413 AS1)

Westlake Chemical Corporation is offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal: (i) up to $624,793,000 aggregate principal amount of its outstanding unregistered 4.625% Senior Notes due 2021 (the “Outstanding 2021 Notes”) for a like principal amount of its new 4.625% Senior Notes due 2021 (the “2021 Exchange Notes”), the offer and issuance of which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), (ii) up to $433,793,000 aggregate principal amount of its outstanding unregistered 4.875% Senior Notes due 2023 (the “Outstanding 2023 Notes”) for a like principal amount of its new 4.875% Senior Notes due 2023 (the “2023 Exchange Notes”), the offer and issuance of which have been registered under the Securities Act, (iii) up to $750,000,000 aggregate principal amount of its outstanding unregistered 3.600% Senior Notes due 2026 (the “Outstanding 2026 Notes”) for a like principal amount of its new 3.600% Senior Notes due 2026 (the “2026 Exchange Notes”), the offer and issuance of which have been registered under the Securities Act, and (iv) up to $700,000,000 aggregate principal amount of its outstanding unregistered 5.000% Senior Notes due 2046 (the “Outstanding 2046 Notes” and, together with the Outstanding 2021 Notes, Outstanding 2023 Notes and Outstanding 2026 Notes, the “Outstanding Notes”)

for a like principal amount of its new 5.000% Senior Notes due 2046 (the “2046 Exchange Notes” and, together with the 2021 Exchange Notes, the 2023 Exchange Notes and the 2026 Exchange Notes, the “Exchange Notes” and, the Exchange Notes, together with the Outstanding Notes, the “Notes”), the offer and issuance of which have been registered under the Securities Act. We refer to these offers collectively as the “exchange offer”.

The form and terms of each series of Exchange Notes will be identical in all material respects to the form and terms of the corresponding series of Outstanding Notes, except for the issue date and that the offer and issuance of the Exchange Notes will be registered under the Securities Act, and the transfer restrictions and registration rights, and related additional interest provisions, applicable to each series of Outstanding Notes will not apply to the Exchange Notes. Each series of Exchange Notes will represent the same principal amount of debt and interest as the corresponding series of Outstanding Notes.

Terms of the exchange offer:

•	The exchange offer for each series of Outstanding Notes will expire at 5:00 p.m., New York City time, on April 24, 2017 (the “expiration date”), unless we extend it. We may extend the expiration date for the exchange offer for each series of Outstanding Notes independently.

•	The exchange offer is subject to customary conditions, which we may waive.

•	We will exchange all Outstanding Notes that are validly tendered and not properly withdrawn prior to the expiration of the exchange offer for an equal principal amount of applicable Exchange Notes. All interest due and payable on the Outstanding Notes will become due on the same terms under the applicable Exchange Notes.

•	You may withdraw your tender of Outstanding Notes at any time prior to the expiration of the exchange offer.

•	If you fail to tender your Outstanding Notes, you will continue to hold unregistered, restricted securities, and your ability to transfer them could be adversely affected.

•	We believe that the exchange of Outstanding Notes for Exchange Notes of the corresponding series should not be a taxable transaction for U.S. federal income tax purposes, but you should see the discussion under the caption “Material U.S. Federal Income Tax Considerations” for more information.

•	We will not receive any proceeds from the exchange offer.

•	The Exchange Notes will be issued under the same indenture as the corresponding series of Outstanding Notes.

Please read “Risk Factors” beginning on page 9 for a discussion of factors you should consider before deciding whether to participate in the exchange offer.

Each broker-dealer that receives the Exchange Notes for its own account pursuant to the exchange offer must acknowledge by way of the letter of transmittal that it will deliver a prospectus in connection with any resale of the Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, until July 25, 2017, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

YOU SHOULD READ THIS ENTIRE DOCUMENT AND THE ACCOMPANYING LETTER OF TRANSMITTAL AND RELATED DOCUMENTS AND ANY AMENDMENTS OR SUPPLEMENTS CAREFULLY BEFORE MAKING YOUR DECISION TO PARTICIPATE IN THE EXCHANGE OFFER.

The date of this prospectus is March 27, 2017.

This prospectus is part of a registration statement we filed with the SEC. In making your decision whether to participate in the exchange offer, you should rely only on the information contained in or incorporated by reference into this prospectus and in the letter of transmittal accompanying this prospectus. We have not authorized any person to provide you with additional or different information. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If you receive any unauthorized information, you must not rely on it. This prospectus may only be used where it is legal to exchange the Outstanding Notes for the Exchange Notes, and this prospectus is not an offer to exchange or a solicitation to exchange the Outstanding Notes for the Exchange Notes where such an offer, solicitation or exchange would be unlawful. You should not assume that the information contained in this prospectus or in the documents incorporated by reference into this prospectus is accurate as of any date other than the date on the front cover of this prospectus or the date of such incorporated documents, as the case may be.

This prospectus incorporates by reference business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge upon written or oral request directed to: Westlake Chemical Corporation, Attention: Investor Relations, 2801 Post Oak Boulevard, Suite 600, Houston, Texas 77056; telephone number: (713) 960-9111. To obtain timely delivery, you must request the information no later than the date which is five business days before the expiration date of the exchange offer for the applicable series of Outstanding Notes.

i

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides safe harbor provisions for forward-looking information. Certain of the statements contained in or incorporated by reference into this prospectus are forward-looking statements. All statements, other than statements of historical facts, included in or incorporated by reference into this prospectus that address activities, events or developments that we expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements can be identified by the use of words such as “believes,” “intends,” “may,” “should,” “could,” “anticipates,” “expected” or comparable terminology, or by discussions of strategies or trends. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct. Forward-looking statements relate to matters such as:

•	future operating rates, margins, cash flows and demand for our products;

•	industry market outlook, including the price of crude oil;

•	production capacities;

•	currency devaluation;

•	our ability to borrow additional funds under the Credit Agreement (defined below);

•	our ability to meet our liquidity needs;

•	our ability to meet debt obligations under our debt instruments;

•	our intended quarterly dividends;

•	future capacity additions and expansions in the industry;

•	timing, funding and results of capital projects, such as the expansion program at our Calvert City facility and the construction of the ethylene facility as part of our joint venture with Lotte Chemical USA Corporation;

•	results of acquisitions, including our acquisition of Axiall (defined below) (including the benefits, results and effects thereof);

•	health of our customer base;

•	pension plan obligations, funding requirements and investment policies;

•	compliance with present and future environmental regulations and costs associated with environmentally related penalties, capital expenditures, remedial actions and proceedings, including any new laws, regulations or treaties that may come into force to limit or control carbon dioxide and other greenhouse gas emissions or to address other issues of climate change;

•	effects of pending legal proceedings;

•	timing of and amount of capital expenditures; and

•	the consummation of the exchange offer.

We have based these statements on assumptions and analyses in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe were appropriate in the circumstances when the statements were made. Forward-looking statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such statements. While it is not possible to identify all factors, we continue to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially are the risks and uncertainties discussed under “Risk Factors” in this prospectus and the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and those described from time to time in our other filings with the SEC, including, but not limited to, the following:

•	general economic and business conditions;

ii

•	the cyclical nature of the chemical industry;

•	the availability, cost and volatility of raw materials and energy;

•	uncertainties associated with the United States, European and worldwide economies, including those due to political tensions and unrest in the Middle East, the Commonwealth of Independent States (including Ukraine) and elsewhere;

•	current and potential governmental regulatory actions in the United States and other countries and political unrest in other areas;

•	industry production capacity and operating rates;

•	the supply/demand balance for our products;

•	competitive products and pricing pressures;

•	instability in the credit and financial markets;

•	access to capital markets;

•	terrorist acts;

•	operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, labor difficulties, transportation interruptions, spills and releases and other environmental risks);

•	changes in laws or regulations;

•	technological developments;

•	our ability to realize anticipated benefits of the acquisition of Axiall and to integrate Axiall’s business;

•	charges or other liabilities relating to the acquisition of Axiall;

•	the significant indebtedness that we have incurred in connection with the acquisition of Axiall;

•	our ability to integrate acquired businesses other than Axiall;

•	foreign currency exchange risks;

•	our ability to implement our business strategies; and

•	creditworthiness of our customers.

Many of such factors are beyond our ability to control or predict. Any of the factors, or a combination of these factors, could materially affect our future results of operations and the ultimate accuracy of the forward-looking statements. These forward-looking statements are not guarantees of our future performance, and our actual results and future developments may differ materially from those projected in the forward-looking statements. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels. Every forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements.

iii

Summary

This summary highlights selected information about us but does not contain all the information that may be important to you. This prospectus includes specific information about the exchange offer and incorporates by reference information about our business and financial data. You should read carefully this prospectus, including the matters set forth under the caption “Risk Factors,” and the information incorporated by reference in this prospectus before making a decision whether to participate in the exchange offer.

In this prospectus, except under the captions “Description of the 2021/2023 Exchange Notes” and “Description of the 2026/2046 Exchange Notes,” and unless the context indicates otherwise, references to “Westlake,” the “Company,” “we” and “us” refer to Westlake Chemical Corporation and its subsidiaries.

Our Company

We are a vertically integrated global manufacturer and marketer of basic chemicals, vinyls, polymers and building products. Our products include some of the most widely used chemicals in the world, which are fundamental to many diverse consumer and industrial markets, including flexible and rigid packaging, automotive products, coatings, water treatment, refrigerants, residential and commercial construction as well as other durable and non-durable goods. We operate in two principal operating segments, Olefins and Vinyls. We are highly integrated along our olefins product chain with significant downstream integration into polyethylene and styrene monomer. We are also an integrated global producer of vinyls with substantial downstream integration into polyvinyl chloride (“PVC”) building products.

We began operations in 1986 after our first polyethylene plant, an Olefins segment business, near Lake Charles, Louisiana was acquired from Occidental Petroleum Corporation. We began our vinyls operations in 1990 with the acquisition of a vinyl chloride monomer (“VCM”) plant in Calvert City, Kentucky from the Goodrich Corporation. In 1992, we commenced our Vinyls segment building products operations after acquiring three PVC pipe plants. Since 1986, we have grown rapidly into an integrated global producer of petrochemicals, vinyls, polymers and building products. We achieved this by acquiring existing plants or constructing new plants and completing numerous capacity or production line expansions. We regularly consider acquisitions and other internal and external growth opportunities that would be consistent with or complementary to our overall business strategy.

In 2014, we formed Westlake Chemical Partners LP (“Westlake Partners”) to operate, acquire and develop ethylene production facilities and related assets. Also in 2014, Westlake Partners completed an initial public offering of 12,937,500 common units (the “Westlake Partners IPO”). As of February 15, 2017, Westlake Partners’ assets consist of a 13.3% limited partner interest in Westlake Chemical OpCo LP (“OpCo”), as well as the general partner interest in OpCo. Prior to the Westlake Partners IPO, OpCo’s assets were wholly owned by us. OpCo’s assets include two ethylene production facilities at our olefins facility at our Lake Charles site, one ethylene production facility at our Calvert City site and a 200-mile common carrier ethylene pipeline that runs from Mont Belvieu, Texas to the Longview, Texas site, which includes our Longview polyethylene production facility. We retain an 86.7% limited partner interest in OpCo, a 52.2% limited partner interest in Westlake Partners (common and subordinated units), a general partner interest in Westlake Partners and incentive distribution rights. The operations of Westlake Partners are consolidated in our financial statements. We are party to certain agreements with Westlake Partners and OpCo whereby, among other things, OpCo sells us 95% of the ethylene it produces on a cost-plus basis that is expected to generate a fixed margin per pound of $0.10. We use this ethylene in the production processes of both our Olefins and Vinyls segments.

On August 31, 2016, we completed the acquisition of Axiall Corporation (“Axiall”) for $33.00 per share in an all-cash transaction (the “Merger”), pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 10, 2016, by and among Westlake, Axiall and Lagoon Merger Sub, Inc., a wholly-owned subsidiary of Westlake. Axiall is a manufacturer and international marketer of chemicals and building products, with manufacturing sites in North America. The combined company is the third-largest global chlor-alkali producer and the third-largest PVC producer in the world.

We benefit from highly integrated production facilities that allow us to process raw materials into higher value-added chemicals and building products. As of February 15, 2017, we (directly and through OpCo and our 95% and 60% owned Asian joint ventures) had 39.8 billion pounds per year of aggregate production capacity at numerous manufacturing sites in North America, Europe and Asia.

Our principal executive offices are located at 2801 Post Oak Boulevard, Suite 600, Houston, Texas 77056, and our telephone number is (713) 960-9111.

The Exchange Offer

On August 10, 2016, we issued $750,000,000 aggregate principal amount of unregistered 3.600% Senior Notes due 2026 and $700,000,000 aggregate principal amount of unregistered 5.000% Senior Notes due 2046. On September 7, 2016, we issued $624,793,000 aggregate principal amount of unregistered 4.625% Senior Notes due 2021 and $433,793,000 aggregate principal amount of unregistered 4.875% Senior Notes due 2023. On both issuance dates for the Outstanding Notes, we entered into registration rights agreements (collectively, the “Registration Rights Agreements”) in which we agreed, among other things, to use our commercially reasonable efforts to complete the exchange offer for the corresponding series of Outstanding Notes. The following is a summary of the exchange offer and is not intended to be complete. You should read the full text and more specific detail contained elsewhere in this prospectus. For a more detailed description of the Exchange Notes, see “Description of the 2021/2023 Exchange Notes” and “Description of the 2026/2046 Exchange Notes” included elsewhere in this prospectus.

Exchange Offer	Westlake Chemical Corporation is offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal:

	•	up to $624,793,000 aggregate principal amount of its Outstanding 2021 Notes in exchange for an equal principal amount of 2021 Exchange Notes to satisfy its obligations under the applicable Registration Rights Agreement;

	•	up to $433,793,000 aggregate principal amount of its Outstanding 2023 Notes in exchange for an equal principal amount of 2023 Exchange Notes to satisfy its obligations under the applicable Registration Rights Agreement;

	•	up to $750,000,000 aggregate principal amount of its Outstanding 2026 Notes in exchange for an equal principal amount of 2026 Exchange Notes to satisfy its obligations under the applicable Registration Rights Agreement; and

	•	up to $700,000,000 aggregate principal amount of its Outstanding 2046 Notes in exchange for an equal principal amount of 2046 Exchange Notes to satisfy its obligations under the applicable Registration Rights Agreement.

The form and terms of each series of Exchange Notes will be identical in all material respects to the form and terms of the corresponding series of Outstanding Notes, except for the issue date and that the offer and issuance of the Exchange Notes will be registered under the Securities Act, and the transfer restrictions and registration rights, and related additional interest provisions, applicable to each series of Outstanding Notes will not apply to the corresponding series of Exchange Notes. Each series of Exchange Notes will represent the same principal amount of debt and interest as the corresponding series of Outstanding Notes.

Expiration Date	The exchange offer for each series of Outstanding Notes will expire at 5:00 p.m., New York City time, on April 24, 2017, unless we extend it with respect to one or more series of Outstanding Notes. We may extend the expiration date for the exchange offer for each series of Outstanding Notes independently.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions. We may, at our option and in our sole discretion, assert or waive these conditions. The Registration Rights Agreements do not require us to accept Outstanding Notes for exchange if the exchange offer or the making of any exchange by a holder of the Outstanding Notes would violate any applicable law or applicable interpretations of the staff of the SEC. There is no condition to the exchange offer that a minimum aggregate principal amount of any series of Outstanding Notes be tendered. Please read “The Exchange Offer—Conditions to the Exchange Offer” for more information about the conditions to the exchange offer.

Procedures for Tendering the Outstanding Notes	Each holder of Outstanding Notes that wishes to tender its Outstanding Notes must either:

• complete, sign and date the accompanying letter of transmittal or a facsimile copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed, if required, and deliver the letter of transmittal, together with any other required documents (including the Outstanding Notes), to the exchange agent; or

• if Outstanding Notes are tendered pursuant to book-entry procedures, the tendering holder must deliver a completed and duly executed letter of transmittal or arrange with The Depository Trust Company, or DTC, to cause an agent’s message to be transmitted with the required information (including a book-entry confirmation) to the exchange agent.

As a condition to participating in the exchange offer, holders of Outstanding Notes will be required to represent that the following are true:

• any Exchange Notes to be received by it will be acquired in the ordinary course of its business;

• at the time of the commencement of the exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes in violation of the provisions of the Securities Act;

• it is not an “affiliate” (within the meaning of Rule 405 under the Securities Act) of us or the guarantors of the Exchange Notes; and

• if such holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market-making or other trading activities, then such holder will deliver this prospectus (or, to the extent permitted by law, make available this prospectus to purchasers) in connection with any resale of such Exchange Notes.

For more details, please read “The Exchange Offer — Terms of the Exchange Offer” and “The Exchange Offer — Procedures for Tendering.”

No Guaranteed Delivery Procedures	No guaranteed delivery procedures are being offered in connection with the exchange offer. You must tender your Outstanding Notes by the expiration date in order to participate in the exchange offer.

Withdrawal of Tenders	You may withdraw your tender of Outstanding Notes at any time prior to the expiration date. Any withdrawal must be in accordance with the procedures described in “The Exchange Offer — Withdrawal of Tenders.”

Acceptance of Outstanding Notes and Delivery of Exchange Notes	If you fulfill all conditions required for proper acceptance of Outstanding Notes, we will accept any and all Outstanding Notes that are validly tendered in the exchange offer and not properly withdrawn before 5:00 p.m., New York City time, on the expiration date. We will return to you any Outstanding Notes that we do not accept for exchange without expense promptly after the expiration date. We will deliver the Exchange Notes promptly after the expiration date. Please read “The Exchange Offer—Terms of the Exchange Offer.”

Special Procedures for Beneficial Owners	If you own a beneficial interest in Outstanding Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the Outstanding Notes in the exchange offer, please contact the registered holder as soon as possible and instruct it to tender on your behalf and to comply with our instructions described in this prospectus.

Use of Proceeds	We will not receive any proceeds from the issuance of the Exchange Notes. We are making the exchange offer solely to satisfy our obligations under the Registration Rights Agreements.

Consequences of Failure to Exchange Outstanding Notes	If you do not exchange your Outstanding Notes in the exchange offer, you will continue to hold unregistered Outstanding Notes and you will no longer be able to require us to register the Outstanding Notes under the Securities Act or be entitled to the special interest provisions related thereto, except in the limited circumstances provided under the Registration Rights Agreements. Please read “The Exchange Offer — Consequences of Failure to Exchange.” In addition, you will not be able to resell, offer to resell or otherwise transfer the Outstanding Notes unless we have registered the Outstanding Notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

Fees and Expenses	We will bear all expenses related to the exchange offer. Please read “The Exchange Offer— Fees and Expenses.”

Material U.S. Federal Income Tax Considerations	We believe that the exchange of Outstanding Notes for Exchange Notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read “Certain Material U.S. Federal Income Tax Considerations.”

Exchange Agent	Global Bondholder Services Corporation is serving as the exchange agent for the exchange offer. The address, telephone number and facsimile number of the exchange agent are set forth under “The Exchange Offer—The Exchange Agent.”

Summary of Terms of the Exchange Notes

The form and terms of each series of Exchange Notes will be identical in all material respects to the form and terms of the corresponding series of Outstanding Notes, except for the issue date and that the offer and issuance of the Exchange Notes will be registered under the Securities Act, and the transfer restrictions and registration rights, and related additional interest provisions, applicable to each series of Outstanding Notes will not apply to the corresponding series of Exchange Notes. Each series of Exchange Notes will represent the same principal amount of debt and interest as the corresponding series of Outstanding Notes and will be governed by the same indenture as the corresponding series of Outstanding Notes, which is governed by New York law. We sometimes refer to both the Exchange Notes and the Outstanding Notes as the “Notes.”

The following summary contains basic information about the Exchange Notes and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete description of the Exchange Notes, please see “Description of the 2021/2023 Exchange Notes” and “Description of the 2026/2046 Exchange Notes,” as applicable.

Issuer	Westlake Chemical Corporation, a Delaware corporation.

Exchange Notes Offered	Up to $624,793,000 aggregate principal amount of registered 4.625% Senior Notes due 2021.

Up to $433,793,000 aggregate principal amount of registered 4.875% Senior Notes due 2023.

Up to $750,000,000 aggregate principal amount of registered 3.600% Senior Notes due 2026.

Up to $700,000,000 aggregate principal amount of registered 5.000% Senior Notes due 2046.

Maturity Dates	The 2021 Exchange Notes will mature on February 15, 2021.

The 2023 Exchange Notes will mature on May 15, 2023.

The 2026 Exchange Notes will mature on August 15, 2026.

The 2046 Exchange Notes will mature on August 15, 2046.

Interest Rate and Payment Dates	The 2021 Exchange Notes will have an interest rate of 4.625% per annum payable in cash on February 15 and August 15, beginning on August 15, 2017.

The 2023 Exchange Notes will have an interest rate of 4.875% per annum payable in cash on May 15 and November 15, beginning on May 15, 2017.

The 2026 Exchange Notes will have an interest rate of 3.600% per annum, payable in cash on February 15 and August 15, beginning on August 15, 2017.

The 2046 Exchange Notes will have an interest rate of 5.000% per annum payable in cash on February 15 and August 15, beginning on August 15, 2017.

Interest on the Exchange Notes of a series will accrue from the most recent date on which interest has been paid on the corresponding series of Outstanding Notes or, if no interest has been paid, from and including the date of issuance of the corresponding series of Outstanding Notes. Holders of Outstanding Notes that are accepted for exchange will be deemed to have waived the right, if any, to receive any payment in respect of interest accrued on the Outstanding Notes from the date of the last interest payment date in respect of their Outstanding Notes until the date of the issuance of the Exchange Notes. Consequently, holders of the Exchange

Notes will receive the same interest payments that they would have received had they not accepted the exchange offer. See “Description of the 2021/2023 Exchange Notes — Principal, Maturity and Interest” and “Description of the 2026/2046 Exchange Notes — Principal, Maturity and Interest.”

Relationship with Outstanding Notes

The form and terms of the Exchange Notes offered hereby will be identical in all material respects to the form and terms of the corresponding series of Outstanding Notes, except for the issue date and that the offer and issuance of the Exchange Notes will be registered under the Securities Act, and the transfer restrictions and registration rights, and related additional interest provisions, applicable to each series of Outstanding Notes will not apply to the Exchange Notes. Each series of the corresponding series of the Exchange Notes will bear a different CUSIP number and ISIN number than the corresponding series of Outstanding Notes.

Guarantees

The Exchange Notes will be guaranteed, jointly and severally, by certain subsidiaries of the Company that guarantee certain existing debt of the Company and each of the Company’s future domestic subsidiaries which guarantee any other debt of the Company or any other guarantor in excess of $40 million (the “Guarantors”).

Ranking	The Exchange Notes and the Guarantees will be:

	•	senior unsecured obligations of Westlake and the Guarantors, respectively;

	•	equal in right of payment to existing and future senior unsecured indebtedness of us and the Guarantors, respectively;

	•	effectively subordinated in right of payment to any existing and future secured indebtedness of us and the Guarantors, respectively, to the extent of the value of the assets securing such indebtedness;

	•	senior in right of payment to existing and future subordinated indebtedness of us and the Guarantors, respectively; and

	•	structurally subordinated to existing and future obligations of our and the Guarantors’ subsidiaries, respectively, that do not guarantee the Exchange Notes.

As of December 31, 2016, after giving effect to the exchange offer, the Exchange Notes and Guarantees would have ranked effectively:

		1)	junior in right of payment to:

			•	$150.0 million of secured indebtedness; and

			•	$349.4 million of current liabilities and no long-term indebtedness of our non-Guarantor subsidiaries; and

		2)	pari passu in right of payment with approximately $3.68 billion of our and the Guarantors’ unsecured senior indebtedness.

Optional Redemption	We may, at our option, redeem any series of the Exchange Notes, in whole or in part, at any time and from time to time at the applicable redemption price described under “Description of the 2021/2023 Exchange Notes—Optional Redemption,” and “Description of the 2026/2046 Exchange Notes—Optional Redemption,” plus accrued and unpaid interest, if any, from the Issue Date to the redemption date. See “Description of the 2021/2023 Exchange Notes—Optional Redemption” and “Description of the 2026/2046 Exchange Notes—Optional Redemption.”

No Special Mandatory Redemption	The closing of the Merger occurred on August 31, 2016. As a result, the 2026 Exchange Notes and the 2046 Exchange Notes will not be subject to a special mandatory redemption. See “Description of the 2026/2046 Exchange Notes—Special Mandatory Redemption.”

Change of Control Triggering Event	Upon the occurrence of a Change of Control Triggering Event (as defined under “Description of the 2021/2023 Exchange Notes—Change of Control Triggering Event” or “Description of the 2026/2046 Exchange Notes—Change of Control Triggering Event,” as applicable), we will be required, unless we have exercised our right to redeem the Exchange Notes, to offer to repurchase the applicable series of Exchange Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

Certain Indenture Provisions	The indenture pursuant to which the Exchange Notes will be issued will contain covenants that will, among other things, restrict our and certain of our subsidiaries’ ability to:

• incur certain secured indebtedness;

• engage in certain sale and leaseback transactions; and

• consolidate, merge or transfer all or substantially all of our assets.

These covenants will be subject to significant exceptions. See “Description of the 2021/2023 Exchange Notes—Certain Covenants” and “Description of the 2026/2046 Exchange Notes—Certain Covenants.”

Form and Denomination of Notes	The notes of each series of Exchange Notes will be issued in fully registered form only. The 2021 Exchange Notes and 2023 Exchange Notes will be represented by one or more global notes which will be deposited with a custodian for, and registered in the name of a nominee of, DTC. The 2026 Exchange Notes and 2046 Exchange Notes will initially be represented by one or more global notes which will be deposited with a custodian for, and registered in the name of a nominee of, DTC. The notes of each series will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

No Public Trading Market	Each series of the Exchange Notes is a new issue of securities, and there is currently no established trading market for each series of the Exchange Notes. We do not intend to list any Exchange Notes offered hereby on any national securities exchange or to arrange for quotation on any automated dealer quotation systems. We cannot assure you that an active trading market for the Exchange Notes will develop.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Governing Law	New York.

Risk Factors	For risks related to an investment in the Exchange Notes, please read the section entitled “Risk Factors” in this prospectus and in our filings with the SEC before making an investment decision with respect to the Exchange Notes.

Risk Factors

The exchange offer and an investment in the Exchange Notes involves risks. You should carefully consider the risks and uncertainness described below and in the documents incorporated by reference herein, the information appearing elsewhere in this prospectus and the information in documents incorporated by reference herein, including the risks discussed in our public filings with the SEC (including under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016).

The risks and uncertainties described below and incorporated by reference into this prospectus are not the only ones that we face. Additional risks and uncertainties, including those generally affecting the industry in which we operate, risks that are unknown to us or that we currently deem immaterial and risks and uncertainties generally applicable to companies that have recently undertaken transactions similar to the exchange offer, may also impair our business, the value of your investment and our ability to pay interest on, and repay or refinance, the Exchange Notes.

For a discussion of the risks relating to our business, see “Risk Factors” in Part I, Item 1A, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which is incorporated by reference herein. The risk factors described below and the risks relating to our business incorporated by reference herein could materially impact our business, financial condition and results of operations, as well as the value of the Exchange Notes.

If any of the following risks actually were to occur, our business, financial condition, results of operations or cash flow could be affected materially and adversely. In that case, you could lose all or part of your investment in or fail to achieve the expected return on the Exchange Notes.

Risks Related to the Exchange Offer

If you fail to tender and exchange your Outstanding Notes, you will continue to hold Outstanding Notes subject to existing transfer restrictions and the market value of your unexchanged Outstanding Notes may be adversely affected because they may be more difficult to sell.

If you fail to exchange your Outstanding Notes for Exchange Notes under the exchange offer, you will continue to be subject to the existing transfer restrictions on your Outstanding Notes. In general, the Outstanding Notes may not be offered or sold unless the offer and sale are registered or exempt from registration under the Securities Act and applicable state securities laws. Except in connection with the exchange offer or as required by the applicable Registration Rights Agreement, we do not intend to register the offer and sale of any Outstanding Notes or any resales of any Outstanding Notes.

Any tenders of Outstanding Notes under the exchange offer will reduce the principal amount of the Outstanding Notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any Outstanding Notes that you continue to hold following completion of the exchange offer.

If you wish to tender your Outstanding Notes for exchange, you must comply with the requirements described in this prospectus.

You will receive Exchange Notes in exchange for Outstanding Notes tendered and accepted for exchange pursuant to the exchange offer only after timely receipt by the exchange agent of the Outstanding Notes or a book-entry transfer of Outstanding Notes into the exchange agent’s account at DTC, as depositary, a properly completed and executed letter of transmittal or agent’s message and all other required documentation. If you wish to tender your Outstanding Notes in exchange for the corresponding series of Exchange Notes, you should allow sufficient time to ensure timely delivery of the Outstanding Notes and you should carefully follow the instructions on how to tender your Outstanding Notes. Neither we nor the exchange agent is required to notify you of defects or irregularities in tenders of Outstanding Notes for exchange. Outstanding Notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the Registration Rights Agreements will terminate. See “The Exchange Offer—Procedures for Tendering” and “The Exchange Offer—Consequences of Failure to Exchange.”

The exchange offer may be cancelled or delayed.

Our obligation to accept Outstanding Notes of any series tendered in the exchange offer is subject to certain closing conditions. Please read “The Exchange Offer—Conditions to the Exchange Offer.” We may, at our option and in our sole discretion, assert or waive these conditions. Even if the exchange offer is completed, the exchange offer may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their Exchange Notes, during which time those holders of Outstanding Notes will not be able to effect transfers of their Outstanding Notes tendered for exchange.

Some holders who exchange their Outstanding Notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your Outstanding Notes in the exchange offer for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Any broker-dealer that will receive Exchange Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes.

Risks Related to the Exchange Notes

A holder’s right to receive payments on the Exchange Notes is effectively subordinated to the rights of our existing and future secured creditors. Further, the Guarantees of the Exchange Notes by the Guarantors are effectively subordinated to the Guarantors’ existing and future secured indebtedness

Holders of our secured indebtedness and the secured indebtedness of the Guarantors will have claims that are prior to the claims of holders of the Exchange Notes to the extent of the value of the assets securing that other indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of any secured indebtedness will have prior claim to our assets that constitute their collateral. Holders of the Exchange Notes will participate ratably with all holders of our senior unsecured indebtedness, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. We may apply proceeds of certain asset sales to reduce our secured indebtedness or other secured obligations, but such application will not permanently reduce our ability to incur secured indebtedness and other secured obligations under the indenture in the future. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the Exchange Notes. As a result, holders of the Exchange Notes may receive less, ratably, than holders of secured indebtedness.

Our holding company structure may affect our ability to make payments on the Exchange Notes. Holders of Exchange Notes may be structurally subordinated to the creditors of our non-Guarantor subsidiaries.

We currently conduct our operations through subsidiaries, and our operating income and cash flow are generated by our subsidiaries. As a result, cash we obtain from our subsidiaries is the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations, including payments on the Exchange Notes. In addition, not all of our subsidiaries will guarantee the Exchange Notes, and holders of the Exchange Notes will have a junior position to the claims of creditors, including trade creditors and tort claimants, of our subsidiaries to the extent that such subsidiaries do not guarantee the Exchange Notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-Guarantor subsidiaries, holders of that subsidiary’s indebtedness and its trade creditors will generally be entitled to payment of their claims from the assets of the subsidiary before any assets are made available for distribution to us. The non-Guarantor subsidiaries accounted for approximately 31% of our consolidated net sales for the fiscal year ended December 31, 2016.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require holders of notes to return payments received from guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided or claims in respect of a guarantee could be subordinated to all other debts of the applicable guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee and either:

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged or about to engage in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, a guarantor would be considered insolvent if, at the relevant time, the sum of its debts and other liabilities, including contingent liabilities, was greater than the sum of its assets at a fair valuation, and a guarantor that was generally not then paying its debts as they became due would be presumed to be insolvent.

The lenders under our revolving credit facility have the discretion to release guarantors under such facility in a variety of circumstances, which will cause those guarantors to be released from their guarantees of the Exchange Notes.

The lenders under our unsecured revolving credit facility (the “Revolving Credit Agreement”) have, the discretion to release the guarantees under such facility in a variety of circumstances. Any of our subsidiaries that are released as guarantors of the Revolving Credit Agreement will automatically be released as Guarantors of the Exchange Notes. In addition, any of our future subsidiaries are only required to provide a Guarantee of the Exchange Notes to the extent they guarantee more than $40.0 million of indebtedness of Westlake or a Guarantor. You will not have a claim as a creditor against any subsidiary that is no longer a Guarantor of the Exchange Notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to your claims as a holder of the Exchange Notes.

Our level of debt, including substantial additional debt that we incurred in connection with the Merger, could adversely affect our ability to operate our business.

As of December 31, 2016, our indebtedness, including current maturities, totaled $3.8 billion, and our debt represented approximately 50% of our total capitalization. Our annual interest expense for 2016 was

$79.5 million, net of interest capitalized of $10.4 million. In connection with the acquisition of Axiall, we substantially increased our indebtedness, which could adversely affect our ability to fulfill our obligations and have a negative impact on our financing options and liquidity position.

Our level of debt and the limitations imposed on us by our existing or future debt agreements could have significant consequences on our business and future prospects, including the following:

•	a portion of our cash flows from operations will be dedicated to the payment of interest and principal on our debt and will not be available for other purposes, including the payment of dividends;

•	we may not be able to obtain necessary financing in the future for working capital, capital expenditures, acquisitions, debt service requirements or other purposes;

•	our less leveraged competitors could have a competitive advantage because they have greater flexibility to utilize their cash flows to improve their operations;

•	we may be exposed to risks inherent in interest rate fluctuations because some of our borrowings are at variable rates of interest, which would result in higher interest expense in the event of increases in interest rates;

•	we could be vulnerable in the event of a downturn in our business that would leave us less able to take advantage of significant business opportunities and to react to changes in our business and in market or industry conditions; and

•	should we pursue additional expansions of existing assets or acquisition of third party assets, we may not be able to obtain additional liquidity at cost effective interest rates.

These factors could be magnified or accelerated to the extent we were to finance future acquisitions with significant amounts of debt.

To service our indebtedness and fund our capital requirements, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures and pay cash dividends will depend on our ability to generate cash in the future, including any distributions that we may receive from Westlake Partners. This is subject to general economic, financial, currency, competitive, legislative, regulatory and other factors that are beyond our control.

Our business may not generate sufficient cash flow from operations, we may not receive sufficient distributions from Westlake Partners, currently anticipated cost savings and operating improvements may not be realized on schedule and future borrowings may not be available to us under the Revolving Credit Agreement in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We also generate revenues denominated in currencies other than that of our indebtedness and may have difficulty converting those revenues into the currency of our indebtedness. We may need to refinance all or a portion of our indebtedness on or before maturity. In addition, we may not be able to refinance any of our indebtedness, including the Revolving Credit Agreement and the Exchange Notes, on commercially reasonable terms or at all. All of these factors could be magnified if we were to finance any future acquisitions with significant amounts of debt.

The market prices of the Exchange Notes may be volatile.

The market prices of the Exchange Notes will depend on many factors that may vary over time, some of which are beyond our control, including:

•	our financial performance;

•	the amount of indebtedness we have outstanding;

•	market interest rates;

•	the market for similar securities;

•	competition;

•	the size and liquidity of the market for the Exchange Notes; and

•	general economic conditions.

As a result of these factors, you may only be able to sell your Exchange Notes at prices below those you believe to be appropriate, including prices below the price you paid for the Outstanding Notes of the corresponding series.

Changes in our credit ratings may adversely affect the value of the Exchange Notes.

We cannot provide assurance as to the credit ratings that may be assigned to the Exchange Notes or that any such credit ratings will remain in effect for any given period of time or that any such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances warrant such an action. Further, any such ratings will be limited in scope and will not address all material risks relating to an investment in the Exchange Notes, but rather will reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could adversely affect the market value of the Exchange Notes and increase our corporate borrowing costs.

There may be no active trading market for the Exchange Notes, and, if one develops, it may not be liquid.

Each series of the Exchange Notes will constitute a new issue of securities for which there is no established trading market. Although the offer and issuance of the Exchange Notes will be registered under the Securities Act, we do not intend to have the Exchange Notes listed on a national securities exchange or included in any automated quotation system. If the Exchange Notes are traded after their initial issuance, they may trade at a discount from the initial offering price of the corresponding series of Outstanding Notes or from the price of the corresponding series of Outstanding Notes as the time they are exchanged for Exchange Notes, depending on many factors, including prevailing interest rates, the market for similar securities, general economic conditions, our credit rating, the price and volatility of our common stock, our operating performance and financial condition and other factors. As a result, we cannot ensure you that you will be able to sell any of the Exchange Notes at a particular time, at attractive prices, or at all.

An active trading market for each series of the Exchange Notes may not develop and, if one develops, it may not be liquid. To the extent that an active trading market for any series of the Exchange Notes does not develop, the liquidity and trading prices for such series of the Exchange Notes may be harmed. Thus, you may not be able to liquidate your investment rapidly or at all, and, if applicable, your lenders may not readily accept the Exchange Notes as collateral for loans.

We may be unable to repurchase the Exchange Notes upon a Change of Control Triggering Event.

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the Exchange Notes, we will be required to make an offer to repurchase the Exchange Notes in cash at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase. However, we may not be able to repurchase the Exchange Notes upon a Change of Control Triggering Event because we may not have sufficient funds to do so. We may also be required to offer to repurchase certain of our other debt upon a change of control and such event may give rise to an event of default under our Revolving Credit Agreement. In addition, agreements governing indebtedness incurred in the future may restrict us from repurchasing the

Exchange Notes in the event of a Change of Control Triggering Event. Any failure to repurchase properly tendered Exchange Notes would constitute an event of default under the indenture governing the Exchange Notes, which could, in turn, cause an acceleration of our other indebtedness. See “Description of the 2021/2023 Exchange Notes—Change of Control Triggering Event” and “Description of the 2026/2046 Exchange Notes—Change of Control Triggering Event.”

The Exchange Offer

Purpose of the Exchange Offer

We issued the Outstanding Notes in transactions that were exempt from or not subject to the registration requirements of the Securities Act and we sometimes refer in this prospectus to such Outstanding Notes as not being registered under the Securities Act. Accordingly, the Outstanding Notes are subject to transfer restrictions. In general, you may not offer or sell the Outstanding Notes unless either the offer and sale is registered under the Securities Act or the offer or sale is exempt from or not subject to registration under the Securities Act and applicable state securities laws.

In connection with the issuances of the Outstanding Notes, we entered into the corresponding Registration Rights Agreement, pursuant to which we agreed, among other things, to use our commercially reasonable efforts to (i) cause to be filed a registration statement relating to a registered offer to exchange each series of the Outstanding Notes for the corresponding series of the Exchange Notes and (ii) have the registration statement become and remain effective until 120 days after such effective date.

We are conducting the exchange offer to satisfy our obligations under the Registration Rights Agreements. If a “registration default” (as defined in the Registration Rights Agreements) occurs, then additional interest shall accrue on the principal amount of the Outstanding Notes that are “registrable securities” (as defined in the Registration Rights Agreements) at a rate of 0.25% per annum for the first 90-day period beginning on the day immediately following such registration default (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, up to a maximum increase of 0.50% per annum).

The exchange offer consists of separate, independent exchange offers for each series of Outstanding Notes. The form and terms of each series of Exchange Notes will be identical in all material respects to the form and terms of the corresponding series of Outstanding Notes, except for the issue date and that the offer and issuance of the Exchange Notes will be registered under the Securities Act, and the transfer restrictions and registration rights, and related additional interest provisions, applicable to each series of the Outstanding Notes will not apply to the corresponding series of the Exchange Notes.

The exchange offer is not being made to holders of the Outstanding Notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.

Resale of Exchange Notes

Based on no-action letters of the SEC staff issued to third parties, we believe that the Exchange Notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery provisions of the Securities Act if:

•	such Exchange Notes are acquired by you in the ordinary course of your business;

•	you are not engaged in, do not intend to engage in a distribution (within the meaning of the Securities Act) of the Exchange Notes, and you have no arrangement or understanding with any person or entity to participate in the distribution of the Exchange Notes;

•	you are not a broker-dealer who acquired the Outstanding Notes directly from us; and

•	you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of us or the Guarantors of the Exchange Notes.

The SEC staff, however, has not considered the exchange offer for the Exchange Notes in the context of a no-action letter, and the SEC staff may not make a similar determination as in the no-action letters issued to these third parties.

If you tender in the exchange offer with the intention of participating in any manner in a distribution (within the meaning of the Securities Act) of the Exchange Notes, if you have any arrangement or understanding with any person to participate in a distribution of the Exchange Notes to be acquired in the exchange offer, or if you otherwise acquire the Exchange Notes for the purpose of distributing them, you

•	cannot rely on such interpretations by the SEC staff; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes, and be identified as an underwriter in the prospectus.

Unless an exemption from registration is otherwise available, any securityholder intending to distribute Exchange Notes must be covered by an effective registration statement under the Securities Act. The registration statement should contain the selling securityholder’s information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act.

This prospectus may be used for an offer to resell, resale or other transfer of Exchange Notes only as specifically described in this prospectus. Failure to comply with the registration and prospectus delivery requirements by a holder of Exchange Notes subject to these requirements could result in that holder incurring liability for which it is not indemnified by us. If you are a broker-dealer, you may participate in the exchange offer only if you acquired the Outstanding Notes for your own account as a result of market-making activities or other trading activities. Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be deemed to be an “underwriter” within the meaning of the Securities Act and must acknowledge by way of the letter of transmittal that it will deliver this prospectus in connection with any resale of the Exchange Notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of Exchange Notes.

Terms of the Exchange Offer

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, up to $624,793,000 aggregate principal amount of Outstanding 2021 Notes, $433,793,000 aggregate principal amount of Outstanding 2023 Notes, $750,000,000 aggregate principal amount of Outstanding 2026 Notes and $700,000,000 aggregate principal amount of Outstanding 2046 Notes, for a like aggregate principal amount of the corresponding series of Exchange Notes the offer and issuance of which have been registered under the Securities Act. The Outstanding Notes must be tendered properly in accordance with the conditions set forth in this prospectus and the accompanying letter of transmittal on or prior to the expiration date of the exchange offer and not properly withdrawn as permitted below. In exchange for Outstanding Notes properly tendered and accepted, we will issue a like total principal amount of up to $624,793,000 aggregate principal amount of 2021 Exchange Notes, $433,793,000 aggregate principal amount of 2023 Exchange Notes, $750,000,000 aggregate principal amount of 2026 Exchange Notes and $700,000,000 aggregate principal amount of 2046 Exchange Notes, in each case, of the corresponding series. This prospectus, together with the letter of transmittal, is first being sent on or about March 27, 2017, to all holders of Outstanding Notes known to us.

Our obligation to accept Outstanding Notes for exchange in the exchange offer is subject to the conditions described below under the heading “Conditions to the Exchange Offer.” The exchange offer for each series of Outstanding Notes is not conditioned upon holders tendering a minimum principal amount of Outstanding Notes of such series or upon the consummation of the exchange offer for Outstanding Notes of any other series. Outstanding Notes may be tendered only for Exchange Notes of the corresponding series and only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

As of the date of this prospectus, $624,793,000 aggregate principal amount of Outstanding 2021 Notes are outstanding, $433,793,000 aggregate principal amount of Outstanding 2023 Notes are outstanding, $750,000,000 aggregate principal amount of Outstanding 2026 Notes are outstanding and $700,000,000 aggregate principal amount of Outstanding 2046 Notes are outstanding. There will be no fixed record date for determining registered holders of Outstanding Notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the Registration Rights Agreements, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC. Outstanding Notes that are not properly tendered for exchange in the exchange offer, or that are tendered but we do not accept, will remain outstanding and continue to accrue interest. These Outstanding Notes will be entitled to the rights and benefits such holders have under the indenture governing the Outstanding Notes but will not retain any rights under the Registration Rights Agreements, except as otherwise specified therein. Existing transfer restrictions would continue to apply to such Outstanding Notes. See “Risk Factors—Risks Relating to the Exchange Offer — If you fail to tender and exchange the Outstanding Notes, you will continue to hold the Outstanding Notes subject to existing transfer restrictions and the market value of your unexchanged Outstanding Notes may be adversely affected because they may be more difficult to sell” for more information regarding Outstanding Notes outstanding after the exchange offer.

None of us, our board of directors or our management recommends that you tender or not tender Outstanding Notes in the exchange offer or has authorized anyone to make any recommendation. You must decide whether to tender in the exchange offer and, if you decide to tender, the aggregate amount of your Outstanding Notes to tender.

We will be deemed to have accepted for exchange properly tendered Outstanding Notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the Registration Rights Agreements. The exchange agent will act as agent for the tendering holders of the Outstanding Notes for the purposes of receiving the corresponding Exchange Notes from us.

If you tender Outstanding Notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of Outstanding Notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. Please read “—Fees and Expenses” for more details regarding fees and expenses that we expect to pay in connection with the exchange offer.

We will return any Outstanding Notes that we do not accept for exchange for any reason without expense to their tendering holders promptly after the expiration or termination of the exchange offer.

Expiration Date

The expiration date for the exchange offer for each series of Outstanding Notes is 5:00 p.m., New York City time, on April 24, 2017, or such later date and time to which we extend the exchange offer for such series. We may extend the period for each series independently.

Extensions, Delays in Acceptance, Termination or Amendment

We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any Outstanding Notes by giving oral or written notice of such extension to their holders at any time until the exchange offer expires or terminates. During any such extensions, all Outstanding Notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

To extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the holders of Outstanding Notes of the extension via a press release issued no later than 9:00 a.m. New York City time on the business day after the previously scheduled expiration date.

If any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied, we reserve the right, in our sole discretion

•	to delay accepting for exchange any Outstanding Notes,

•	to extend the exchange offer, or

•	to terminate the exchange offer,

by giving oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the Registration Rights Agreements, we also reserve the right to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice thereof to holders of the Outstanding Notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The prospectus supplement will be distributed to holders of the Outstanding Notes. Depending upon the significance of the amendment and the manner of disclosure to holders, we will extend the exchange offer if it would otherwise expire during such period. If an amendment constitutes a material change to the exchange offer, including the waiver of a material condition, we will extend the exchange offer, if necessary, to remain open for at least five business days after the date of the amendment.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue any series of Exchange Notes for, any Outstanding Notes if the exchange offer for such series, or the making of any exchange by a holder of Outstanding Notes, would violate any applicable law or applicable interpretations of the staff of the SEC. We may terminate the exchange offer as provided in this prospectus before accepting Outstanding Notes for exchange in the event of such a potential violation.

In furtherance of the foregoing, we will not be obligated to accept for exchange the Outstanding Notes of any holder that has not made to us the representations described under “—Procedures for Tendering” and “Plan of Distribution” and such other representations in each case as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the Exchange Notes under the Securities Act.

Additionally, we will not accept for exchange any Outstanding Notes tendered, and will not issue Exchange Notes in exchange for any such Outstanding Notes, if at such time any stop order has been threatened or is in effect with respect to the exchange offer registration statement of which this prospectus constitutes a part or the qualification of the indenture governing the Exchange Notes under the Trust Indenture Act of 1939.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any Outstanding Notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will promptly give oral or written notice of any extension, amendment, non- acceptance or termination to the holders of the Outstanding Notes.

These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times prior to the expiration of the exchange offer in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offer. If we determine that a waiver of conditions materially changes the exchange offer for any series of Outstanding Notes, the prospectus will be amended or supplemented, and the exchange offer for that series extended, if appropriate, as described under “Terms of the Exchange Offer.”

Procedures for Tendering

To participate in the exchange offer, you must properly tender your Outstanding Notes to the exchange agent as described below. We will only issue Exchange Notes in exchange for the corresponding Outstanding Notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the Outstanding Notes, and you should follow carefully the instructions on how to tender your Outstanding Notes. It is your responsibility to properly tender your Outstanding Notes. We have the right to waive any defects. However, we are not required to waive defects, and neither we nor the exchange agent is required to notify you of any defects in your tender.

If you have any questions or need help in exchanging your Outstanding Notes, please call the exchange agent whose address and phone number are set forth under “—The Exchange Agent” below.

Except as set forth below, a holder of Outstanding Notes who wishes to tender Outstanding Notes for exchange must, on or prior to 5:00 p.m. New York City time on the expiration date:

•	transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal (including Outstanding Notes), to the exchange agent, Global Bondholder Services Corporation, at the address set forth “—The Exchange Agent” below; or

•	if Outstanding Notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must deliver a completed and duly executed letter of transmittal or arrange with the Depository Trust Company, or DTC, to cause an agent’s message to be transmitted with the required information (including a book-entry confirmation), to the exchange agent at the address set forth “—The Exchange Agent” below.

In addition, on or prior to 5:00 p.m. New York City time on the expiration date:

•	the exchange agent must receive the certificates for the Outstanding Notes and the letter of transmittal;

•	the exchange agent must receive a timely confirmation of the book-entry transfer of the Outstanding Notes being tendered into the exchange agent’s account at DTC, along with the letter of transmittal or an agent’s message.

The letter of transmittal or agent’s message may be delivered by mail, facsimile, hand delivery or overnight carrier, to the exchange agent.

The term “agent’s message” means a message transmitted to the exchange agent by DTC which states that DTC has received an express and unconditional acknowledgment that the tendering holder of Outstanding Notes agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

The method of delivery of the certificates for the Outstanding Notes, the letter of transmittal and all other required documents is at the election and sole risk of the holders. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured, or overnight delivery service. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or Outstanding Notes should be sent directly to us. Delivery is complete when the exchange agent actually receives the items to be delivered. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.

Book-Entry Transfers

For tenders by book-entry transfer of Outstanding Notes cleared through DTC, the exchange agent will make a request to establish an account at DTC for purposes of the exchange offer. Any financial institution that is a DTC participant may make book-entry delivery of Outstanding Notes by causing DTC to transfer the

Outstanding Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may use the Automated Tender Offer Program, or ATOP, procedures to tender Outstanding Notes. By using the ATOP procedures to exchange Outstanding Notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it. Accordingly, any participant in DTC may make book-entry delivery of Outstanding Notes by causing DTC to transfer those Outstanding Notes into the exchange agent’s account in accordance with its ATOP procedures for transfer.

Notwithstanding the ability of holders of Outstanding Notes to effect delivery of Outstanding Notes through book-entry transfer at DTC, the letter of transmittal or a facsimile thereof, or an agent’s message in lieu of the letter of transmittal, with any required signature guarantees and any other required documents must be transmitted to and received by the exchange agent prior to the expiration date at the address set forth “—The Exchange Agent” below.

No Guaranteed Delivery

There is no procedure for guaranteed late delivery of the Outstanding Notes.

If you beneficially own Outstanding Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Outstanding Notes in the exchange offer, you should contact the registered holder as soon as possible and instruct the registered holder to tender your Outstanding Notes on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

If you tender fewer than all of your Outstanding Notes, you should fill in the amount of Outstanding Notes tendered in the appropriate box on the letter of transmittal. If you do not indicate the amount tendered in the appropriate box, the letter of transmittal provides that you are tendering all Outstanding Notes that you hold.

Determinations Under the Exchange Offer

We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered Outstanding Notes and withdrawal of tendered Outstanding Notes. Our determination will be final and binding on all parties. We reserve the absolute right to reject any Outstanding Notes not properly tendered or any Outstanding Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular Outstanding Notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of Outstanding Notes must be cured within such time as we shall determine. Neither we, any of our affiliates or assigns, the exchange agent nor any other person is under any obligation to give notice of any defects or irregularities with respect to tenders of Outstanding Notes nor will any such person incur any liability for failure to give such notification. Tenders of Outstanding Notes will be invalid and will not be deemed made until such defects or irregularities have been cured or waived. Any Outstanding Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder of Outstanding Notes promptly following the expiration date of the exchange offer.

If any letter of transmittal, endorsement, bond power, power of attorney, or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must indicate such capacity when signing. In addition, unless waived by us, the person must submit proper evidence satisfactory to us, in our sole discretion, of his or her authority to so act. A beneficial owner of Outstanding Notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian should contact that entity promptly if the holder wants to participate in the exchange offer.

Return of Outstanding Notes Not Accepted or Exchanged

If we do not accept a holder’s tendered Outstanding Notes for exchange or if Outstanding Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Outstanding Notes will be returned without expense to their tendering holder. Such non-exchanged Outstanding Notes tendered by book-entry transfer will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

Your Representations to Us.

To participate in the exchange offer, we require that you represent to us that, among other things:

•	any Exchange Notes that you receive will be acquired in the ordinary course of your business;

•	at the time of the commencement of the exchange offer, you have no arrangement or understanding with any person or entity to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes in violation of the provisions of the Securities Act;

•	you are not an “affiliate” (within the meaning of Rule 405 under the Securities Act) of us or the Guarantors of the Exchange Notes; and

•	if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities, then you will deliver this prospectus (or, to the extent permitted by law, make this prospectus available to purchasers) in connection with any resale of your Exchange Notes.

By tendering your Outstanding Notes, you will be deemed to have made these representations to us.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender of Outstanding Notes at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

For a withdrawal to be effective, you must (A) send to the exchange agent, a written notice of withdrawal setting forth your name, the principal amount of Outstanding Notes delivered for exchange, the name of the registered holder of the Outstanding Notes if different from the person withdrawing the Outstanding Notes, and a statement that you are withdrawing your election to have such Outstanding Notes exchanged or (B) effecting such withdrawal in compliance with the appropriate ATOP procedures, specifying the name and number of the account at DTC to be credited with withdrawn Outstanding Notes.

You may not rescind withdrawals of tender; however you may retender properly withdrawn Outstanding Notes by following the procedures described under “—Procedures for Tendering” above at any time on or prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

We will determine all questions as to the validity, form, eligibility, time of receipt and acceptance of a notice of withdrawal. Our determination of these questions as well as our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal) shall be final and binding on all parties. Neither us, any of our affiliates or assigns, the exchange agent nor any other person is under any obligation to give notice of any irregularities in any notice of withdrawal, nor will they be liable for failing to give any such notice. We will deem any Outstanding Notes so properly withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

In the case of Outstanding Notes tendered by book-entry transfer through DTC, the Outstanding Notes timely and properly withdrawn or not exchanged for any reason will be credited to an account maintained with DTC. Withdrawn Outstanding Notes will be returned to the holder after withdrawal. This crediting or return will take place promptly after withdrawal, rejection of tender, expiration or termination of the exchange offer. Any Outstanding Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to the holder.

Exchange Agent

Global Bondholder Services Corporation has been appointed as exchange agent and information agent for the exchange offer. Any questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal, should be directed as follows:

The Information Agent for the Exchange Offer is:

Global Bondholder Services Corporation

65 Broadway–Suite 404

New York, New York 10006

Attention: Corporate Actions

Banks and Brokers call: (212) 430-3774

Toll free: (866) 470-3800

The Exchange Agent for the Exchange Offer is:

Global Bondholder Services Corporation

By facsimile (for eligible institutions only): (212) 430-3775/3779

Confirmation: (212) 430-3774

If you deliver letters of transmittal and any other required documents to an address or facsimile number other than those listed above, your tender is invalid.

Fees and Expenses

We will bear the expenses of soliciting tenders with respect to the exchange offer. The principal solicitation is being made by mail; however, we may make additional solicitation by e-mail, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of- pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	all registration and filing fees and expenses;

•	all fees and expenses of compliance with federal securities and state “blue sky” or securities laws;

•	our accounting fees, legal fees, disbursements and printing, messenger and delivery services, and telephone costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of Outstanding Notes under the exchange offer. If, however, Exchange Notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the Outstanding Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Outstanding Notes in connection with the exchange offer, then the holder must pay any such transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Exchange

Holders who desire to tender their Outstanding Notes in exchange for the corresponding series of Exchange Notes should allow sufficient time to ensure timely delivery. Neither the exchange agent nor Enable is under any duty to give notification of defects or irregularities with respect to the tenders of notes for exchange.

If you do not exchange your Outstanding Notes for Exchange Notes under the exchange offer, the Outstanding Notes you hold will continue to be subject to the existing restrictions on transfer, will continue to accrue interest but will not retain any rights under the Registration Rights Agreements, except as otherwise provided therein. In general, you may not offer or sell the Outstanding Notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not intend to register Outstanding Notes under the Securities Act unless the Registration Rights Agreements require us to do so.

Accounting Treatment

We will record the Exchange Notes in our accounting records at the same carrying value as the corresponding Outstanding Notes. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer, other than the recognition of the fees and expenses of the offering as stated under “—Fees and Expenses.”

Other

Participation in the exchange offer is voluntary, and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered Outstanding Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any Outstanding Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered Outstanding Notes.

Use of Proceeds

The exchange offer is intended to satisfy our obligations under the Registration Rights Agreements. We will not receive any cash proceeds from the issuance of the Exchange Notes in the exchange offer. In consideration for issuing the Exchange Notes as contemplated by this prospectus, we will receive the corresponding series of Outstanding Notes in an equal principal amount. The form and terms of the Exchange Notes will be identical in all material respects to the form and terms of the corresponding series of the Outstanding Notes, except for the issue date and that the offer and issuance of the Exchange Notes are registered under the Securities Act, and the transfer restrictions and registration rights, and related additional interest provisions, applicable to each series of Outstanding Notes will not apply to the corresponding series of the Exchange Notes. Outstanding Notes surrendered in exchange for the corresponding series of Exchange Notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the Exchange Notes will not result in any change in the aggregate principal amount of our outstanding indebtedness.

Ratio of Earnings to Fixed Charges

The following table presents our historical consolidated ratio of earnings to fixed charges for the periods shown.

Year Ended December 31,
2016	2015	2014	2013	2012
5.1x	14.3x	17.7x	16.1x	9.9x

We have computed the ratios of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, “earnings” consist of earnings before income taxes plus fixed charges and equity distributions less net capitalized interest and equity investment income. “Fixed charges” consist of interest expense, capitalized interest, amortization of debt issuance costs and that portion of operating lease rental expense (one-third) we have deemed to represent the interest factor of such expense.

Description of the 2021/2023 Exchange Notes

In this description, the words “Westlake,” “Company,” “us,” “our” or “we” refer only to Westlake Chemical Corporation and not any of its subsidiaries. In this description, the term “Outstanding 2021 Notes” refers to the $624,793,000 aggregate principal amount of our outstanding unregistered 4.625% Senior Notes due 2021 that were issued in a private exchange offer on September 7, 2016, the term “Outstanding 2023 Notes” refers to the $433,793,000 in aggregate principal amount of our outstanding unregistered 4.875% Senior Notes due 2023 that were issued a private exchange offer on September 7, 2016, the term “2021 Exchange Notes” refers to the registered 4.625% Senior Notes due 2021 offered hereby in exchange for the Outstanding 2021 Notes, the term “2023 Exchange Notes” refers to the registered 4.875% Senior Notes due 2023 offered hereby in exchange for the Outstanding 2023 Notes, the term “Outstanding Notes” refers to the Outstanding 2021 Notes and the Outstanding 2046 Notes, collectively, the term “Exchange Notes” refers to the 2021 Exchange Notes and the 2023 Exchange Notes, collectively, and the term “notes” refers to the Exchange Notes and the Outstanding Notes, collectively, in each case, unless the context otherwise requires.

The following description is a summary of the material provisions of the notes and the indenture governing the notes. This summary is not complete and is subject to, and qualified by reference to, all of the provisions of the indenture governing the notes and the notes. We urge you to read the indenture governing the notes and the notes because they, and not this description, define your rights as holders of the Exchange Notes.

General

Westlake and certain of the Guarantors have entered into an indenture dated as of January 1, 2006, which we refer to as the “indenture,” by and among Westlake, the subsidiary guarantors listed therein and The Bank of New York Mellon Trust Company, N.A., as successor to JPMorgan Chase Bank, National Association, as trustee, pursuant to which Westlake may issue multiple series of debt securities from time to time. Westlake issued the Outstanding 2021 Notes and the Outstanding 2023 Notes under the indenture as amended and supplemented by the ninth supplemental indenture thereto, which we refer to as the “ninth supplemental indenture.” Westlake will issue the 2021 Exchange Notes and the 2023 Exchange Notes under the indenture as amended and supplemented by the ninth supplemental indenture. The terms of the 2021 Exchange Notes and the 2023 Exchange Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The Outstanding 2021 Notes, the Outstanding 2023 Notes, the 2021 Exchange Notes and the 2023 Exchange Notes are each a separate series of debt securities under the indenture.

The indenture does not limit the amount of debt securities that may be issued under the indenture. As of December 31, 2016, approximately $3.26 billion of debt securities were outstanding under the indenture. We may issue additional debt securities under the indenture from time to time in one or more series. We may from time to time, without giving notice to or seeking the consent of the holders of the Exchange Notes offered hereby, issue debt securities having the same terms (except for the issue date, and, in some cases, the public offering price and, to the extent applicable, the first date of interest accrual and the first interest payment date) as, and ranking equally and ratably with, the Exchange Notes of any series offered hereby. Any additional debt securities having such similar terms, together with such series of Exchange Notes offered hereby, will constitute a single series of debt securities under the indenture, including for purposes of voting. No such additional debt securities may be issued if an “event of default” (as such term is defined below) has occurred and is continuing with respect to the Exchange Notes of any series offered hereby.

The form and terms of each series of Exchange Notes will be identical in all material respects to the form and terms of the corresponding series of Outstanding Notes, except for the issue date and that the offer and issuance of the Exchange Notes will be registered under the Securities Act, and the transfer restrictions and registration rights, and related additional interest provisions, applicable to the Outstanding Notes will not apply to the corresponding Exchange Notes. Each series of Exchange Notes will represent the same principal amount of debt and interest as the corresponding series of Outstanding Notes. The Exchange Notes will be issued as

“additional notes” under the ninth supplemental indenture pursuant to which the Outstanding 2021 Notes and the Outstanding 2023 Notes were issued. The Exchange Notes are expected to bear a different CUSIP number and ISIN number than the corresponding series of the Outstanding Notes. Any unexchanged Outstanding 2021 Notes and Outstanding 2023 Notes that remain outstanding after the applicable exchange offer will not be aggregated with the 2021 Exchange Notes or the 2023 Exchange Notes, as applicable.

The registered holder of an Exchange Note will be treated as the owner of such Exchange Note for all purposes. Only registered holders of Exchange Notes will have rights under the indenture as amended and supplemented by the ninth supplemental indenture thereto.

Principal, Maturity and Interest

Westlake issued the Outstanding 2021 Notes in an aggregate principal amount of $624,793,000. Westlake will issue up to $624,793,000 in aggregate principal amount of the 2021 Exchange Notes in exchange for Outstanding 2021 Notes in the exchange offer. The 2021 Exchange Notes will mature on February 15, 2021. Interest on the 2021 Exchange Notes will accrue at the rate of 4.625% per annum and will be payable semi-annually in arrears on February 15 and August 15, commencing on August 15, 2017. Westlake will make each interest payment to the holders of record of the 2021 Exchange Notes on the immediately preceding February 1 and August 1 (whether or not a business day).

Westlake issued the Outstanding 2023 Notes in an aggregate principal amount of $433,793,000. Westlake will issue up to $433,793,000 aggregate principal amount of the 2023 Exchange Notes in exchange for Outstanding 2023 Notes in the exchange offer. The 2023 Exchange Notes will mature on May 15, 2023. Interest on the 2023 Exchange Notes will accrue at the rate of 4.875% per annum and will be payable semi-annually in arrears on May 15 and November 15, commencing on May 15, 2017. Westlake will make each interest payment to the holders of record of the 2023 Exchange Notes on the immediately preceding May 1 and November 1 (whether or not a business day).

Interest on the 2021 Exchange Notes will accrue from February 15, 2017, or if interest has since been paid on the Outstanding 2021 Notes, from and including the date it was paid. Interest on the 2023 Exchange Notes will accrue from November 15, 2016, or if interest has since been paid on the Outstanding 2023 Notes, from and including the date it was paid. Holders of Outstanding Notes that are accepted for exchange will be deemed to have waived the right, if any, to receive any payment in respect of interest accrued on the Outstanding Notes from the date of the last interest payment date in respect of their Outstanding Notes until the date of the issuance of the Exchange Notes. Consequently, holders of the Exchange Notes will receive the same interest payments that they would have received had they not accepted the exchange offer. In no event will interest be payable for the same period under both an Outstanding Note tendered for exchange and the corresponding Exchange Note issued in respect of such Outstanding Note. Interest will be computed on the basis of a 360-day year of twelve 30-day months. If the principal of or any premium or interest on the Exchange Notes is payable on a day that is not a business day, the payment will be made on the following business day and no interest shall accrue for the intervening period. For these purposes, a “business day” is any day that is not a Saturday, a Sunday or a day on which banking institutions in any of New York, New York or Houston, Texas is authorized or obligated by law, regulation or executive order to remain closed.

The 2021 Exchange Notes and the 2023 Exchange Notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof in book-entry form only. See “—Book-Entry, Form and Delivery.”

Guarantees

Westlake’s payment obligations under the Exchange Notes will be guaranteed by the guarantors (the “Guarantors”), which shall initially consist of the subsidiaries of Westlake that guarantee the Outstanding Notes and the Revolving Credit Agreement. The Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent transfer or conveyance under applicable law. See “Risk Factors—Risks Related to the Exchange Notes—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require holders of notes to return payments received from guarantors.”

The Exchange Notes will also be guaranteed by each of Westlake’s future Domestic Subsidiaries which guarantees any other Debt of Westlake or any other Guarantor in excess of $40 million.

The Guarantee of a Guarantor will be released:

•	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Westlake or a Subsidiary of Westlake;

•	in connection with any sale or other disposition of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) Westlake or a Subsidiary of Westlake;

•	upon legal defeasance or satisfaction and discharge of the Exchange Notes of a series as provided in this prospectus under the caption “—Defeasance and Discharge;” or

•	at such time as such Guarantor ceases to guarantee any Debt of Westlake or a Guarantor in excess of $40 million other than Debt under one or more series of securities issued pursuant to the indenture; provided that, if such Guarantor solely guarantees Debt under one or more series of securities issued pursuant to the indenture, the guarantees of each such series of securities may be released concurrently.

Ranking

The Exchange Notes and the Guarantees of each series of Exchange Notes will be senior unsecured obligations of Westlake and each of the Guarantors, respectively, and will rank equally in right of payment with all existing and future unsecured and unsubordinated obligations of Westlake and such Guarantor, respectively. As of December 31, 2016, we had an aggregate of approximately $3.68 billion of unsecured and unsubordinated indebtedness.

The Exchange Notes and the Guarantees of each series of Exchange Notes will effectively rank junior to all existing and future secured indebtedness of Westlake and the Guarantors, respectively, to the extent of the value of the assets securing such indebtedness. As of December 31, 2016, neither Westlake nor any of the Guarantors had any secured indebtedness. In the event of any distribution or payment of Westlake’s or any Guarantors’ assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to such assets that constitute their collateral. Holders of the Exchange Notes of each series will participate ratably with all holders of our senior unsecured indebtedness, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. See “Risk Factors—Risks Related to the Exchange Notes— A holder’s right to receive payments on the Exchange Notes is effectively subordinated to the rights of our existing and future secured creditors. Further, the Guarantees of the Exchange Notes of each series by the Guarantors are effectively subordinated to the Guarantors’ existing and future secured indebtedness.”

In addition, not all of our subsidiaries will guarantee the Exchange Notes of each series. In the event of a bankruptcy, liquidation or reorganization of any of these non-Guarantor subsidiaries, that non-Guarantor subsidiary will pay the holders of its debt and its trade creditors before it will be able to distribute any of its assets to us. Accordingly, the Exchange Notes of each series will be effectively subordinated to creditors, including trade creditors, if any, of our non-Guarantor subsidiaries. The non-Guarantor subsidiaries accounted for approximately 31% of our consolidated net sales for the fiscal year ended December 31, 2016.

Optional Redemption

Optional Redemption for the 2021 Exchange Notes

The 2021 Exchange Notes will be redeemable at our option, in whole or in part, at any time and from time to time prior to February 15, 2018, in principal amounts of $1,000 and integral multiples of $1,000 in excess thereof, provided that the unredeemed portion of a note must be in a minimum principal amount of $2,000, for a redemption price equal to:

•	100% of the principal amount of the 2021 Exchange Notes to be redeemed; plus

•	the 2021 Exchange Notes Applicable Premium,

and, in each case, accrued and unpaid interest to the redemption date.

In addition, at any time on or after February 15, 2018, the 2021 Exchange Notes will be redeemable at our option, in whole or in part, in principal amounts of $1,000 and integral multiples of $1,000 in excess thereof, provided that the unredeemed portion of a 2021 Exchange Note must be in a minimum principal amount of $2,000, at the redemption prices (expressed as percentages of principal amount of the 2021 Exchange Notes being redeemed) set forth below plus accrued and unpaid interest to the redemption date:

Year	Percentage
2018	102.313%
2019	101.156%
2020 and thereafter	100.000%

Optional Redemption for the 2023 Exchange Notes

The 2023 Exchange Notes will be redeemable at our option, in whole or in part, at any time and from time to time prior to May 15, 2018, in principal amounts of $1,000 and integral multiples of $1,000 in excess thereof, provided that the unredeemed portion of a note must be in a minimum principal amount of $2,000, for a redemption price equal to:

•	100% of the principal amount of the 2023 Exchange Notes to be redeemed; plus

•	the 2023 Exchange Notes Applicable Premium,

and, in each case, accrued and unpaid interest to the redemption date.

In addition, at any time on or after May 15, 2018, the 2023 Exchange Notes will be redeemable at our option, in whole or in part, in principal amounts of $1,000 and integral multiples of $1,000 in excess thereof, provided that the unredeemed portion of a 2023 Exchange Note must be in a minimum principal amount of $2,000, at the redemption prices (expressed as percentages of principal amount of the 2023 Exchange Note being redeemed) set forth below plus accrued and unpaid interest to the redemption date:

Year	Percentage
2018	102.438%
2019	101.625%
2020	100.813%
2021 and thereafter	100.000%

General Exchange Notes Optional Redemption Terms

“2021 Exchange Notes Applicable Premium” means, with respect to the optional redemption of the 2021 Exchange Notes on any redemption date, the greater of:

(1) 1.0% of the principal amount of the 2021 Exchange Notes; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the 2021 Exchange Notes at February 15, 2018 (such redemption price being set forth in the table appearing under the caption “—Optional Redemption for the 2021 Exchange Notes” hereof) plus (ii) all required interest payments due on the 2021 Exchange Notes through February 15, 2018 (excluding interest paid prior to the redemption date and accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the 2021 Exchange Note.

“2023 Exchange Notes Applicable Premium” means, with respect to the optional redemption of the 2023 Exchange Notes on any redemption date, the greater of:

(1) 1.0% of the principal amount of the 2023 Exchange Notes; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the 2023 Exchange Notes at May 15, 2018 (such redemption price being set forth in the table appearing under the caption “—Optional Redemption for the 2023 Exchange Notes” hereof) plus (ii) all required interest payments due on the 2023 Exchange Notes through May 15, 2018 (excluding interest paid prior to the redemption date and accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the 2023 Exchange Note.

“Treasury Rate” means, for any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity, computed as of the second business day immediately preceding that redemption date, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Exchange Notes of a series to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Exchange Notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date, as determined by the Independent Investment Banker, (a) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (b) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all quotations obtained.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means each of Goldman, Sachs & Co. and Deutsche Bank Securities Inc., and their respective successors, and one other nationally recognized investment banking firm that is a primary U.S. Government securities dealer specified from time to time by us. If, however, any of them shall cease to be a primary U.S. Government securities dealer, we will substitute another nationally recognized investment banking firm that is such a dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer as of 5:00 p.m., New York time, on the third business day preceding the redemption date.

“Remaining Scheduled Payments” means the remaining scheduled payments of the principal of and interest on each Exchange Note to be redeemed that would be due after the related redemption date but for such redemption.

“Subsidiary” means a Person more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by Westlake or by one or more other Subsidiaries, or by Westlake and one or more other Subsidiaries.

We will deliver notice of a redemption not less than 30 days nor more than 60 days before the redemption date to holders of Exchange Notes to be redeemed. Once notice of redemption is sent, the Exchange Notes called for redemption will become due and payable on the redemption date at the applicable redemption price. A notice of redemption may not be conditional.

If we elect to redeem less than all of the Exchange Notes of any series, and such Exchange Notes are at the time represented by a global note, then the depositary will select by lot the particular Exchange Notes of such series to be redeemed. If we elect to redeem less than all of the Exchange Notes of such series, and any of such Exchange Notes are not represented by a global note, then the trustee will select the particular Exchange Notes to be redeemed in a manner it deems fair and appropriate (and the depositary will select by lot the particular interests in any global note to be redeemed). Unless there is a default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on such Exchange Notes or portions thereof called for redemption.

We may at any time, and from time to time, purchase the Exchange Notes of a series at any price or prices in the open market, through negotiated transactions, by tender offer or otherwise.

Sinking Fund

The Exchange Notes will not be entitled to any sinking fund.

Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event, unless we have exercised our right to redeem a series of Exchange Notes as described under “—Optional Redemption” in accordance with the indenture as amended and supplemented by the ninth supplemental indenture thereto, each holder of the Exchange Notes of any series offered hereby will have the right to require us to purchase all or a portion ($1,000 or an integral multiple of $1,000 in excess thereof) of such holder’s Exchange Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”), subject to the rights of holders of the Exchange Notes of such series on the relevant record date to receive interest due on the relevant interest payment date; provided that the principal amount of an Exchange Note remaining outstanding after a repurchase in part shall be $2,000 or an integral multiple of $1,000 in excess thereof.

Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to deliver a notice to each holder of the Exchange Notes of any series not redeemed, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will, among other things, state the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is sent, other than as may be required by applicable law (the “Change of Control Payment Date”), describe the transaction or transactions constituting the Change of Control Triggering Event and offer to repurchase the Exchange Notes of such series. The notice, if sent prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept or cause a third party to accept for payment all Exchange Notes or portions of Exchange Notes properly tendered pursuant to the Change of Control Offer;

•	deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Exchange Notes or portions of Exchange Notes properly tendered; and

•	deliver or cause to be delivered to the trustee the Exchange Notes to be redeemed properly accepted together with an officers’ certificate stating the aggregate principal amount of Exchange Notes or portions of Exchange Notes being repurchased and that all conditions precedent to the Change of Control Offer and to the repurchase by us of Exchange Notes pursuant to the Change of Control Offer have been complied with.

We will not be required to make a Change of Control Offer with respect to the Exchange Notes of a series if (i) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer otherwise required to be made by us and such third party purchases all such Exchange Notes properly tendered and not withdrawn under its offer or (ii) a notice of redemption has been given to the holders of all of the Exchange Notes of such series in accordance with the terms of the indenture as amended and supplemented by the ninth supplemental indenture thereto, unless and until there is a default in payment of the redemption price.

A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place with respect to the Change of Control at the time of making of the Change of Control Offer.

We will comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of Exchange Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Exchange Notes of a series, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of such Exchange Notes by virtue of any such conflict.

For purposes of the foregoing discussion of a Change of Control Offer, the following definitions are applicable:

“Below Investment Grade Rating Event” means the rating on the Exchange Notes of a series is lowered and as a result the Exchange Notes of such series cease to be rated Investment Grade by each of the Rating Agencies on any date during the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following the consummation of such Change of Control (which Trigger Period will be extended if the rating of such Exchange Notes is under publicly announced consideration for possible downgrade by any Rating Agency on such 60th day, such extension to last with respect to each Rating Agency until the date on which such Rating Agency considering such possible downgrade either (x) rates the Exchange Notes of such series below Investment Grade or (y) publicly announces that it is no longer considering such Exchange Notes for possible downgrade; provided, that no such extension will occur if on such 60th day the Exchange Notes of such series are rated Investment Grade not subject to review for possible downgrade by any Rating Agency); provided, that a rating event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Below Investment Grade Rating Event). If any Rating Agency withdraws its rating on the Exchange Notes of a series or otherwise ceases to provide a rating on such Exchange Notes on any day during the Trigger Period for any reason and we have not selected a replacement Rating Agency pursuant to the terms of the indenture as amended and supplemented by the ninth supplemental indenture thereto, the rating of such Rating Agency shall be deemed to be below an Investment Grade Rating on such day.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” as such term is used in Section 13(d)(3) of the Exchange Act, such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Change of Control” means the occurrence of any of the following after the date of issuance of the Exchange Notes:

•	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Westlake and its Subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to Westlake or one of its Subsidiaries;

•	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act, it being agreed that an employee of Westlake or any of its Subsidiaries for whom shares are held under an employee stock ownership, employee retirement, employee savings or similar plan and whose shares are voted in accordance with the instructions of such employee shall not be a member of a “group” (as that term is used in Section 13(d)(3) of the Exchange Act) solely because such employee’s shares are held by a trustee under said plan) becomes the ultimate Beneficial Owner, directly or indirectly, of our Voting Stock representing more than 50% of the voting power of our outstanding Voting Stock;

•	we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where our Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing more than 50% of the voting power of the Voting Stock of the surviving Person or its parent immediately after giving effect to such transaction;

•	during any period of 24 consecutive calendar months, the majority of the members of our board of directors shall no longer be composed of individuals (a) who were members of our board of directors on the first day of such period or (b) whose election or nomination to our board of directors was approved by individuals referred to in clause (a) above constituting, at the time of such election or nomination, at least a majority of our board of directors or, if directors are nominated by a committee of our board of directors, constituting at the time of such nomination, at least a majority of such committee; or

•	the adoption of a plan relating to our liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i) we become a direct or indirect wholly-owned subsidiary of a holding company and (ii) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement rating agency and in the manner for selecting a replacement rating agency, in each case as set forth in the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means each of Moody’s and S&P; provided, that if any of Moody’s or S&P ceases to provide rating services to issuers or investors, we may appoint another “nationally recognized statistical rating organization” (as defined under the Exchange Act) as a replacement for such Rating Agency; provided, that we shall give written notice of such appointment to the trustee.

“S&P” means Standard & Poor’s Ratings Services LLC, a division of S&P Global Inc., and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock (or comparable equity interests) of such Person that is at the time entitled to vote generally in the election of the board of directors (or members of the governing body) of such Person.

For purposes of the Exchange Notes, “Person” includes any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Westlake and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the Exchange Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Westlake and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Certain Covenants

The indenture contains, among others, the following covenants:

Restrictions on Secured Debt

Under the indenture, Westlake will not, and we will not permit any Restricted Subsidiary (as defined below) to, incur, issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (“Debt”), secured by pledge of, or mortgage or lien on, any Principal Property (as defined below) of Westlake or any Restricted Subsidiary, or any shares of stock of or Debt of any Restricted Subsidiary (such pledges, mortgages and liens being called “Mortgage” or “Mortgages” and such Debt secured by such Mortgages being called “Secured Debt”), without effectively providing that the Exchange Notes of each series (together with, if we shall so determine, any other indebtedness of Westlake or such Restricted Subsidiary then existing or thereafter created which is not subordinate to the Exchange Notes of each series) shall be secured equally and ratably with (or prior to) such Secured Debt, so long as such Secured Debt shall be so secured, unless after giving effect thereto, the aggregate amount of all such Secured Debt plus all Attributable Debt of Westlake and its Restricted Subsidiaries in respect of any Sale and Leaseback Transaction (as defined below) would not, at the time of such incurrence, issuance, assumption or guarantee, exceed 15% of Consolidated Net Tangible Assets; provided, however, that this restriction shall not apply to, and there shall be excluded from Secured Debt in any computation under such restriction, indebtedness secured by:

•	Mortgages on such property or shares of stock or Debt existing on the first date the Outstanding 2021 Notes and Outstanding 2023 Notes were originally issued;

•	Mortgages on such property or shares of stock of or Debt of any Person, which Mortgages are existing at the time (i) such Person became a Restricted Subsidiary, (ii) such Person is merged into or consolidated with Westlake or any of its Subsidiaries or (iii) Westlake or one of its Subsidiaries merges into or consolidates with such Person (in a transaction in which such Person becomes a Restricted Subsidiary), which Mortgage was not incurred in anticipation of such transaction and was outstanding prior to such transaction;

•	Mortgages in favor of Westlake or any Guarantor;

•	Mortgages in favor of a governmental entity or in favor of the holders of securities issued by any such entity, pursuant to any contract or statute (including Mortgages to secure debt of the pollution control or industrial revenue bond type) or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Mortgages;

•	Mortgages in favor of any governmental entity to secure progress, advance or other payments pursuant to any contract or provision of any statute;

•	Mortgages on such property or shares of stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation);

•	Mortgages on such property or shares of stock or Debt to secure the payment of all or any part of the purchase price or construction cost thereof or to secure any Debt incurred prior to, at the time of, or within 180 days after, the acquisition of such property or shares or Debt, the completion of any construction or the commencement of full operation, for the purpose of financing all or any part of the purchase price or construction cost thereof;

•	Mortgages incurred in connection with a Sale and Leaseback Transaction satisfying the provisions described under “—Limitations on Sale and Leaseback Transactions” below; and

•	any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Mortgage referred to in the foregoing bullet points; provided that such extension, renewal or replacement Mortgage shall be limited to all or a part of the same such property or shares of stock or Debt that secured the Mortgage extended, renewed or replaced (plus improvements on such property).

Limitations on Sale and Leaseback Transactions

Under the indenture, Westlake will not, and will not permit any Restricted Subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor (not including us or any Restricted Subsidiary) or to which any such lender or investor is a party, providing for the leasing by us or a Restricted Subsidiary for a period, including renewals, in excess of three years of any Principal Property the ownership of which has been or is to be sold or transferred, more than 180 days after the completion of construction and commencement of full operation thereof, by us or such Restricted Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Property (referred to as a “Sale and Leaseback Transaction”) unless:

•	such Sale and Leaseback Transaction is with a governmental entity that provides financial or tax benefits;

•	we or such Restricted Subsidiary could create Secured Debt pursuant to the provisions described under “—Restrictions on Secured Debt” on the Principal Property to be leased in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction without equally and ratably securing debt securities issued under the indenture; or

•	the net proceeds of the sale or transfer of the Principal Property leased pursuant to such Sale and Leaseback Transaction is at least equal to the fair market value of such Principal Property and (b) within 180 days after such sale or transfer shall have been made by us or by a Restricted Subsidiary, we apply an amount not less than the greater of (i) the net proceeds of the sale of the Principal Property leased pursuant to such arrangement or (ii) the fair market value of the Principal Property so leased at the time of entering into such arrangement (as evidenced by an officers’ certificate delivered to the trustee) to the retirement of Funded Debt (as defined below) of Westlake; provided that the amount to be applied to the retirement of Funded Debt of Westlake shall be reduced by (x) the principal amount of debt securities issued under the indenture delivered within 180 days after such sale to the trustee for retirement and cancellation, and (y) the principal amount of Funded Debt other than debt securities issued under the indenture, voluntarily retired by us within 180 days after such sale. No retirement referred to in this clause (3) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or mandatory prepayment provision.

Limitations on Consolidations, Mergers and Sales of Assets

The indenture provides that we may not consolidate with or merge into any entity or sell, lease, convey, assign, transfer or dispose of all or substantially all of our assets to any entity unless:

(1)	the resulting, surviving or transferee Person is either Westlake or is a corporation organized under the laws of the United States, any state thereof, or the District of Columbia, and, if not Westlake, the resulting entity assumes by a supplemental indenture the due and punctual payments on the Exchange Notes of each series and the performance of our covenants and obligations under the indenture; and

(2)	immediately after giving effect to the transaction, no default or event of default under the indenture has occurred and is continuing or would result from the transaction.

Upon any transaction of the type described above, the resulting entity will succeed to and be substituted for and may exercise all of our rights and powers under the indenture and the Exchange Notes with the same effect as if the resulting entity had been named as us in the indenture. In the case of any asset transfer or disposition other than a lease, when the resulting entity assumes all of our obligations and covenants under the indenture and the Exchange Notes of each series, we will be relieved of all such obligations.

Certain Definitions

“Attributable Debt” means, as to any lease in respect of a Sale and Leaseback Transaction under which any Person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof (or, if earlier, the first date upon which such lease may be terminated without penalty), discounted from the respective due dates thereof to such date at the weighted average rate per annum borne by the Exchange Notes, compounded annually. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. Unless we elect to calculate the total amount of rent required to be paid through the first date upon which such lease may be terminated without penalty (if such a provision exists), in the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (1) all current liabilities, except for (a) notes and loans payable, (b) current maturities of long-term debt and (c) current maturities of obligations under capital leases and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent balance sheet of Westlake and its consolidated Subsidiaries and computed in accordance with generally accepted accounting principles in the United States as in effect from time to time. Deferred income taxes, deferred investment tax credit or other similar items, as calculated in accordance with generally accepted accounting principles in the United States as in effect from time to time, will not be considered as a liability or as a deduction from or adjustment to total assets.

“Funded Debt” means all indebtedness for money borrowed having a maturity of more than 12 months from the date of the most recent balance sheet of Westlake and its consolidated Subsidiaries or having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from the date of such balance sheet at the option of the borrower.

“Principal Property” means any single parcel of real estate, any single manufacturing plant or any single warehouse owned or leased in connection with a Sale and Leaseback Transaction by Westlake or any Subsidiary which is located within the United States and the net book value of which on the date as of which the determination is being made exceeds 1% of Consolidated Net Tangible Assets, other than any such manufacturing plant or warehouse or portion thereof (1) which is a pollution control or other facility financed by obligations issued by a state or local government unit and described in Sections 141(a), 142(a)(5), 142(a)(6), 142(a)(10) or 144(a) of the Internal Revenue Code (or their successor provisions) or by any other obligations the interest of which is excluded under Section 103 of the Internal Revenue Code (or its successor provision), or (2) which, in the good-faith opinion of the Board of Directors, as evidenced by a Board Resolution, is not of material importance to the total business conducted by Westlake and its Subsidiaries taken as a whole. As of December 31, 2016, Westlake and its Restricted Subsidiaries had Principal Properties representing approximately 32.8% of Westlake’s consolidated assets as of such date.

“Restricted Subsidiary” means a wholly-owned Subsidiary of Westlake substantially all of the assets of which are located in the United States (excluding territories or possessions) and which owns a Principal Property; provided, however, that the term Restricted Subsidiary shall not include any Subsidiary that is principally engaged in (1) the business of financing; (2) the business of owning, buying, selling, leasing, dealing in or developing real property; or (3) the business of exporting goods or merchandise from or importing goods or merchandise into the United States.

“Subsidiary” means a Person more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by Westlake or by one or more other Subsidiaries, or by Westlake and one or more other Subsidiaries.

Modification and Waiver

We and the trustee may supplement or amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of all series issued under the indenture that are affected by the amendment or supplement (voting as one class). Without the consent of the holder of each note affected, however, no modification may:

•	reduce the amount of notes whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest on the note;

•	reduce the principal of the note or change its stated maturity;

•	reduce any premium payable on the redemption of the note or change the time at which the note may or must be redeemed;

•	change any obligation to pay additional amounts on the note;

•	make payments on the note payable in currency other than as originally stated in the note;

•	impair the holder’s right to institute suit for the enforcement of any payment on or with respect to the note;

•	make any change in the percentage of principal amount of notes necessary to waive compliance with certain provisions of the indenture or to make any change in the provision related to modification;

•	waive a continuing default or event of default regarding any payment on the notes;

•	if applicable, make any change that materially and adversely affects the right to convert any note.

We and the trustee may supplement or amend the indenture or waive any provision of the indenture without the consent of any holders of debt securities issued under the indenture in certain circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or asset transfer permitted under the indenture;

•	to provide for uncertificated notes in addition to or in place of certificated notes or to provide for bearer notes;

•	to provide any security for, or to add any guarantees of or obligors on, any series of notes;

•	to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

•	to add covenants that would benefit the holders of any notes or to surrender any rights we have under the indenture;

•	to add events of default with respect to any series of notes;

•	to make any change that does not adversely affect any outstanding debt securities of any series issued under the indenture in any material respect; and

•	to establish the form or terms of any notes and to accept the appointment of a successor trustee, each as permitted under the indenture.

The holders of a majority in principal amount of the outstanding Exchange Notes of any series (or, in some cases, of all debt securities issued under the indenture that are affected, voting as one class) may waive any existing or past default or event of default with respect to those notes. Those holders may not, however, waive any default or event of default in any payment on any note or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Events of Default

The following are events of default with respect to a series of Exchange Notes:

•	our failure to pay interest on any Exchange Note of that series for 30 days after becoming due;

•	our failure to pay principal of or any premium on any Exchange Note of that series when due;

•	our failure to comply with any covenant or agreement in that series of Exchange Notes or the indenture (other than an agreement or covenant that has been included in the indenture solely for the benefit of other series of notes) for 60 days after written notice by the trustee or by the holders of at least 25% in principal amount of the outstanding debt securities issued under the indenture that are affected by that failure;

•	specified events involving bankruptcy, insolvency or reorganization of Westlake or a Guarantor with respect to that series of Exchange Notes that is a significant subsidiary (as defined in Regulation S-X promulgated by the SEC, as in effect on the date of the indenture); and

•	specified events involving the Guarantees.

A default under one series of Exchange Notes will not necessarily be a default under any other series. If a default or event of default for any series of Exchange Notes occurs, is continuing and is known to the trustee, the trustee will notify the holders of applicable Exchange Notes within 90 days after it occurs. The trustee may withhold notice to the holders of the Exchange Notes of any default or event of default, except in any payment on the Exchange Notes, if the trustee in good faith determines that withholding notice is in the interests of the holders of those Exchange Notes.

If an event of default for any series of Exchange Notes occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding Exchange Notes of the series affected by the default (or, in some cases, 25% in principal amount of all debt securities issued under the indenture that are affected, voting as one class) may declare the principal of and all accrued and unpaid interest on those Exchange Notes to be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency or reorganization of Westlake or a Guarantor that is a significant subsidiary occurs, the principal of and accrued and unpaid interest on all the Exchange Notes of that series will become immediately due and payable without any action on the part of the trustee or any holder. At any time after a declaration of acceleration has been made, the holders of a majority in principal amount of the outstanding Exchange Notes of the series affected by the default (or, in some cases, of all debt securities issued under the indenture that are affected, voting as one class) may in some cases rescind this accelerated payment requirement and its consequences.

A holder of an Exchange Note of any series issued under the indenture may pursue any remedy under the indenture only if:

•	the holder gives the trustee written notice of a continuing event of default with respect to that series;

•	the holders of at least 25% in principal amount of the outstanding notes of that series make a written request to the trustee to pursue the remedy;

•	the holders offer to the trustee indemnity satisfactory to the trustee against any loss, liability or expense;

•	the trustee does not comply with the request within 60 days after receipt of the request and offer of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the notes of that series do not give the trustee a direction inconsistent with the request.

This provision does not, however, affect the right of a holder of a note to sue for enforcement of any overdue payment.

The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless those holders have offered to the trustee indemnity satisfactory to it. Subject to this provision for indemnification, the holders of a majority in principal amount of the outstanding Exchange Notes of a series (or of all debt securities issued under the indenture that are affected, voting as one class) generally may direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee; or

•	exercising any trust or power conferred on the trustee relating to or arising as a result of an event of default.

If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of his own affairs.

The indenture requires us to furnish to the trustee annually a statement as to our performance of certain of our obligations under the indenture and as to any default in performance.

Defeasance and Discharge

Defeasance. When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee under the indenture any combination of money or government securities sufficient to make payments on the Exchange Notes of a series issued under the indenture on the dates those payments are due, then, at our option, either of the following will occur:

•	we and the Guarantors will be discharged from our obligations with respect to the Exchange Notes of that series (“legal defeasance”); or

•	we and the Guarantors will no longer have any obligation to comply with specified restrictive covenants with respect to the Exchange Notes of that series, the covenant described under “—Certain Covenants— Limitations on Consolidations, Mergers and Sales of Assets” above and other specified covenants under the indenture, and the related events of default will no longer apply (“covenant defeasance”).

If a series of Exchange Notes is defeased, the holders of the Exchange Notes of that series will not be entitled to the benefits of the indenture, except for obligations to register the transfer or exchange of Exchange Notes, replace stolen, lost or mutilated Exchange Notes or maintain paying agencies and hold money for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the Exchange Notes, and if applicable, the Guarantors’ guarantees of the payments, will also survive.

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the Exchange Notes to recognize income, gain or loss for U.S. federal income tax purposes and that the holders would be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

Under current U.S. federal income tax law, legal defeasance would likely be treated as a taxable exchange of Exchange Notes to be defeased for interests in the defeasance trust. As a consequence, a United States holder would recognize gain or loss equal to the difference between the holder’s cost or other tax basis for the Exchange Notes and the value of the holder’s interest in the defeasance trust, and thereafter would be required to include in income a share of the income, gain or loss of the defeasance trust. Under current U.S. federal income tax law, covenant defeasance would not be treated as a taxable exchange of such Exchange Notes.

Satisfaction and Discharge. In addition, the indenture will cease to be of further effect with respect to the Exchange Notes of a series issued under the indenture, subject to exceptions relating to compensation and indemnity of the trustee under the indenture and repayment to us of excess money or government securities, when:

•	either

•	all outstanding Exchange Notes of that series have been delivered to the trustee for cancellation; or

•	all outstanding Exchange Notes of that series not delivered to the trustee for cancellation either:

•	have become due and payable

•	will become due and payable at their stated maturity within one year, or

•	are to be called for redemption within one year; and

•	we have deposited with the trustee any combination of money or government securities in trust sufficient to pay the entire indebtedness on the Exchange Notes of that series when due; and

•	we have paid all other sums payable by us with respect to the Exchange Notes of that series.

Governing Law

New York law governs the indenture and will govern the Exchange Notes and the Guarantees.

The Trustee

The Bank of New York Mellon Trust Company, N.A. (successor to JPMorgan Chase Bank, National Association) acts as the trustee under the indenture. The Bank of New York Mellon Trust Company, N.A. will act as the trustee with respect the Exchange Notes of each series.

The indenture contains limitations on the right of the trustee, if it or any of its affiliates is then our creditor or, if applicable, a creditor of a Guarantor, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee and its affiliates are permitted to engage in other transactions with us, and, if applicable, the Guarantors. If, however, the trustee acquires any conflicting interest, it must eliminate that conflict or resign within 90 days after ascertaining that it has a conflicting interest and after the occurrence of a default under the indenture, unless the default has been cured, waived or otherwise eliminated within the 90-day period.

Payments and Paying Agents

We will make payments on the Exchange Notes in U.S. dollars at the office of the trustee and any paying agent. At our option, however, payments may be made by wire transfer for global notes or by check mailed to the address of the person entitled to the payment as it appears in the security register. We will make interest payments to the person in whose name the Exchange Note is registered at the close of business on the record date for the interest payment.

The trustee under the indenture will be designated as the paying agent for payments on Exchange Notes issued under the indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

If the principal of or any premium or interest on Exchange Notes of a series is payable on a day that is not a business day, the payment will be made on the following business day. For these purposes, a “business day” is any day that is not a Saturday, a Sunday or a day on which banking institutions in any of New York, New York, Houston, Texas or a place of payment on the Exchange Notes of that series is authorized or obligated by law, regulation or executive order to remain closed.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money held by them for payments on the Exchange Notes that remains unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Book-Entry, Form and Delivery

Except as set forth below, the Exchange Notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Exchange Notes will initially be represented by one or more fully registered global notes, which we refer to collectively as the “Global Notes.” The Global Notes will be deposited upon issuance with the trustee as custodian for DTC, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

The following are summaries of certain rules and operating procedures of DTC that affect the payment of principal and interest and the transfers of interests in the Global Notes. The Exchange Notes will be issued only in the form of definitive global securities that will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC. Unless and until they are exchanged in whole or in part for Exchange Notes in definitive form under the limited circumstances described below, a Global Note may not be transferred except as a whole (1) by DTC to a nominee, (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the Exchange Notes through the accounts that each of these systems maintain as participants in DTC.

Ownership of beneficial interests in the Global Notes will be limited to persons that have accounts with DTC for such Global Notes, who we refer to as participants, or persons that may hold interests through participants. Upon the issuance of the Global Notes, DTC will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the Exchange Notes represented by such Global Notes beneficially owned by such participants.

Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to interests of participants). Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the Global Notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in the Global Notes, except in the event that use of the book-entry system for the Global Notes is discontinued. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may limit or impair the ability to own, transfer or pledge beneficial interests in the Global Notes.

So long as DTC or its nominee is the registered owner of the Global Notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Global Notes for all purposes under the indenture. Except as set forth below, owners of beneficial interests in the Global Notes will not be entitled to have Exchange Notes represented by such Global Notes registered in their names, will not receive or be entitled to receive physical delivery of such Exchange Notes in certificated form and will not be considered the registered owners or holders thereof under the indenture. Accordingly, each person owning a beneficial interest in the Global Notes must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in any of the Global Notes desires to give or take any action that a holder is entitled to give or take under the indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or to take such action or would otherwise act upon the instructions of beneficial owners holding through them. Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Global Notes, such as redemptions, tenders, defaults, and proposed amendments to the note documents. Beneficial owners may ascertain that the nominee holding the Global Notes for their benefit has agreed to obtain and transmit notices to beneficial owners or beneficial owners may provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

Principal and interest payments on interests represented by the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner of such Global Notes. None of Westlake, the trustee any other agent of Westlake or agent of the trustee will have any responsibility or liability for any facet of the records relating to or payments made on account of beneficial ownership of interests. We expect that DTC, upon receipt of any payment of principal or interest in respect of the Global Notes, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in such Global Notes as shown on the records of DTC. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing customer instructions and customary practice, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

If DTC is at any time unwilling or unable to continue as depository for the Global Notes of any series of Exchange Notes, and we fail to appoint a successor depository registered as a clearing agency under the Exchange Act within 90 days, we will issue Exchange Notes of that series in definitive form in exchange for the Global Notes. Any Exchange Notes issued in definitive form in exchange for such Global Notes will be registered in such name or names, and will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof as DTC shall instruct the Trustee. It is expected that such instructions will be based upon directions received by DTC from participants with respect to ownership of beneficial interests in the Global Notes.

DTC has advised us that DTC is a limited purpose trust company organized under the Banking Law of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) directly or indirectly own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers and dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Same Day Settlement and Payment

All payments of principal and interest on the Exchange Notes will be made by Westlake in immediately available funds. The Exchange Notes will trade in DTC’s Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Exchange Notes will therefore be required by DTC to settle in immediately available funds.

Description of the 2026/2046 Exchange Notes

In this description, the words “Westlake,” “Company,” “us,” “our” or “we” refer only to Westlake Chemical Corporation and not any of its subsidiaries. In this description, the term “Outstanding 2026 Notes” refers to the $750,000,000 aggregate principal amount of our outstanding unregistered 3.600% Senior Notes due 2026 that were issued in a private offering on August 10, 2016, the term “Outstanding 2046 Notes” refers to the $700,000,000 aggregate principal amount of our outstanding unregistered 5.000% Senior Notes due 2046 that were issued in a private offering on August 10, 2016, the term “2026 Exchange Notes” refers to the registered 3.600% Senior Notes due 2026 offered hereby in exchange for the Outstanding 2026 Notes, the term “2046 Exchange Notes” refers to the registered 5.000% Senior Notes due 2046 offered hereby in exchange for the Outstanding 2046 Notes, the term “Outstanding Notes” refers to the Outstanding 2026 Notes and the Outstanding 2046 Notes, collectively, the term “Exchange Notes” refers to the 2026 Exchange Notes and the 2046 Exchange Notes, collectively, and the term “notes” refers to the Exchange Notes and the Outstanding Notes, collectively, in each case, unless the context otherwise requires.

The following description is a summary of the material provisions of the notes and the indenture governing the notes. This summary is not complete and is subject to, and qualified by reference to, all of the provisions of the indenture governing the notes and the notes. We urge you to read the indenture governing the notes and the notes because they, and not this description, define your rights as holders of the Exchange Notes.

General

Westlake and certain of the Guarantors have entered into an indenture dated as of January 1, 2006, which we refer to as the “indenture”, by and among Westlake, the subsidiary guarantors listed therein and The Bank of New York Mellon Trust Company, N.A., as successor to JPMorgan Chase Bank, National Association, as trustee, pursuant to which Westlake may issue multiple series of debt securities from time to time. Westlake issued the Outstanding 2026 Notes and the Outstanding 2046 Notes under the indenture as amended and supplemented by the eighth supplemental indenture to the indenture, which we refer to as the “eighth supplemental indenture.” Westlake will issue the 2026 Exchange Notes and the 2046 Exchange Notes under the indenture, as amended and supplemented by the eighth supplemental indenture thereto. The terms of the Exchange Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The Outstanding 2026 Notes, the Outstanding 2046 Notes, the 2046 Exchange Notes and the 2046 Exchange Notes are each a separate series of debt securities under the indenture.

The indenture does not limit the amount of debt securities that may be issued under the indenture. As of December 31, 2016, approximately $3.26 billion of debt securities were outstanding under the indenture. We may issue additional debt securities under the indenture from time to time in one or more series. We may from time to time, without giving notice to or seeking the consent of the holders of the Exchange Notes offered hereby, issue debt securities having the same terms (except for the issue date, and, in some cases, the public offering price and, to the extent applicable, the first date of interest accrual and the first interest payment date) as, and ranking equally and ratably with, the Exchange Notes of any series offered hereby. Any additional debt securities having such similar terms, together with such series of Exchange Notes offered hereby, will constitute a single series of debt securities under the indenture, including for purposes of voting. No such additional debt securities may be issued if an “event of default” (as such term is defined below) has occurred and is continuing with respect to the Exchange Notes of any series offered hereby.

The form and terms of each series of Exchange Notes will be identical in all material respects to the form and terms of the corresponding series of Outstanding Notes, except for the issue date and that the offer and issuance of the Exchange Notes will be registered under the Securities Act, and the transfer restrictions and registration rights, and related additional interest provisions, applicable to the Outstanding Notes will not apply to the corresponding Exchange Notes. Each series of Exchange Notes will represent the same principal amount of debt and interest as the corresponding series of Outstanding Notes. The Exchange Notes will be issued as

“additional notes” under the eighth supplemental indenture pursuant to which the Outstanding 2026 Notes and the Outstanding 2046 Notes were issued. The Exchange Notes are expected to bear a different CUSIP number and ISIN number than the corresponding series of the Outstanding Notes. Any unexchanged Outstanding 2026 Notes and Outstanding 2026 Notes that remain outstanding after the applicable exchange offer will not be aggregated with the 2026 Exchange Notes or the 2046 Exchange Notes, as applicable.

The registered holder of an Exchange Note will be treated as the owner of the Exchange Note for all purposes. Only registered holders of notes will have rights under the indenture as amended and supplemented by the eighth supplemental indenture thereto.

Principal, Maturity and Interest

Westlake issued the Outstanding 2026 Notes in an aggregate principal amount of $750 million. Westlake will issue up to $750 million aggregate principal amount of the 2026 Exchange Notes in exchange for Outstanding 2026 Notes in the exchange offer. The 2026 Exchange Notes will mature on August 15, 2026. Interest on the 2026 Exchange Notes will accrue at the rate of 3.600% per annum and will be payable semi-annually in arrears on February 15 and August 15, commencing on August 15, 2017. Westlake will make each interest payment to the holders of record of the 2026 Exchange Notes on the immediately preceding February 1 and August 1 (whether or not a business day).

Westlake issued the Outstanding 2046 Notes in an aggregate principal amount of $700 million. Westlake will issue up to $700 million aggregate principal amount of the 2046 Exchange Notes in exchange for Outstanding 2046 Notes in the exchange offer. The 2046 Exchange Notes will mature on August 15, 2046. Interest on the 2046 Exchange Notes will accrue at the rate of 5.000% per annum and will be payable semi-annually in arrears on February 15 and August 15, commencing on August 15, 2017. Westlake will make each interest payment to the holders of record of 2046 Exchange Notes on the immediately preceding February 1 and August 1 (whether or not a business day).

Interest on the 2026 Exchange Notes will accrue from February 15, 2017, or if interest has since been paid on the Outstanding 2026 Notes, from and including the date it was paid. Interest on the 2046 Exchange Notes will accrue from February 15, 2017, or if interest has since been paid on the Outstanding 2046 Notes, from and including the date it was paid. Holders of Outstanding Notes that are accepted for exchange will be deemed to have waived the right, if any, to receive any payment in respect of interest accrued on the Outstanding Notes from the date of the last interest payment date in respect of their Outstanding Notes until the date of the issuance of the Exchange Notes. Consequently, holders of the Exchange Notes will receive the same interest payments that they would have received had they not accepted the exchange offer. In no event will interest be payable for the same period under both an Outstanding Note tendered for exchange and the corresponding Exchange Note issued in respect of such Outstanding Note. Interest will be computed on the basis of a 360-day year of twelve 30-day months. If the principal of or any premium or interest on the Exchange Notes is payable on a day that is not a business day, the payment will be made on the following business day and no interest shall accrue for the intervening period. For these purposes, a “business day” is any day that is not a Saturday, a Sunday or a day on which banking institutions in any of New York, New York or Houston, Texas is authorized or obligated by law, regulation or executive order to remain closed.

The Exchange Notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof in book-entry form only. See “—Book-Entry, Form and Delivery.”

Guarantees

Westlake’s payment obligations under the Exchange Notes will be guaranteed by the guarantors (the “Guarantors”), which shall initially consist of the subsidiaries of Westlake that guarantee the Outstanding Notes and the Revolving Credit Agreement. The Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent transfer or conveyance under applicable law. See “Risk Factors—Risks Related to the Exchange Notes—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require holders of notes to return payments received from guarantors.”

The Exchange Notes will also be guaranteed by each of Westlake’s future Domestic Subsidiaries which guarantees any other Debt of Westlake or any other Guarantor in excess of $40 million.

The Guarantee of a Guarantor will be released:

•	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Westlake or a Subsidiary of Westlake;

•	in connection with any sale or other disposition of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) Westlake or a Subsidiary of Westlake;

•	upon legal defeasance or satisfaction and discharge of the Exchange Notes of a series as provided in this prospectus under the caption “—Defeasance and Discharge;” or

•	at such time as such Guarantor ceases to guarantee any Debt of Westlake or a Guarantor in excess of $40 million other than Debt under one or more series of securities issued pursuant to the indenture; provided that, if such Guarantor solely guarantees Debt under one or more series of securities issued pursuant to the indenture, the guarantees of each such series of securities may be released concurrently.

Ranking

The Exchange Notes and the Guarantees of each series of Exchange Notes will be senior unsecured obligations of Westlake and each of the Guarantors, respectively, and will rank equally in right of payment with all existing and future unsecured and unsubordinated obligations of Westlake and such Guarantor, respectively. As of December 31, 2016, we had an aggregate of approximately $3.68 billion of unsecured and unsubordinated indebtedness.

The Exchange Notes and the Guarantees of each series of Exchange Notes will effectively rank junior to all existing and future secured indebtedness of Westlake and the Guarantors, respectively, to the extent of the value of the assets securing such indebtedness. As of December 31, 2016, neither Westlake nor any of the Guarantors had any secured indebtedness. In the event of any distribution or payment of Westlake’s or any Guarantors’ assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to such assets that constitute their collateral. Holders of the Exchange Notes of each series will participate ratably with all holders of our senior unsecured indebtedness, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. See “Risk Factors—Risks Related to the Exchange Notes—A holder’s right to receive payments on the Exchange Notes is effectively subordinated to the rights of our existing and future secured creditors. Further, the Guarantees of the Exchange Notes of each series by the Guarantors are effectively subordinated to the Guarantors’ existing and future secured indebtedness.”

In addition, not all of our subsidiaries will guarantee the Exchange Notes of each series. In the event of a bankruptcy, liquidation or reorganization of any of these non-Guarantor subsidiaries, that non-Guarantor subsidiary will pay the holders of its debt and its trade creditors before it will be able to distribute any of its assets to us. Accordingly, the Exchange Notes of each series will be effectively subordinated to creditors, including trade creditors, if any, of our non-Guarantor subsidiaries. The non-Guarantor subsidiaries accounted for approximately 31% of our consolidated net sales for the fiscal year ended December 31, 2016.

Special Mandatory Redemption

We will not be required to redeem the Exchange Notes pursuant to the special mandatory redemption provision because the Merger closed on August 31, 2016.

We would have been required to redeem each series of Outstanding 2026 Notes, Outstanding 2046 Notes, 2026 Exchange Notes and 2046 Exchange Notes, in whole, if:

•	the closing of the Merger had not occurred by 5:00 p.m. New York City time on the special mandatory trigger date (as defined below); or

•	the Acquisition Agreement (as defined below) were terminated at any time prior to the special mandatory trigger date.

The “Acquisition Agreement” means the agreement and plan of merger, dated June 10, 2016, among Westlake, Axiall Corporation (“Axiall”) and Lagoon Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Westlake.

The “special mandatory trigger date” means the later of (i) January 31, 2017 and (ii) the date that is no later than April 30, 2017 if the closing of the Acquisition has been extended by Westlake or Axiall in accordance with the terms of the Acquisition Agreement.

However, the Merger closed on August 31, 2016. As a result, we will not be required to redeem the Exchange Notes pursuant to the special mandatory redemption provision.

Optional Redemption

Optional Redemption for the 2026 Exchange Notes

The 2026 Exchange Notes will be redeemable at our option, in whole or in part, at any time and from time to time prior to May 15, 2026, in principal amounts of $1,000 and integral multiples of $1,000 in excess thereof, provided that the unredeemed portion of a note must be in a minimum principal amount of $2,000, for a redemption price equal to the greater of:

•	100% of the principal amount of the 2026 Exchange Notes to be redeemed; and

•	the sum, as determined by an Independent Investment Banker, of the present values of the Remaining Scheduled Payments on the 2026 Exchange Notes being redeemed (excluding accrued and unpaid interest to the redemption date), discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points, plus, in each case, accrued and unpaid interest to the redemption date.

In addition, at any time on or after May 15, 2026 (three months prior to the maturity date of the 2026 Exchange Notes), the 2026 Exchange Notes will be redeemable at our option, in whole or in part, in principal amounts of $1,000 and integral multiples of $1,000 in excess thereof, provided that the unredeemed portion of a 2026 Exchange Note must be in a minimum principal amount of $2,000, at a redemption price equal to 100% of the principal amount of the 2026 Exchange Notes being redeemed plus accrued and unpaid interest to the redemption date.

Optional Redemption for the 2046 Exchange Notes

The 2046 Exchange Notes will be redeemable at our option, in whole or in part, at any time and from time to time prior to February 15, 2046, in principal amounts of $1,000 and integral multiples of $1,000 in excess thereof, provided that the unredeemed portion of a note must be in a minimum principal amount of $2,000, for a redemption price equal to the greater of:

•	100% of the principal amount of the 2046 Exchange Notes to be redeemed; and

•	the sum, as determined by an Independent Investment Banker, of the present values of the Remaining Scheduled Payments on the 2046 Exchange Notes being redeemed (excluding accrued and unpaid interest to the redemption date), discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 45 basis points, plus, in each case, accrued and unpaid interest to the redemption date.

In addition, at any time on or after February 15, 2046 (six months prior to the maturity date of the 2046 Exchange Notes), the 2046 Exchange Notes will be redeemable at our option, in whole or in part, in principal amounts of $1,000 and integral multiples of $1,000 in excess thereof, provided that the unredeemed portion of a 2046 Exchange Note must be in a minimum principal amount of $2,000, at a redemption price equal to 100% of the principal amount of the 2046 Exchange Notes being redeemed plus accrued and unpaid interest to the redemption date.

General Exchange Notes Optional Redemption Terms

“Treasury Rate” means, for any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity, computed as of the second business day immediately preceding that redemption date, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Exchange Notes of a series to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Exchange Notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date, as determined by the Independent Investment Banker, (a) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (b) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all quotations obtained.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means each of Goldman, Sachs & Co. and Deutsche Bank Securities Inc., and their respective successors, and one other nationally recognized investment banking firm that is a primary U.S. Government securities dealer specified from time to time by us. If, however, any of them shall cease to be a primary U.S. Government securities dealer, we will substitute another nationally recognized investment banking firm that is such a dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer as of 5:00 p.m., New York time, on the third business day preceding the redemption date.

“Remaining Scheduled Payments” means the remaining scheduled payments of the principal of and interest on each Exchange Note to be redeemed that would be due after the related redemption date but for such redemption.

“Subsidiary” means a Person more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by Westlake or by one or more other Subsidiaries, or by Westlake and one or more other Subsidiaries.

We will deliver notice of a redemption not less than 30 days nor more than 60 days before the redemption date to holders of Exchange Notes to be redeemed. Once notice of redemption is sent, the Exchange Notes called for redemption will become due and payable on the redemption date at the applicable redemption price. A notice of redemption may not be conditional.

If we elect to redeem less than all of the Exchange Notes of any series, and such Exchange Notes are at the time represented by a global note, then the depositary will select by lot the particular Exchange Notes of such series to be redeemed. If we elect to redeem less than all of the Exchange Notes of such series, and any of such Exchange Notes are not represented by a global note, then the trustee will select the particular Exchange Notes to be redeemed in a manner it deems fair and appropriate (and the depositary will select by lot the particular interests in any global note to be redeemed). Unless there is a default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on such Exchange Notes or portions thereof called for redemption.

We may at any time, and from time to time, purchase the Exchange Notes of a series at any price or prices in the open market, through negotiated transactions, by tender offer or otherwise.

Sinking Fund

The Exchange Notes will not be entitled to any sinking fund.

Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event, unless we have exercised our right to redeem a series of Exchange Notes as described under “—Optional Redemption” in accordance with the indenture as amended and supplemented by the eighth supplemental indenture thereto, each holder of the Exchange Notes of any series offered hereby will have the right to require us to purchase all or a portion ($1,000 or an integral multiple of $1,000 in excess thereof) of such holder’s Exchange Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”), subject to the rights of holders of the Exchange Notes of such series on the relevant record date to receive interest due on the relevant interest payment date; provided that the principal amount of an Exchange Note remaining outstanding after a repurchase in part shall be $2,000 or an integral multiple of $1,000 in excess thereof.

Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to deliver a notice to each holder of the Exchange Notes of any series not redeemed, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will, among other things, state the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is sent, other than as may be required by applicable law (the “Change of Control Payment Date”), describe the transaction or transactions constituting the Change of Control Triggering Event and offer to repurchase the Exchange Notes of such series. The notice, if sent prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept or cause a third party to accept for payment all Exchange Notes or portions of Exchange Notes properly tendered pursuant to the Change of Control Offer;

•	deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Exchange Notes or portions of Exchange Notes properly tendered; and

•	deliver or cause to be delivered to the trustee the Exchange Notes to be redeemed properly accepted together with an officers’ certificate stating the aggregate principal amount of Exchange Notes or portions of Exchange Notes being repurchased and that all conditions precedent to the Change of Control Offer and to the repurchase by us of Exchange Notes pursuant to the Change of Control Offer have been complied with.

We will not be required to make a Change of Control Offer with respect to the Exchange Notes of a series if (i) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer otherwise required to be made by us and such third party purchases all such Exchange Notes properly tendered and not withdrawn under its offer or (ii) a notice of redemption has been given to the holders of all of the Exchange Notes of such series in accordance with the terms of the indenture as amended and supplemented by the eighth supplemental indenture thereto, unless and until there is a default in payment of the redemption price.

A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place with respect to the Change of Control at the time of making of the Change of Control Offer.

We will comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of Exchange Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Exchange Notes of a series, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of such Exchange Notes by virtue of any such conflict.

For purposes of the foregoing discussion of a Change of Control Offer, the following definitions are applicable:

“Below Investment Grade Rating Event” means the rating on the Exchange Notes of a series is lowered and as a result the Exchange Notes of such series cease to be rated Investment Grade by each of the Rating Agencies on any date during the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following the consummation of such Change of Control (which Trigger Period will be extended if the rating of such Exchange Notes is under publicly announced consideration for possible downgrade by any Rating Agency on such 60th day, such extension to last with respect to each Rating Agency until the date on which such Rating Agency considering such possible downgrade either (x) rates the Exchange Notes of such series below Investment Grade or (y) publicly announces that it is no longer considering such Exchange Notes for possible downgrade; provided, that no such extension will occur if on such 60th day the Exchange Notes of such series are rated Investment Grade not subject to review for possible downgrade by any Rating Agency); provided, that a rating event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Below Investment Grade Rating Event). If any Rating Agency withdraws its rating on the Exchange Notes of a series or otherwise ceases to provide a rating on such Exchange Notes on any day during the Trigger Period for any reason and we have not selected a replacement Rating Agency pursuant to the terms of the indenture as amended and supplemented by the eighth supplemental indenture thereto, the rating of such Rating Agency shall be deemed to be below an Investment Grade Rating on such day.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” as such term is used in Section 13(d)(3) of the Exchange Act, such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Change of Control” means the occurrence of any of the following after the date of issuance of the Exchange Notes:

•	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Westlake and its Subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to Westlake or one of its Subsidiaries;

•	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act, it being agreed that an employee of Westlake or any of its Subsidiaries for whom shares are held under an employee stock ownership, employee retirement, employee savings or similar plan and whose shares are voted in accordance with the instructions of such employee shall not be a member of a “group” (as that term is used in Section 13(d)(3) of the Exchange Act) solely because such employee’s shares are held by a trustee under said plan) becomes the ultimate Beneficial Owner, directly or indirectly, of our Voting Stock representing more than 50% of the voting power of our outstanding Voting Stock;

•	we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where our Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing more than 50% of the voting power of the Voting Stock of the surviving Person or its parent immediately after giving effect to such transaction;

•	during any period of 24 consecutive calendar months, the majority of the members of our board of directors shall no longer be composed of individuals (a) who were members of our board of directors on the first day of such period or (b) whose election or nomination to our board of directors was approved by individuals referred to in clause (a) above constituting, at the time of such election or nomination, at least a majority of our board of directors or, if directors are nominated by a committee of our board of directors, constituting at the time of such nomination, at least a majority of such committee; or

•	the adoption of a plan relating to our liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i) we become a direct or indirect wholly-owned subsidiary of a holding company and (ii) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement rating agency and in the manner for selecting a replacement rating agency, in each case as set forth in the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means each of Moody’s and S&P; provided, that if any of Moody’s or S&P ceases to provide rating services to issuers or investors, we may appoint another “nationally recognized statistical rating organization” (as defined under the Exchange Act) as a replacement for such Rating Agency; provided, that we shall give written notice of such appointment to the trustee.

“S&P” means Standard & Poor’s Ratings Services LLC, a division of S&P Global Inc., and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock (or comparable equity interests) of such Person that is at the time entitled to vote generally in the election of the board of directors (or members of the governing body) of such Person.

For purposes of the Exchange Notes, “Person” includes any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Westlake and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the Exchange Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Westlake and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Certain Covenants

The indenture contains, among others, the following covenants:

Restrictions on Secured Debt

Under the indenture, Westlake will not, and we will not permit any Restricted Subsidiary (as defined below) to, incur, issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (“Debt”), secured by pledge of, or mortgage or lien on, any Principal Property (as defined below) of Westlake or any Restricted Subsidiary, or any shares of stock of or Debt of any Restricted Subsidiary (such pledges, mortgages and liens being called “Mortgage” or “Mortgages” and such Debt secured by such Mortgages being called “Secured Debt”), without effectively providing that the Exchange Notes of each series (together with, if we shall so determine, any other indebtedness of Westlake or such Restricted Subsidiary then existing or thereafter created which is not subordinate to the Exchange Notes of each series) shall be secured equally and ratably with (or prior to) such Secured Debt, so long as such Secured Debt shall be so secured, unless after giving effect thereto, the aggregate amount of all such Secured Debt plus all Attributable Debt of Westlake and its Restricted Subsidiaries in respect of any Sale and Leaseback Transaction (as defined below) would not, at the time of such incurrence, issuance, assumption or guarantee, exceed 15% of Consolidated Net Tangible Assets; provided, however, that this restriction shall not apply to, and there shall be excluded from Secured Debt in any computation under such restriction, indebtedness secured by:

•	Mortgages on such property or shares of stock or Debt existing on the first date the Outstanding 2026 Notes and Outstanding 2046 Notes were originally issued;

•	Mortgages on such property or shares of stock of or Debt of any Person, which Mortgages are existing at the time (i) such Person became a Restricted Subsidiary, (ii) such Person is merged into or consolidated with Westlake or any of its Subsidiaries or (iii) Westlake or one of its Subsidiaries merges into or consolidates with such Person (in a transaction in which such Person becomes a Restricted Subsidiary), which Mortgage was not incurred in anticipation of such transaction and was outstanding prior to such transaction;

•	Mortgages in favor of Westlake or any Guarantor;

•	Mortgages in favor of a governmental entity or in favor of the holders of securities issued by any such entity, pursuant to any contract or statute (including Mortgages to secure debt of the pollution control or industrial revenue bond type) or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Mortgages;

•	Mortgages in favor of any governmental entity to secure progress, advance or other payments pursuant to any contract or provision of any statute;

•	Mortgages on such property or shares of stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation);

•	Mortgages on such property or shares of stock or Debt to secure the payment of all or any part of the purchase price or construction cost thereof or to secure any Debt incurred prior to, at the time of, or within 180 days after, the acquisition of such property or shares or Debt, the completion of any construction or the commencement of full operation, for the purpose of financing all or any part of the purchase price or construction cost thereof;

•	Mortgages incurred in connection with a Sale and Leaseback Transaction satisfying the provisions described under “—Limitations on Sale and Leaseback Transactions” below; and

•	any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Mortgage referred to in the foregoing bullet points; provided that such extension, renewal or replacement Mortgage shall be limited to all or a part of the same such property or shares of stock or Debt that secured the Mortgage extended, renewed or replaced (plus improvements on such property).

Limitations on Sale and Leaseback Transactions

Under the indenture, Westlake will not, and will not permit any Restricted Subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor (not including us or any Restricted Subsidiary) or to which any such lender or investor is a party, providing for the leasing by us or a Restricted Subsidiary for a period, including renewals, in excess of three years of any Principal Property the ownership of which has been or is to be sold or transferred, more than 180 days after the completion of construction and commencement of full operation thereof, by us or such Restricted Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Property (referred to as a “Sale and Leaseback Transaction”) unless:

•	such Sale and Leaseback Transaction is with a governmental entity that provides financial or tax benefits;

•	we or such Restricted Subsidiary could create Secured Debt pursuant to the provisions described under “—Restrictions on Secured Debt” on the Principal Property to be leased in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction without equally and ratably securing debt securities issued under the indenture; or

•

the net proceeds of the sale or transfer of the Principal Property leased pursuant to such Sale and Leaseback Transaction is at least equal to the fair market value of such Principal Property and (b) within 180 days after such sale or transfer shall have been made by us or by a Restricted Subsidiary, we apply an amount not less than the greater of (i) the net proceeds of the sale of the Principal Property leased pursuant to such arrangement or (ii) the fair market value of the Principal Property so leased at the time of entering into such arrangement (as evidenced by an officers’ certificate delivered to the trustee) to the retirement of Funded Debt (as defined below) of Westlake; provided that the amount to be applied to the retirement of Funded Debt of Westlake shall be reduced by (x) the principal amount of debt securities issued under the indenture delivered within 180 days after such sale to the trustee for retirement and cancellation, and (y) the principal amount of Funded Debt other than debt securities issued under the indenture, voluntarily retired by us within 180 days after such sale. No retirement referred to in this clause (3) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or mandatory prepayment provision.

Limitations on Consolidations, Mergers and Sales of Assets

The indenture provides that we may not consolidate with or merge into any entity or sell, lease, convey, assign, transfer or dispose of all or substantially all of our assets to any entity unless:

(1)	the resulting, surviving or transferee Person is either Westlake or is a corporation organized under the laws of the United States, any state thereof, or the District of Columbia, and, if not Westlake, the resulting entity assumes by a supplemental indenture the due and punctual payments on the Exchange Notes of each series and the performance of our covenants and obligations under the indenture; and

(2)	immediately after giving effect to the transaction, no default or event of default under the indenture has occurred and is continuing or would result from the transaction.

Upon any transaction of the type described above, the resulting entity will succeed to and be substituted for and may exercise all of our rights and powers under the indenture and the Exchange Notes with the same effect as if the resulting entity had been named as us in the indenture. In the case of any asset transfer or disposition other than a lease, when the resulting entity assumes all of our obligations and covenants under the indenture and the Exchange Notes of each series, we will be relieved of all such obligations.

Certain Definitions

“Attributable Debt” means, as to any lease in respect of a Sale and Leaseback Transaction under which any Person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof (or, if earlier, the first date upon which such lease may be terminated without penalty), discounted from the respective due dates thereof to such date at the weighted average rate per annum borne by the Exchange Notes, compounded annually. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. Unless we elect to calculate the total amount of rent required to be paid through the first date upon which such lease may be terminated without penalty (if such a provision exists), in the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (1) all current liabilities, except for (a) notes and loans payable, (b) current maturities of long-term debt and (c) current maturities of obligations under capital leases and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent balance sheet of Westlake and its consolidated Subsidiaries and computed in accordance with generally accepted accounting principles in the United States as in effect from time to time. Deferred income taxes, deferred investment tax credit or other similar items, as calculated in accordance with generally accepted accounting principles in the United States as in effect from time to time, will not be considered as a liability or as a deduction from or adjustment to total assets.

“Funded Debt” means all indebtedness for money borrowed having a maturity of more than 12 months from the date of the most recent balance sheet of Westlake and its consolidated Subsidiaries or having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from the date of such balance sheet at the option of the borrower.

“Principal Property” means any single parcel of real estate, any single manufacturing plant or any single warehouse owned or leased in connection with a Sale and Leaseback Transaction by Westlake or any Subsidiary which is located within the United States and the net book value of which on the date as of which the determination is being made exceeds 1% of Consolidated Net Tangible Assets, other than any such manufacturing plant or warehouse or portion thereof (1) which is a pollution control or other facility financed by obligations issued by a state or local government unit and described in Sections 141(a), 142(a)(5), 142(a)(6), 142(a)(10) or 144(a) of the Internal Revenue Code (or their successor provisions) or by any other obligations the interest of which is excluded under Section 103 of the Internal Revenue Code (or its successor provision), or (2) which, in the good-faith opinion of the Board of Directors, as evidenced by a Board Resolution, is not of material importance to the total business conducted by Westlake and its Subsidiaries taken as a whole. As of December 31, 2016, Westlake and its Restricted Subsidiaries had Principal Properties representing approximately 32.8% of Westlake’s consolidated assets as of such date.

“Restricted Subsidiary” means a wholly-owned Subsidiary of Westlake substantially all of the assets of which are located in the United States (excluding territories or possessions) and which owns a Principal Property; provided, however, that the term Restricted Subsidiary shall not include any Subsidiary that is principally engaged in (1) the business of financing; (2) the business of owning, buying, selling, leasing, dealing in or developing real property; or (3) the business of exporting goods or merchandise from or importing goods or merchandise into the United States.

“Subsidiary” means a Person more than 50% of the outstanding Voting Stock (as defined above) of which is owned, directly or indirectly, by Westlake or by one or more other Subsidiaries, or by Westlake and one or more other Subsidiaries.

Modification and Waiver

We and the trustee may supplement or amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of all series issued under the indenture that are affected by the amendment or supplement (voting as one class). Without the consent of the holder of each note affected, however, no modification may:

•	reduce the amount of notes whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest on the note;

•	reduce the principal of the note or change its stated maturity;

•	reduce any premium payable on the redemption of the note or change the time at which the note may or must be redeemed;

•	change any obligation to pay additional amounts on the note;

•	make payments on the note payable in currency other than as originally stated in the note;

•	impair the holder’s right to institute suit for the enforcement of any payment on or with respect to the note;

•	make any change in the percentage of principal amount of notes necessary to waive compliance with certain provisions of the indenture or to make any change in the provision related to modification;

•	waive a continuing default or event of default regarding any payment on the notes;

•	if applicable, make any change that materially and adversely affects the right to convert any note.

We and the trustee may supplement or amend the indenture or waive any provision of the indenture without the consent of any holders of debt securities issued under the indenture in certain circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or asset transfer permitted under the indenture;

•	to provide for uncertificated notes in addition to or in place of certificated notes or to provide for bearer notes;

•	to provide any security for, or to add any guarantees of or obligors on, any series of notes;

•	to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

•	to add covenants that would benefit the holders of any notes or to surrender any rights we have under the indenture;

•	to add events of default with respect to any series of notes;

•	to make any change that does not adversely affect any outstanding debt securities of any series issued under the indenture in any material respect; and

•	to establish the form or terms of any notes and to accept the appointment of a successor trustee, each as permitted under the indenture.

The holders of a majority in principal amount of the outstanding Exchange Notes of any series (or, in some cases, of all debt securities issued under the indenture that are affected, voting as one class) may waive any existing or past default or event of default with respect to those notes. Those holders may not, however, waive any default or event of default in any payment on any note or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Events of Default

The following are events of default with respect to a series of Exchange Notes:

•	our failure to pay interest on any Exchange Note of that series for 30 days after becoming due;

•	our failure to pay principal of or any premium on any Exchange Note of that series when due;

•	our failure to comply with any covenant or agreement in that series of Exchange Notes or the indenture (other than an agreement or covenant that has been included in the indenture solely for the benefit of other series of notes) for 60 days after written notice by the trustee or by the holders of at least 25% in principal amount of the outstanding debt securities issued under the indenture that are affected by that failure;

•	specified events involving bankruptcy, insolvency or reorganization of Westlake or a Guarantor with respect to that series of Exchange Notes that is a significant subsidiary (as defined in Regulation S-X promulgated by the SEC, as in effect on the date of the indenture); and

•	specified events involving the Guarantees.

A default under one series of Exchange Notes will not necessarily be a default under any other series. If a default or event of default for any series of Exchange Notes occurs, is continuing and is known to the trustee, the trustee will notify the holders of applicable Exchange Notes within 90 days after it occurs. The trustee may withhold notice to the holders of the Exchange Notes of any default or event of default, except in any payment on the Exchange Notes, if the trustee in good faith determines that withholding notice is in the interests of the holders of those Exchange Notes.

If an event of default for any series of Exchange Notes occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding Exchange Notes of the series affected by the default (or, in some cases, 25% in principal amount of all debt securities issued under the indenture that are affected, voting as one class) may declare the principal of and all accrued and unpaid interest on those Exchange Notes to be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency or reorganization of Westlake or a Guarantor that is a significant subsidiary occurs, the principal of and accrued and unpaid interest on all the Exchange Notes of that series will become immediately due and payable without any action on the part of the trustee or any holder. At any time after a declaration of acceleration has been made, the holders of a majority in principal amount of the outstanding Exchange Notes of the series affected by the default (or, in some cases, of all debt securities issued under the indenture that are affected, voting as one class) may in some cases rescind this accelerated payment requirement and its consequences.

A holder of an Exchange Note of any series issued under the indenture may pursue any remedy under the indenture only if:

•	the holder gives the trustee written notice of a continuing event of default with respect to that series;

•	the holders of at least 25% in principal amount of the outstanding notes of that series make a written request to the trustee to pursue the remedy;

•	the holders offer to the trustee indemnity satisfactory to the trustee against any loss, liability or expense;

•	the trustee does not comply with the request within 60 days after receipt of the request and offer of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the notes of that series do not give the trustee a direction inconsistent with the request.

This provision does not, however, affect the right of a holder of a note to sue for enforcement of any overdue payment.

The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless those holders have offered to the trustee indemnity satisfactory to it. Subject to this provision for indemnification, the holders of a majority in principal amount of the outstanding Exchange Notes of a series (or of all debt securities issued under the indenture that are affected, voting as one class) generally may direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee; or

•	exercising any trust or power conferred on the trustee relating to or arising as a result of an event of default.

If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of his own affairs.

The indenture requires us to furnish to the trustee annually a statement as to our performance of certain of our obligations under the indenture and as to any default in performance.

Defeasance and Discharge

Defeasance. When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee under the indenture any combination of money or government securities sufficient to make payments on the Exchange Notes of a series issued under the indenture on the dates those payments are due, then, at our option, either of the following will occur:

•	we and the Guarantors will be discharged from our obligations with respect to the Exchange Notes of that series (“legal defeasance”); or

•	we and the Guarantors will no longer have any obligation to comply with specified restrictive covenants with respect to the Exchange Notes of that series, the covenant described under “—Certain Covenants—Limitations on Consolidations, Mergers and Sales of Assets” above and other specified covenants under the indenture, and the related events of default will no longer apply (“covenant defeasance”).

If a series of Exchange Notes is defeased, the holders of the Exchange Notes of that series will not be entitled to the benefits of the indenture, except for obligations to register the transfer or exchange of Exchange Notes, replace stolen, lost or mutilated Exchange Notes or maintain paying agencies and hold money for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the Exchange Notes, and if applicable, the Guarantors’ guarantees of the payments, will also survive.

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the Exchange Notes to recognize income, gain or loss for U.S. federal income tax purposes and that the holders would be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

Under current U.S. federal income tax law, legal defeasance would likely be treated as a taxable exchange of Exchange Notes to be defeased for interests in the defeasance trust. As a consequence, a United States holder would recognize gain or loss equal to the difference between the holder’s cost or other tax basis for the Exchange Notes and the value of the holder’s interest in the defeasance trust, and thereafter would be required to include in income a share of the income, gain or loss of the defeasance trust. Under current U.S. federal income tax law, covenant defeasance would not be treated as a taxable exchange of such Exchange Notes.

Satisfaction and Discharge. In addition, the indenture will cease to be of further effect with respect to the Exchange Notes of a series issued under the indenture, subject to exceptions relating to compensation and indemnity of the trustee under the indenture and repayment to us of excess money or government securities, when:

•	either

•	all outstanding Exchange Notes of that series have been delivered to the trustee for cancellation; or

•	all outstanding Exchange Notes of that series not delivered to the trustee for cancellation either:

•	have become due and payable

•	will become due and payable at their stated maturity within one year, or

•	are to be called for redemption within one year; and

•	we have deposited with the trustee any combination of money or government securities in trust sufficient to pay the entire indebtedness on the Exchange Notes of that series when due; and

•	we have paid all other sums payable by us with respect to the Exchange Notes of that series.

Governing Law

New York law governs the indenture and will govern the Exchange Notes and the Guarantees.

The Trustee

The Bank of New York Mellon Trust Company, N.A. (successor to JPMorgan Chase Bank, National Association) acts as the trustee under the indenture. The Bank of New York Mellon Trust Company, N.A. will act as the trustee with respect the Exchange Notes of each series.

The indenture contains limitations on the right of the trustee, if it or any of its affiliates is then our creditor or, if applicable, a creditor of a Guarantor, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee and its affiliates are permitted to engage in other transactions with us, and, if applicable, the Guarantors. If, however, the trustee acquires any conflicting interest, it must eliminate that conflict or resign within 90 days after ascertaining that it has a conflicting interest and after the occurrence of a default under the indenture, unless the default has been cured, waived or otherwise eliminated within the 90-day period.

Payments and Paying Agents

We will make payments on the Exchange Notes in U.S. dollars at the office of the trustee and any paying agent. At our option, however, payments may be made by wire transfer for global notes or by check mailed to the address of the person entitled to the payment as it appears in the security register. We will make interest payments to the person in whose name the Exchange Note is registered at the close of business on the record date for the interest payment.

The trustee under the indenture will be designated as the paying agent for payments on Exchange Notes issued under the indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

If the principal of or any premium or interest on Exchange Notes of a series is payable on a day that is not a business day, the payment will be made on the following business day. For these purposes, a “business day” is any day that is not a Saturday, a Sunday or a day on which banking institutions in any of New York, New York, Houston, Texas or a place of payment on the Exchange Notes of that series is authorized or obligated by law, regulation or executive order to remain closed.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money held by them for payments on the Exchange Notes that remains unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Book-Entry, Form and Delivery

Except as set forth below, the Exchange Notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Exchange Notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. DTC will be the depositary for the Global Notes.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may be exchanged for Exchange Notes in certificated form. See “—Exchange of Global Notes for Certificated Notes.”

In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive Exchange Notes in registered certificated form (“Certificated Notes”) if: (1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case we fail to appoint a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered or willing or able to act as a depositary; (2) we determine not to have the Exchange Notes represented by a Global Note and provide written notice thereof to the Trustee; or (3) there shall have occurred and be continuing a default or event of default with respect to the Exchange Notes and DTC requests such exchange.

In all cases, certificated Exchange Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be in registered form, registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We and the trustee take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants. DTC has also advised us that, pursuant to procedures established by it: (1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the exchange agent with portions of the principal amount of the Global Notes; and (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream will hold interests in the Regulation S Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described above, owners of interests in the Global Notes will not have Exchange Notes registered in their names, will not receive physical delivery of Exchange Notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest or premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the Trustee will treat the persons in whose names the Exchange Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither we, the Trustee, nor any agent of ours or the Trustee’s has or will have any responsibility or liability for: (1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of the Exchange Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of the Exchange Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Exchange Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended Exchange Notes in certificated form, and to distribute such Exchange Notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Rule 144A Global Notes and the Regulation S Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the Trustee nor any of our or their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Same Day Settlement and Payment

All cash payments of principal and interest, premium and additional interest, if any, will be made by us in immediately available funds. The Exchange Notes will trade in the Depositary’s same-day funds settlement system until maturity or until such Exchange Notes are issued in certificated form, and secondary market trading activity in such Exchange Notes will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in such Exchange Notes.

Certain Material U.S. Federal Income Tax Considerations

The following discussion summarizes certain material U.S. federal income tax considerations, as of the date of this prospectus, relating to the exchange of Outstanding Notes for Exchange Notes. This discussion does not address U.S. federal taxes other than income tax or the tax considerations arising under the laws of any foreign, state or local jurisdiction. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this prospectus and all of which are subject to change or differing interpretations, possibly with retroactive effect.

We believe that the exchange of Outstanding Notes for Exchange Notes pursuant to the exchange offer will not constitute a taxable event for U.S. federal income tax purposes. As a result, (1) you will not recognize a taxable gain or loss as a result of exchanging such holder’s Outstanding Notes for Exchange Notes; (2) your holding period in the Exchange Notes will include the holding period of the Outstanding Notes exchanged therefor; and (3) your adjusted tax basis in the Exchange Notes will be the same as the adjusted tax basis of the Outstanding Notes exchanged therefor immediately before such exchange. The U.S. federal income tax consequences of holding and disposing of an Exchange Note will be the same as the U.S. federal income tax consequences of holding and disposing of an Outstanding Note.

We urge you to consult your tax advisor with respect to the application of U.S. federal income tax law to your particular situation as well as any tax consequences arising under U.S. federal estate or gift tax law or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty in connection with the exchange of Outstanding Notes for Exchange Notes.

Plan of Distribution

Based on interpretations by the staff of the SEC in no-action letters issued to third parties, we believe that you may transfer Exchange Notes issued under the exchange offer in exchange for the Outstanding Notes if:

•	any Exchange Notes to be received by you will be acquired in the ordinary course of your business; and

•	you have no arrangement or understanding with any person or entity to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes in violation of the provisions of the Securities Act.

You may not participate in the exchange offer if you are:

•	an “affiliate,” as defined in Rule 405 under the Securities Act, of us; and

•	a broker-dealer that will receive Exchange Notes for your own account in exchange for Outstanding Notes that were acquired as a result of market-making or other trading activities, unless you agree to deliver this prospectus (or, to the extent permitted by law, make this prospectus available to purchasers) in connection with any resale of your Exchange Notes.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver this prospectus in connection with any resale of such Exchange Notes. To date, the staff of the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange offer, other than a resale of an unsold allotment from the original sale of the Outstanding Notes, with this prospectus. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received for their own account in exchange for Outstanding Notes where such Outstanding Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period ending on July 25, 2017, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until such date, all dealers effecting transactions in Exchange Notes may be required to deliver this prospectus.

If you wish to exchange your Outstanding Notes in the exchange offer, you will be required to make representations to us as described in “Exchange Offer—Procedures for Tendering—Your Representations to Us” in this prospectus. As indicated in the letter of transmittal, you will be deemed to have made these representations by tendering your Outstanding Notes in the exchange offer. In addition, if you are a broker-dealer who receives Exchange Notes for your own account in exchange for Outstanding Notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge, in the same manner, that you will deliver this prospectus in connection with any resale by you of such Exchange Notes.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the Exchange Notes; or

•	a combination of such methods of resale; at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act. Each letter of transmittal states that by acknowledging that it will deliver and by delivering this prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For the period described in Section 4(3) of and Rule 174 under the Securities Act that is applicable to transactions by brokers or dealers with respect to the Exchange Notes, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents.

We have agreed to indemnify the holders of the Outstanding Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Directors, Executive Officers and Corporate Governance

Nominees For Election as Class I Directors

The Company’s Amended and Restated Certificate of Incorporation provides that the Board of Directors be divided into three classes, each consisting, as nearly as possible, of one-third of the total number of directors constituting the Board of Directors, with each class to serve for a term of three years. The following nominees, each of whom is an incumbent Class I director and was nominated by the Nominating and Governance Committee of the Board of Directors, have been nominated to stand for election as Class I Directors at the Company’s 2017 Annual Meeting of Stockholders, to serve until the 2020 Annual Meeting of Stockholders, or until their successors are elected and qualified.

Dorothy C. Jenkins (age 71). Ms. Jenkins has been a director since June 2003. For the past five years, Ms. Jenkins has managed her personal investments. She is also a member of the board of various civic and charitable organizations including Wellesley College. Ms. Jenkins is the sister of James Chao and Albert Chao. She is a graduate of Wellesley College and holds a B.A. in Mathematics.

The Board has concluded that Ms. Jenkins should serve as a director of the Company based primarily on her experience on the boards of charitable and community organizations and her position as a member of the Chao family, which controls TTWF LP, our principal stockholder.

Max L. Lukens (age 68). Mr. Lukens has been a director since August 2004. Since May 2006, Mr. Lukens has managed his personal investments. Mr. Lukens served as President and Chief Executive Officer of Stewart & Stevenson Services, Inc. until May 2006 and prior to that served as its Chairman of the Board from December 2002 to March 2004, and Interim Chief Executive Officer and President from September 2003 to March 2004. He was also previously employed by Baker Hughes Incorporated from 1981 to January 2000, where he served as Baker Hughes’ Chairman of the Board, President and Chief Executive Officer from 1997 to January 2000. He also served as a director of The Pep Boys—Manny, Moe & Jack from August 2006 until October 2007 and again from June 2009 until September 2011. He was also Chairman of the Board of that company from June 2009 until he resigned in September 2011. Mr. Lukens was a director of Blount International, Inc. from July 2015 until it was acquired in April 2016. Mr. Lukens was a Certified Public Accountant with Deloitte Haskins & Sells for 10 years and received both his B.S. and M.B.A. degrees from Miami University.

The Board has concluded that Mr. Lukens should serve as a director of the Company based primarily on his long experience as a chief executive officer of public companies, as well as his service on the boards of other public companies and his earlier career as a certified public accountant.

Class II Directors Serving Until 2018

James Chao (age 69). Mr. Chao has been our Chairman of the Board since July 2004 and became a director in June 2003. From May 1996 to July 2004, he served as our Vice Chairman. Mr. Chao also has responsibility for the oversight of our Vinyls business. Mr. Chao has over 45 years of global experience in the chemical industry. From June 2003 until November 2010, Mr. Chao was the executive chairman of Titan Chemicals Corp. Bhd. Prior to that he served as Titan’s Managing Director. He has served as a Special Assistant to the Chairman of China General Plastics Group and worked in various financial, managerial and technical positions at Mattel Incorporated, Developmental Bank of Singapore, Singapore Gulf Plastics Pte. Ltd. and Gulf Oil Corporation. Mr. Chao, along with his brother Albert Chao, assisted their father T.T. Chao in founding Westlake. Mr. Chao is on the board of Baylor College of Medicine and KIPP (Knowledge is Power Program). Mr. Chao received his B.S. degree from Massachusetts Institute of Technology and an M.B.A. from Columbia University.

The Board has concluded that Mr. James Chao should serve as a director of the Company based primarily on his long experience in the global chemicals and plastics industries and his lengthy tenure as a senior officer of the Company. Mr. Chao also brings important perspectives to our board as a member of the Chao family, which controls TTWF LP, our principal stockholder.

R. Bruce Northcutt (age 57). Mr. Northcutt has been a director since May 2013. Mr. Northcutt has been a partner of Navitas Midstream Partners, LLC since November 2013 and the Chairman of the Board, Chief Executive Officer and President of its manager, Navitas Midstream Management, LLC, since May 2014. Mr. Northcutt was the President and Chief Executive Officer and a director of Copano Energy, L.L.C. until its acquisition by Kinder Morgan Energy Partners, L.P. in May 2013. Mr. Northcutt had also served as Copano’s President and Chief Operating Officer from April 2003 until November 2009. Mr. Northcutt served as President of El Paso Global Networks Company from November 2001 until April 2003; Managing Director of El Paso Global Networks Company from April 1999 until November 2001 and Vice President, Business Development, of El Paso Gas Services Company from January 1998 until April 1999. From 1988 until 1998, Mr. Northcutt held positions with various levels of responsibility at El Paso Energy and its predecessor, Tenneco Energy, including supervision of pipeline supply and marketing as well as regulatory functions. He began his career with Tenneco Oil Exploration and Production in 1982, working in the areas of drilling and production engineering. Mr. Northcutt holds a Bachelor of Science degree in Petroleum Engineering from Texas Tech University and is a Registered Professional Engineer on inactive status in the State of Texas.

The Board has concluded that Mr. Northcutt should serve as a director of the Company based primarily on his extensive experience in the energy industry and his experience as a chief executive officer.

H. John Riley, Jr. (age 76). Mr. Riley has been a director since November 2007. Mr. Riley served as Chairman of the Board of Directors of Cooper Industries, Ltd., from May 1996 until February 2006 and served as its Chief Executive Officer from September 1995 to May 2005. He was President of Cooper Industries, Ltd. from 1992 to 2004, its Chief Operating Officer from 1992 to 1995 and its Executive Vice President, Operations from 1982 to 1992. He was associated with Cooper Industries, Ltd. for more than 40 years. In addition, from 1997 to May 2013 he served as a director of Baker Hughes Incorporated and, from 1998 to May 2014, he served as a director of Allstate Corporation. He currently serves as a director of Post Oak Bank, N.A., a private bank. He is a trustee of the Museum of Fine Arts in Houston and a trustee of Syracuse University. Mr. Riley holds a B.S. in Industrial Engineering from Syracuse University. He also completed the Harvard University Advanced Management Program.

The Board has concluded that Mr. Riley should serve as a director of the Company based primarily on his long experience as a senior officer, including chief executive officer, of a public company engaged in manufacturing.

Class III Directors Serving Until 2019

Robert T. Blakely (age 75). Mr. Blakely has been a director since August 2004. Mr. Blakely served as Chief Financial Officer of the Federal National Mortgage Association (Fannie Mae) from January 2006 until August 2007. He served as Fannie Mae’s Executive Vice President from January 2006 until January 2008. His prior positions include: Executive Vice President and Chief Financial Officer of MCI, Inc. from April 2003 to January 2006; President of Performance Enhancement Group, Ltd. from July 2002 to April 2003; Executive Vice President and Chief Financial Officer of Lyondell Chemical Company from November 1999 to June 2002; Executive Vice President of Tenneco Inc. from 1996 to November 1999 and Chief Financial Officer from 1981 to November 1999; and Managing Director of Morgan Stanley & Co. from 1980 to 1981 and an employee from 1970. He has served on the Board of Directors of Natural Resource Partners L.P. from January 2003 to the present, the Board of Directors of Greenhill & Co., Inc. from April 2009 to the present and the Board of Directors of Ally Financial (formerly GMAC Inc.) from May 2009 to the present. He is a trustee emeritus of Cornell University. From 2007 to late 2012, he served as a Trustee of the Financial Accounting Foundation. He is also a director of the Episcopal Health Foundation and the Baylor St. Luke’s Medical Center. He holds a B.M.E. degree in mechanical engineering and an M.B.A. in business administration from Cornell University and a Ph.D. from the Massachusetts Institute of Technology.

The Board has concluded that Mr. Blakely should serve as a director of the Company based primarily on his long experience as a corporate executive of public companies, his prior tenure as a senior officer of a company in the chemicals industry, his service as the chief financial officer of several public companies and his broad background in the field of financial accounting.

Albert Chao (age 67). Mr. Chao has been our President since May 1996 and a director since June 2003. Mr. Chao became our Chief Executive Officer in July 2004. Mr. Chao has over 40 years of global experience in the chemical industry. In 1985, Mr. Chao assisted his father, T.T. Chao, and his brother, James Chao, in founding Westlake, where he served as Executive Vice President until he succeeded James Chao as President. He has held positions in the Controller’s Group of Mobil Oil Corporation, in the Technical Department of Hercules Incorporated, in the Plastics Group of Gulf Oil Corporation and has served as Assistant to the Chairman of China General Plastics Group and Deputy Managing Director of a plastics fabrication business in Singapore. Mr. Chao is a trustee of Rice University. Mr. Chao received a bachelor’s degree from Brandeis University and an M.B.A. from Columbia University.

The Board has concluded that Mr. Albert Chao should serve as a director of the Company based primarily on his long experience in the global chemicals and plastics industries and his lengthy tenure as a senior officer of the Company. Mr. Chao also brings important perspectives to our Board from his position as a member of the Chao family, which controls TTWF LP, our principal stockholder.

Michael J. Graff (age 61). Mr. Graff has been a director since May 2013. Mr. Graff is Chairman and Chief Executive Officer of American Air Liquide Holdings, Inc. and a Senior Vice President of the Air Liquide Group with responsibility for the Americas, Safety and Industrial Systems Worldwide and is Chairman of the Electronics World Business Line. Mr. Graff joined Air Liquide as President and CEO of Air Liquide USA LLC in April 2007. In January 2009, he took on additional responsibilities and was named President and CEO of American Air Liquide Holdings, Inc. In May 2009, Mr. Graff was named a Corporate Vice President of Air Liquide S.A. and member of the Executive Committee of the Air Liquide Group with responsibilities for North America and Safety and Industrial Systems Worldwide. In January 2010, Mr. Graff’s responsibilities were expanded to include responsibility for all of Air Liquide’s operations in the Western hemisphere (Americas). In April 2012, Mr. Graff’s responsibilities were expanded to include oversight of Air Liquide’s electronic business worldwide and he was named Chairman of the Electronics World Business Line. In January 2013 Mr. Graff was named a Senior Vice Present of the Air Liquide Group and in April 2013 he was named Chairman of American Air Liquide Holdings, Inc. Prior to joining Air Liquide, Mr. Graff began his career with Amoco Corporation and then worked for BP plc, where he last served as President and Chief Executive Officer of BP Polymers Americas from 2001 to 2004. Mr. Graff served as a director of The Lubrizol Corporation from 2009 until it was acquired by Berkshire Hathaway Inc. in 2011. Mr. Graff serves on the Board and the Executive Committee of the American Chemistry Council, the Board of the National Association of Manufacturers and the Board of the U.S. Chamber of Commerce. He is also the Chairman of the Society for Chemical Industries and a principal of the American Energy Innovation Council. Mr. Graff serves on the Board and Executive Committee of Children at Risk. He is also a member of the Greater Houston Partnership and a member of the Energy Forum of the Baker Institute at Rice University and serves on the Board of Trustees of the Illinois Institute of Technology. Mr. Graff holds an M.S. in Chemical Engineering from Purdue University, a B.S. in Chemical Engineering from the Illinois Institute of Technology, has studied business at the University of Chicago and has completed executive management programs at the Wharton School of the University of Pennsylvania, the University of Cambridge and the Stanford University Law School.

The Board has concluded that Mr. Graff should serve as a director of the Company based primarily on his extensive experience in the energy, chemicals and polymers industries and his experience as a chief executive officer.

The Audit Committee

The Audit Committee of the Board of Directors is currently comprised of Robert T. Blakely (chairman), Michael J. Graff, Max L. Lukens, R. Bruce Northcutt and H. John Riley, Jr. All current Audit Committee members are “independent” as defined by the listing standards of the New York Stock Exchange and Section 10A(m)(3) of the Securities Exchange Act of 1934. The board has determined that each of Messrs. Blakely, Graff, Lukens, Northcutt and Riley is an “audit committee financial expert” as that term is defined by SEC regulations and each is independent from our management, as “independence” is defined by the rules and regulations of the SEC and the listing standards of the New York Stock Exchange. The primary functions of the Audit Committee are to review the adequacy of the system of internal controls and management information systems, to review the results of our independent registered public accounting firm’s quarterly reviews of our interim financial statements, to review the planning and results of the annual audit with our independent registered public accounting firm, and to have oversight of financial risks. This Committee held seven meetings in 2016. The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee charter is publicly available on our website at: http://www.westlake.com under “Investor Relations—Corporate Governance.”

Corporate Governance

We have a Code of Ethics that applies to our principal executive officer, principal financial officer and principal accounting officer, a Code of Conduct that applies to all directors, officers and employees and Principles of Corporate Governance. You can find the above-referenced documents by visiting our website at: http://www.westlake.com under “Investor Relations—Corporate Governance.” We will post on our website any amendments to such documents as well as any waivers that are required to be disclosed by the rules of either the SEC or the New York Stock Exchange.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of the copies of reports furnished to us during the year ended December 31, 2016 and written representations from our officers and directors, we believe all stock transaction reports required to be filed with the SEC under Section 16(a) of the Securities Exchange Act of 1934 in 2016 were timely filed by all directors, officers and beneficial owners of more than 10% of our common stock.

Executive Compensation

Compensation Discussion and Analysis

A discussion and analysis of the Company’s executive compensation philosophy, objectives and underlying program is presented below. This discussion includes a review of the following:

•	Compensation Committee Oversight

•	External Advisors

•	The Deliberative Process

•	Compensation Philosophy and Program Objectives

•	Elements of the Program

•	Prior Votes on Executive Compensation

•	Establishing Compensation Levels

•	Post-Employment Programs

•	Employment Agreements; Severance and Change-in-Control Arrangements

•	Deferred Compensation Programs

Compensation Committee Oversight

The Board of Directors has established a Compensation Committee (the “Committee”) to review and provide oversight of the compensation programs of the Company and the compensation of our NEOs and other Executives.

Since Westlake is considered to be controlled by its principal stockholder under New York Stock Exchange rules, all Committee members are not required to be independent as defined by the listing standards of the New York Stock Exchange. The Committee is currently composed of five independent board members, one of whom serves as the Committee’s chair, and three non-independent members of the Board, one of whom is the PEO, one of whom is the Chairman of the Board and the last of whom is the sister of the PEO and the Chairman of the Board.

The Committee operates under the provisions of a charter and meets periodically throughout the year. The Committee’s duties include the following:

•	reviewing and approving the corporate goals and objectives relevant to the PEO’s compensation annually, evaluating the PEO’s performance in light of the goals and objectives and determining the PEO’s compensation level based upon the performance evaluation and other relevant factors;

•	reviewing and approving the PEO’s assessment of, and compensation recommendations for, the NEOs and other Executives;

•	administering and making recommendations to the Board with respect to the design of the Company’s incentive compensation plans, equity-based plans and other compensation and benefit plans and the issuance of stock and other awards under these plans;

•	reviewing and making recommendations to the Board with respect to the fees and other compensation received by directors and board committee members;

•	reviewing matters related to the succession plan for the PEO and other Executives;

•	reviewing and approving employment agreements for Executives and change-in-control protection offered to non-Executive employees of the Company, if any; and

•	producing a compensation committee report to be included in the annual proxy statement of the Company as required by applicable rules and regulations.

External Advisors

To assist the Committee in respect of its oversight responsibilities, the Committee periodically utilizes the services of independent third-party compensation consultants to conduct compensation surveys and determine compensation trends, analyze and assess the Company’s compensation systems and programs, review current legal, accounting and administrative matters associated with executive compensation and offer opinions as to the effectiveness and competitiveness of the program. For 2016, the Committee directly engaged the services of Willis Towers Watson as a compensation consultant to advise the Committee on executive compensation matters. Willis Towers Watson assists the Committee by providing updated comparative market data on compensation programs and practices of peer competitors, the broader-based chemical industry and general industry. Willis Towers Watson also assists the Company with general compensation consultation regarding employees other than the NEOs. In 2016, the Company paid Willis Towers Watson approximately $157,000 for executive compensation advisory services and approximately $400,000 for other consulting services (primarily related to acquisition due diligence and integration services in connection with the acquisition of Axiall Corporation). The decision to engage Willis Towers Watson for the non-executive compensation consulting services was determined by management and approved by the Committee. In February 2017, the Committee assessed whether the work of Willis Towers Watson for the Company during 2016 raised any conflict of interest and concluded that no conflict of interest exists.

The Deliberative Process

In establishing target executive compensation, the Committee has selected a set of peer group companies (the “Peer Group”) that is used as one of the means in helping to establish executive compensation targets. The companies that comprise the Peer Group are selected annually from among companies within the chemical industry of relative comparable size to Westlake, with executive positions of similar scope and responsibility and from among companies with which Westlake may compete for executive talent. The following companies make up the Peer Group as adopted by the Committee in 2016:

Air Products and Chemicals, Inc.	Huntsman Corporation

Albemarle Corporation	The Mosaic Company

Ashland Inc.	Olin Corporation

Axalta Coating Systems Ltd.	PolyOne Corporation

Celanese Corporation	Praxair, Inc.

CF Industries Holdings, Inc.	RPM International Inc.

The Chemours Company	The Sherwin-Williams Company

Eastman Chemical Company	Trinseo S.A.

FMC Corporation	The Valspar Corporation

As a result of changes in the Peer Group and in order to take into account the size and complexity of the Company’s organization (including as a result of the Company’s acquisition of Axiall Corporation), the Peer Group was adjusted in November 2016 by adding Axalta Coating Systems Ltd., The Chemours Company, Huntsman Corporation, Praxair, Inc. and The Sherwin-Williams Company to, and removing Axiall Corporation (which was acquired by the Company), Cabot Corporation, International Flavors & Fragrances and W.R. Grace & Co. from, the Peer Group. The Committee may add or replace companies in the Peer Group as warranted to reflect changes in the size, business profile and publicly-listed status of the companies in the Peer Group to help ensure that companies more comparable in size and business profile to the Company are included.

In addition to referring to the Peer Group, Willis Towers Watson utilizes survey data from its proprietary general industry and chemical industry databases, including, but not limited to, the Willis Towers Watson CDB Executive Survey as well as the Hay Group Chemicals Industry survey and other relevant market information, that compare the compensation of executives at numerous companies in similar positions as the NEOs (the “Market Survey”). The Market Survey is used in conjunction with the Peer Group data (collectively, the “Reference Points”) to help validate the market findings and more specifically establish market compensation rates for positions for which there are limited Peer Group data and/or for positions that are not industry-specific and for which the Company would need to recruit on a broader basis (for instance, Chief Financial Officer). Finally, in establishing the target executive compensation, the Committee takes a total compensation view to include base pay, cash bonuses and long-term incentive and equity awards, so that as long as the composite total compensation of an NEO is competitive with the Reference Points, individual components may fall below or above the median of the Reference Points. In conducting its surveys for the Reference Points, Willis Towers Watson reports directly to the Committee on each component and on a composite total compensation basis.

The Committee meets annually in February to specifically address the compensation of the PEO, other NEOs and other Executives. During this meeting, the Committee reviews the achievement of the Company’s goals and objectives, including the Company’s performance relative to its competitors within the commodity chemical industry, including those direct competitors within the Peer Group, and the Committee reviews the Reference Points as well as other relevant factors established by the Committee for the PEO and the factors established by the PEO in setting and approving the other NEOs’ compensation. During this annual review meeting, the PEO also presents his recommendations to the Committee regarding the compensation to be provided to the other NEOs and other Executives. The PEO and the Committee, after considering data from the Reference Points and other relevant factors, set the compensation for these Executives.

Compensation Philosophy and Program Objectives

The Company has designed and maintains a comprehensive executive compensation program as a means of:

•	attracting, rewarding and retaining top executive talent in support of the Company’s vision, mission and objectives;

•	maintaining market competitiveness with the Company’s peer group compensation programs and practices;

•	encouraging and rewarding the achievement of specific individual, business segment and corporate goals and objectives;

•	placing a significant portion of total compensation at risk through variable pay components, including upside potential where targeted objectives are exceeded, to promote management action to create added stockholder value;

•	aligning management interests with the interests of the stockholders; and

•	balancing short-term objectives with long-term strategic initiatives and thinking through the design of both short-term and long-term pay programs.

Elements of the Program

The Company’s executive compensation program contains a combination of both short-term and long-term elements designed to reward and encourage near-term goal accomplishment as well as to reward and encourage long-term strategic thinking and actions that benefit the Company and its stockholders. These combined elements, in tandem with employee benefits and a limited number of perquisites, form the basis of Westlake’s total compensation system. These elements have been chosen as the compensation components designed to allow the Company to adhere to the above stated compensation philosophy and program objectives which include remaining “market competitive” with its peers in the chemical industry and the broader market for executive talent. Each element has been allocated in the total compensation package in an attempt to find a balance between short-term and long-term rewards as well as cash and non-cash forms of payment. Further, the total compensation program seeks to place a significant amount of pay “at risk” through the use of variable pay elements. The Committee has determined that based on the Reference Points and their broad corporate-wide responsibilities, the PEO and the Chairman, as compared with other NEOs, should receive a higher portion of their total compensation from “at risk” components given their ability to influence Company performance and the desire of the Committee to further incentivize the PEO’s and the Chairman’s ongoing efforts to create value for the stockholders. The relative difference in pay between the PEO and the Chairman primarily reflects the difference in job scope and responsibility between the two positions and is further validated by the Reference Points data, which show that the PEO is typically the highest paid position. The relationship in pay among the other NEOs is driven by variation in job scope and level of responsibility, the Reference Points data, individual performance, internal equity and other factors as determined by the Committee as appropriate.

Prior Votes on Executive Compensation

In approving the 2016 compensation of the NEOs, the Committee considered the results of the advisory vote on the say-on-pay proposal at the 2014 annual general meeting of stockholders, at which a substantial majority of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Committee did not change its executive compensation approach based on the vote. The Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the NEOs. At the 2011 annual meeting, a substantial majority of the votes cast on the advisory vote on the frequency of the say-on-pay proposal were voted in favor of holding that vote every three years.

Establishing Compensation Levels

On an annual basis as the Committee meets to set the target compensation for the PEO, other NEOs and other Executives, the Committee considers the responsibility and scope of the individual job assignments as well as the Executive’s job performance and achievements measured against a variety of goals and objectives. As a first step, the PEO provides his evaluation of each Executive based upon the achievement of goals and objectives unique to a business segment or a corporate assignment and an assessment of the Executive’s individual contribution and effort and a variety of managerial success factors. Next, the Committee may make its own assessment of each Executive based upon the interaction Committee members have had with the Executive throughout the year. Lastly, once the Committee considers all of these factors in tandem with the Reference Points, the Committee establishes the compensation target for each element of the total compensation program.

Base Pay—This element is the principal cash compensation component of the Company’s program and is designed to provide the Executive with a market-competitive minimum level of compensation. In setting base pay rates for 2016, the Committee considered the Reference Points, the scope and range of responsibility, accountability and business impact of the position as well as current economic conditions to aid it in evaluating and matching the positions with the market and setting fair-market competitive base pay targets. In setting base pay rates for Executives, the Committee has determined that, based on advice of its independent consultant, Willis Towers Watson, the base pay of the Executives can generally be considered as competitive if targeted to be within 90% to 110% of the 50th percentile of the market depending on the performance of the individual Executive, the magnitude of adjustments deemed necessary by the Committee to ensure retention of the Executive and the performance of the Company. The Committee also recognizes that market pricing is an inexact science and that base pay above or below that range may be required to meet market demand or to recognize individual performance or experience levels. The Committee does not set a specific fixed target percentage for any of the NEOs but generally works to set the base pay of each NEO to be within the range at its discretion based upon market and performance factors. Base pay is evaluated on an annual basis using then current market information, and the Committee may authorize an adjustment to:

•	ensure that the Executive’s current base pay is within the acceptable target level as determined by the Committee;

•	ensure internal equity;

•	recognize individual performance and contributions; or

•	recognize changes in responsibility or the scope of the Executive’s position.

For additional information on the salaries paid to the PEO and the other NEOs during 2016, see “—Executive Compensation—2016 Summary Compensation Table.” In February 2017, the Committee set the base salaries for the NEOs as follows: $1,034,000 for Mr. Albert Chao, $818,000 for Mr. James Chao, $550,000 for Mr. Bender, $457,000 for Mr. Buesinger, and $425,000 for Mr. Bates (our former Vice President, Building Products who left the Company in March 2017). The salaries of Mr. Albert Chao, Mr. James Chao, Mr. Bender and Mr. Buesinger were increased from $985,000, $788,000, $525,000 and $409,000, respectively, after consideration of the Reference Points. The salary of Mr. Bates remained unchanged.

Cash Incentive Plans/Bonuses—For 2016, the PEO, other NEOs and other Executives were eligible to be considered to receive payments under the Company’s Annual Incentive Plan (“AIP”) and Quarterly Incentive Plan (“QIP”). The AIP is designed to conform to the provisions of the Westlake Chemical Corporation 2013 Omnibus Incentive Plan (the “2013 Plan”). The Committee administers the AIP with respect to the Executives, and the PEO (or any other Executive to whom the PEO may delegate such authority) administers the AIP with respect to other participants. Awards under the AIP are intended to qualify as “qualified performance awards” under the 2013 Plan that comply with the rules applicable to performance-based compensation pursuant to Section 162(m) of the Internal Revenue Code. The bonus potential of the AIP and QIP plans has been designed to serve as a significant incentive for continuous improvement and to provide compensation opportunities that are competitive within the market with an emphasis on the Company’s peers within the chemical industry.

AIP. Under the terms of the AIP, a target bonus percentage is established by the Committee for the PEO, other NEOs and other Executives generally ranging from 30% to 100% of base pay (as of the end of the previous year) depending on the position, level and range of responsibility of the employee. The Committee uses the target bonuses as reference points but retains the discretion to award bonuses based on the specific factors described below with respect to individual NEOs. In establishing the target bonus, the Committee reviews the Reference Points with respect to the PEO and the PEO’s recommendations and the Reference Points with respect to the other NEOs. The Committee set the AIP target bonuses for 2016 and 2017 as follows (as a percentage of base pay):

	2016	2017
Mr. Albert Chao	100%	115%
Mr. James Chao	85%	95%
Mr. Bates(1)	N/A	N/A
Mr. Bender	65%	70%
Mr. Buesinger	55%	65%

(1)	Mr. Bates joined the Company in connection with the Axiall transaction in August 2016 and, as a result, the Company did not set an AIP target bonus for him for 2016. Furthermore, Mr. Bates left the Company in March 2017, and as a result, was not eligible for an AIP bonus for 2017.

No bonus payment is authorized under the AIP unless one of the performance goals established by the Committee for the performance period is satisfied. For 2016, the Committee approved the following threshold metrics for the AIP, any one of which must have been met in order to authorize bonus payments under the AIP for 2016:

1.	Total Shareholder Return (“TSR”)—the Company’s TSR relative to the Peer Group must be within the top two-thirds. For this purpose, TSR is defined as: (A) the average of the daily average stock price for the 90-day period ended on December 31, 2016, minus the average of the daily average stock price for the 90-day period ended on December 31, 2015, plus dividends paid, divided by (B) the average of the daily average stock price for the 90-day period ended on December 31, 2015.

2.	Return on Capital—Return on Capital must be equal to or greater than 33% of the weighted average cost of capital. For this purpose, “Return on Capital” is defined as net operating profit after tax of the Company on a consolidated basis, divided by capital employed.

3.	Budgeted SGA—the selling, general and administrative expenses (“SGA”) for 2016 must be equal to or less than $241 million.

In February 2017, the Committee reviewed the results of the Company with respect to these performance goals and certified that one of these three goals had been met for 2016, as follows:

1.	The Company’s TSR relative to the Peer Group was determined not to be within the top two-thirds.

2.	The Company’s Return on Capital employed was equal to approximately 12.3%, which was greater than 33% of the weighted average cost of capital.

3.	SGA expenses for 2016 were $295 million.

The Committee then reviewed the contributions and performance of the PEO and each of the other NEOs during 2016 and, in its discretion, awarded bonus payments under the AIP to the PEO and each of the other NEOs. Mr. Albert Chao was awarded a bonus payment equal to 260% of his target bonus and Mr. James Chao was awarded a bonus payment equal to 260% of his target bonus, in each case based on the continued strong earnings and performance of the Company in increasingly difficult market conditions and the achievement of several strategic projects, including the Axiall transaction. The Committee awarded Mr. Bender a bonus payment equal to 269% of his target bonus in consideration of his leadership role in maintaining a strong balance sheet and in connection with the previously mentioned strategic projects. The Committee awarded Mr. Buesinger a bonus payment equal to 256% of his target bonus based upon the financial performance and continued strong competitive position of the vinyls business, as well as the Axiall transaction. Mr. Bates joined the Company in connection with the Axiall transaction and, as a result, was not entitled to receive an AIP bonus for 2016 from the Company. Prior to the Axiall transaction, he previously received a bonus from Axiall for its 2016 performance.

In February 2017, the Committee approved a set of metrics substantially similar to those used for the 2016 AIP plan year, any one of which must be met in order to authorize bonus payments for the 2017 AIP plan year.

The cash bonus payments are typically made in March of each year.

QIP. The QIP is a short-term cash incentive designed for the general employee population including the NEOs and the other Executives and is paid to all eligible employees on a quarterly basis for the achievement of short-term operating goals for their respective departments, units or operations. For example, the targets in 2016 for an operating unit under either the olefins or the vinyls business segment included a variety of operational and commercial goals, including production and sales volumes, raw material usage and yields, as well as goals to limit or reduce safety and environmental incidents and to improve product quality. The QIP award for the NEOs with corporate assignments (Messrs. Albert Chao, James Chao and Bender) was based upon keeping operating expenses within budgeted amounts for the applicable corporate departments and a weighted average of the factors for each of the business segments. For 2016, there were dozens of these targets for each NEO, no single one of which was material. All of the goals are established and weighted by management and approved by the PEO at the beginning of each year and are measured each quarter to determine the level of goal achievement and the payment amount. Although the QIP results are measured and a payment is received each quarter, the QIP provides for a make-up provision at the end of the year so that if certain targets were not met in the previous quarters, but were met at the end of the year, the participants will be eligible to receive a make-up payment for having achieved the targets for the full year.

The goal-setting process includes the establishment of targets that seek to foster continuous improvement in all aspects of the Company’s operations and in any given year to focus on the most important elements facing the operations at the time. The targeted quarterly payment under these plans for 2016 for each of the NEOs was 8% of quarterly eligible earnings. These target percentages reflect similar percentages for almost all similarly situated employees at Westlake. Payment is based upon the rate of actual goal achievement: in other words, if 60% of the quarterly targets were met, then 60% times 8% would be paid, or 4.8%. In all cases, however, the final payment is subject to the Company meeting a return on capital employed (“ROCE”) target which is specific only to the QIP and is established by the PEO at his discretion at the beginning of each Plan Year. The QIP ROCE target for 2016 was 5.25%. In the event the ROCE target is met, 100% of the QIP payment will be authorized, subject to the achievement of the actual goals. If the ROCE target is not met but is above 0%, then a prorated QIP payment will be authorized, subject to the achievement of the actual goals. If the ROCE target is 0% or below, a payment of 25% of the QIP will be authorized, subject to the achievement of the actual goals. The full year results of the QIP for 2016 for the NEOs is noted below:

	Target Achievement	Adjustments made as a result of ROCE	Payout
Mr. Albert Chao	79.38%	None	$62,244.75
Mr. James Chao	79.38%	None	$49,791.40
Mr. Bates(1)	N/A	N/A	N/A
Mr. Bender	79.38%	None	$33,088.75
Mr. Buesinger	81.50%	None	$26,496.50

(1)	Mr. Bates joined the Company in connection with the Axiall transaction and, as a result, the Company did not set a QIP target bonus for him for 2016 and he was not eligible to receive a QIP award for 2016.

Special Bonuses in connection with the Axiall Transaction—The Committee authorized one-time awards to several NEOs in connection with the Axiall transaction. As a sign-on bonus, Mr. Bates received 28,142 shares of restricted stock on September 1, 2016 which vested on the same day, and a cash incentive of $1,450,000 paid in January 2017. In recognition of their contributions to the Axiall transaction and subsequent integration efforts, Mr. Bender and Mr. Buesinger received awards of 8,324 and 4,995 restricted stock units, respectively. Each such restricted stock unit represents a contingent right to receive one share of Westlake’s common stock at vesting and is scheduled to vest 100% at the end of a three-year period, on December 1, 2019.

Long-Term Incentives (“LTI”)—A long-term equity and cash-based incentive program has been adopted by the Board of Directors to foster a long-term view of the business, assist in retaining and rewarding Executives for their efforts and achievements and provide management with an ownership interest in the Company to help to further align their actions with the interests of the stockholders. Under the terms of the 2013 Plan, the Company may grant Executives a variety of stock-based and cash-based compensation awards. In determining the targeted LTI award, the Committee utilizes the same deliberative process as earlier described for base pay and cash incentives. The Committee reviews the Reference Points and recommendations from Willis Towers Watson and the PEO, then sets a LTI target for each of the NEOs, which is a percentage of base pay based upon each NEO’s base pay as of the previous year end. As with other elements of the Company’s compensation program, the size of these awards is based upon the level and scope of the Executive’s job, the performance of the individual and competitive market forces. The Committee determined that to be competitive with relevant companies set forth in the Reference Points, the LTI targets for the PEO and other NEOs should be no less than 80% and no higher than 110% of the market 50th percentile for long-term incentives for similarly situated executives at companies set forth in the Reference Points. For more information on LTI awards granted to the NEOs in 2016, please see “—Executive Compensation—2016 Grants of Plan-Based Awards.” After reviewing the Reference Points at meetings in February 2016 and 2017, the Committee set the LTI targets for Messrs. Albert Chao, James Chao, Bates, Bender, and Buesinger as outlined below.

The LTI targets (each as a percentage of base pay for an NEO) set for the PEO and the other NEOs by the Committee for 2016 and 2017 are as follows:

	2016	2017
Mr. Albert Chao	300%	375%
Mr. James Chao	300%	375%
Mr. Bates(1)	N/A	N/A
Mr. Bender	175%	190%
Mr. Buesinger	120%	150%

(1)	Mr. Bates joined the Company in connection with the Axiall transaction and, as a result, the Company did not set any LTI targets for him for 2016. Furthermore, Mr. Bates left the Company in March 2017 and, as a result, was not eligible for a LTI grant for 2017.

Changes in the LTI targets for Messrs. Albert Chao, James Chao, Bender and Buesinger were made in consideration of the Reference Points data with respect to comparable positions.

The Committee granted the LTI awards using three separate components, each comprising one-third of the value of the overall award:

•	Non-qualified stock options;

•	Restricted stock units; and

•	Long-term cash performance awards.

The Committee, after consultation with management and Willis Towers Watson, has chosen this program to recognize the unique characteristic of each award type. While all three types of awards provide Executives with an incentive to help grow the value of the Company and the corresponding value of the stock, options may experience more volatility over the term of the award, and the Executives may receive no compensation if the price of the Company’s shares never exceeds the exercise price of the options following vesting of the options. On the other hand, restricted stock unit awards put direct shares into the hands of management and give them a more direct line of sight to the potential value they might realize. In addition, the long-term performance cash award is designed to provide added incentive as an upside potential payment in cash based on the achievement of a performance target. Thus, the Committee believes the equal split of awards of stock options, restricted stock units and long-term cash performance awards provides an overall balanced award.

Non-Qualified Stock Options—Under the provisions of the 2013 Plan, the Company may grant non-qualified stock options to executive and senior management personnel. The Board of Directors typically grants these awards annually during the first quarter of the year in conjunction with the first Board of Directors meeting of the year. The grant price for these awards is based upon the mean of the high and low market price for shares of the Company’s common stock on the date of the award as approved by the Board of Directors. All annual stock options granted by the Board of Directors to date have had a 10-year term with a three- or four-year ratable vesting period. The Company has not made any post-award adjustments in grant dates or grant prices.

Restricted Stock Units—As with stock options, the Board of Directors typically grants awards of restricted stock units annually during the first quarter of the year in conjunction with the first Board of Directors meeting of the year. Each restricted stock unit award granted by the Board of Directors represents a contingent right to one share of Westlake’s common stock and is scheduled to vest 100% at the end of a three-year period as a means of strengthening the Company’s overall executive retention efforts. Historically, the Company granted restricted stock awards for this component of the LTI awards. However, beginning in 2013, the Company decided to grant restricted stock unit awards in order to streamline administration, with the exception in September 2016, where the Company granted Mr. Bates restricted stock which vested on the same day of the grant.

Long-Term Cash Performance Awards—The long-term cash performance awards granted in February 2016 are subject to a three-year performance period beginning on January 1, 2016 and ending on December 31, 2018. The amount of cash received will be based upon either the Company’s total shareholder return compared with the total shareholder return of the Peer Group for 2016 (threshold performance requires a relative total shareholder return rank of at least the 33rd percentile; target performance requires a rank of at least the 50th percentile; and maximum performance requires a rank of at least the 75th percentile) or the Company’s return on the cost of capital (threshold performance requires returns equal to at least 50% of the weighted average cost of capital (“WACC”); target performance requires a return equal to at least the WACC; and maximum performance requires a return equal to at least two times the WACC), whichever measure results in the greater payout.

	Threshold Performance	Target Performance	Maximum Performance
Payment Rate	25% of target value	100% of target value	200% of target value
Performance Rate	33.3rd percentile	50th percentile	75th percentile
(Relative TSR)
Performance Rate	at least .5X	at least 1X *	at least 2X
(Return on Cost of Capital)

*	“X” equals a return equal to the WACC

If at least the threshold performance is attained, the long-term performance awards will be paid in cash after the Committee determines the performance level.

The Company granted long-term cash performance awards in February 2017 with terms and conditions substantially similar to the 2016 awards.

Stock Ownership, Pledging and Anti-Hedging Policy—In an effort to further align the interests of the Executives and the stockholders, the Committee has adopted a policy that requires the PEO, each other NEO and other key Executives, as well as directors, to retain 50% of any vested restricted stock and shares of common stock of the Company acquired through the vesting of restricted stock unit awards, net of shares used to pay applicable taxes, until the total value reaches five times the annual base salary for Messrs. Albert Chao and James Chao, three times the annual base salary for certain other officers (including Messrs. Bates, Bender and Buesinger), one times the annual base salary of other officers, and three times the annual cash retainer for directors, or until his or her employment or service, as the case may be, with the Company terminates. This policy also prohibits our directors and executives from shorting or hedging our securities, and requires directors and executives to provide notice prior to pledging our securities. None of our directors or executives currently pledges any of our securities.

Perquisites —All Executives are eligible for a Company-paid membership in a local dining and/or athletic club and a Company-paid annual physical examination. These perquisites are provided as further means to attract and retain Executives, to provide Executives with access to facilities that may also be used for business entertainment and to promote personal health and wellness.

Post-Employment Programs—Executives are eligible for participation in the same retirement, pension and post-retirement benefit programs as all employees within their respective business units. The Company does not provide any supplemental executive retirement or pension benefit. The Company’s primary retirement benefit is the Westlake Savings Plan, a 401(k) defined contribution plan, and participating employees, including Executives, are eligible for a matching contribution from the Company based upon the plan provisions. Additionally, the Company provides an annual contribution to the plan for all eligible employees and Executives equal to 8% of their annualized base pay in 2016 and 2017 up to the IRS limits ($265,000 for 2016 and $270,000 for 2017).

Employment Agreements; Severance and Change-in-Control Arrangements—The Company does not have employment agreements with any of the NEOs; however, each Executive, including each of the NEOs, is typically provided an offer letter of employment containing the principal elements of the employment arrangement, including compensation. None of these offer letters currently contains a provision for payments upon a change in control.

Deferred Compensation Programs—The Company has no deferred compensation programs for which the Executives are eligible to participate except for the standard provisions of the Company’s 401(k) plan and provisions of Section 125 of the Internal Revenue Code whereby salary is reduced for taxation since the 401(k) contributions are made by employees on a pre-tax basis, thereby reducing their salary and taxable income. The Company assumed certain deferred compensation programs from Axiall Corporation in connection with the transaction, for which Mr. Bates was eligible, but elected not, to participate. These programs are not open to new participants nor to new deferrals by existing participants.

Compensation of Directors

Directors who are also full-time officers or employees of Westlake receive no additional compensation for serving as directors. In 2016, all other directors who served for the whole year received an annual cash retainer of $100,000. The Audit Committee chairman received an additional annual retainer of $20,000, the Compensation Committee chairman received an additional annual retainer of $15,000, the Nominating and Governance Committee chairman received an additional annual retainer of $10,000 and the Corporate Risk Committee chairman received an additional annual retainer of $10,000. Under the 2013 Omnibus Incentive Plan (the “2013 Plan”), the Board of Directors, effective August 17, 2016, authorized the issuance of 2,490 restricted stock units to each non-management director. These restricted stock units will vest in three equal installments on August 17, 2017, 2018 and 2019, subject to the grantee’s continuous position as a director of Westlake as of the applicable vesting date. Each such restricted stock unit represents a contingent right to receive one share of Westlake’s common stock at vesting. The Board of Directors also authorized a one-time payment of $25,000 and a one-time grant of 519 restricted stock units (with the same terms as the other restricted stock units described above) to each non-management director in recognition of the significant number of additional meetings that the Board of Directors held in 2016 due to the acquisition of Axiall Corporation.

The following table sets forth a summary of the compensation earned or paid to our non-management directors in 2016:

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Option Awards (2) ($)	All Other Compensation (3) ($)	Total ($)
Robert T. Blakely	143,125	145,000	0	2,872	290,997
Michael J. Graff	135,000	145,000	0	2,872	282,872
Dorothy C. Jenkins	125,000	145,000	0	2,872	272,872
Max L. Lukens	125,000	145,000	0	2,872	272,872
R. Bruce Northcutt	140,000	145,000	0	2,872	287,872
H. John Riley, Jr.	135,000	145,000	0	2,872	282,872

(1)	These amounts represent the grant date fair value of the restricted stock units granted to our directors in 2016, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For a discussion of the related valuation assumptions, please see Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016. As of December 31, 2016, Mr. Blakely, Mr. Graff, Ms. Jenkins, Mr. Lukens, Mr. Northcutt and Mr. Riley each had 4,572 unvested restricted stock units.
(2)	As of December 31, 2016, Ms. Jenkins had outstanding options to purchase 18,590 shares of common stock.
(3)	All Other Compensation amounts represent dividend equivalent payments with respect to restricted stock units that were paid to the directors before the vesting of the restricted stock units.

Report of the Compensation Committee of the Board of Directors

The following report has been submitted by the Compensation Committee of the Board of Directors:

The Compensation Committee of the Board of Directors has reviewed and discussed the Company’s Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for its 2017 annual meeting of stockholders, which is incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, each as filed with the Securities and Exchange Commission.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

R. Bruce Northcutt, Chairman Robert T. Blakely Albert Chao James Chao Michael J. Graff Dorothy C. Jenkins Max L. Lukens H. John Riley, Jr.

Compensation Committee Interlocks and Insider Participation

Albert Chao, James Chao and Dorothy C. Jenkins are currently members of the Compensation Committee and are not “independent” as defined by the listing standards of the New York Stock Exchange. Michael J. Graff, Max L. Lukens, R. Bruce Northcutt, H. John Riley, Jr. and Robert T. Blakely are also currently members of the Compensation Committee. Under the corporate governance rules of the New York Stock Exchange, we are considered to be controlled by TTWF LP, so we are eligible for, and have elected to take advantage of, the exemption from the provisions of those rules requiring a compensation committee composed entirely of independent directors.

Executive Compensation

The following tables provide information regarding the compensation awarded to or earned during 2016 and, to the extent applicable, prior years, by the NEOs.

2016 Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(6) ($)	Total ($)
Albert Chao	2016	979,667	953,000	953,000	4,264,911	68,618	7,219,196
President and Chief Executive Officer	2015	948,333	925,000	925,000	4,147,954	61,172	7,007,459
	2014	920,167	821,337	821,337	4,171,849	56,898	6,791,588

James Chao	2016	783,667	762,000	762,000	3,105,291	61,488	5,474,446
Chairman	2015	758,333	740,000	740,000	2,983,642	55,544	5,277,519
	2014	736,167	657,300	657,300	3,015,280	50,964	5,117,011

M. Steven Bender Senior Vice President, Chief Financial Officer and Treasurer	2016	520,833	791,667	291,667	1,353,289	47,547	3,005,003
	2015	493,667	246,400	246,400	1,385,901	50,333	2,422,701
	2014	459,667	201,656	201,656	1,419,811	44,391	2,327,181

Robert F. Buesinger	2016	406,333	457,200	157,200	810,697	38,450	1,875,880
Senior Vice President, Vinyls	2015	388,833	134,933	134,933	846,060	36,987	1,541,746

Simon Bates(5)	2016	150,792	1,450,000	0	1,450,000	300	3,051,092
Former Vice President, Building Products

(1)	See “—Compensation Discussion and Analysis—Establishing Compensation Levels—Base Pay” for more information on base salary.
(2)	These amounts represent the grant date fair value of restricted stock unit awards granted to our named executive officers in the applicable year, calculated in accordance with FASB ASC Topic 718. For a discussion of the related valuation assumptions for the restricted stock unit awards, please see Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016. The amounts include one-time restricted stock unit awards with grant date fair values of $500,000 and $300,000, respectively, granted to Messrs. Bender and Buesinger in recognition of their contributions to the Axiall transaction and subsequent integration efforts.
(3)	These amounts represent the grant date fair value of stock option awards granted to our named executive officers in the applicable year, calculated in accordance with FASB ASC Topic 718. For a discussion of the related valuation assumptions for the stock option awards, please see Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.
(4)	For 2014, 2015 and 2016, the amounts represent the sum of (A) the QIP incentive bonus earned in the applicable year, (B) the AIP annual cash incentive earned in the applicable year and (C) an amount earned in 2014, 2015 and 2016 with respect to the long-term cash performance award granted in February 2012, February 2013 and February 2014, respectively. The amounts of the annual cash incentives earned for 2016 were $2,560,000 for Mr. Albert Chao, $1,741,000 for Mr. James Chao, $917,000 for Mr. Bender, and $576,000 for Mr. Buesinger. The long-term cash performance awards granted in February 2014 paid out at 200% of target value based on achievement during the performance period as follows: $1,642,666 for Mr. Albert Chao, $1,314,500 for Mr. James Chao, $403,200 for Mr. Bender, and $214,200 for Mr. Buesinger.
(5)	None of the amounts listed herein for Mr. Bates include amounts paid by Axiall prior to the Axiall transaction.

(6)	The amounts include the following in 2016:

	Westlake Matching Contributions to 401(k) Savings Plan and Additional Contributions of 8% of Annualized Base Pay (Up to $265,000 In 2016)	Term Life Insurance Premiums	Cash Dividends on Unvested Restricted Stock and Dividend Equivalents on Unvested Restricted Stock Units
Albert Chao	$31,800	$1,188	$35,630
James Chao	$31,800	$1,188	$28,500
M. Steven Bender	$31,800	$79	$15,667
Robert F. Buesinger	$31,800	$1,296	$5,355
Simon Bates	$0	$300	$0

The amounts include the following in 2015:

	Westlake Matching Contributions to 401(k) Savings Plan and Additional Contributions of 8% of Annualized Base Pay (Up to $265,000 In 2015)	Term Life Insurance Premiums	Cash Dividends on Unvested Restricted Stock and Dividend Equivalents on Unvested Restricted Stock Units
Albert Chao	$31,800	$1,188	$28,184
James Chao	$31,800	$1,188	$22,556
M. Steven Bender	$31,800	$79	$18,454
Robert F. Buesinger	$31,800	$1,188	$3,999

The amounts include the following in 2014:

	Westlake Matching Contributions to 401(k) Savings Plan and Additional Contributions of 6% of Annualized Base Pay (Up to $260,000 In 2014)	Term Life Insurance Premiums	Cash Dividends on Unvested Restricted Stock and Dividend Equivalents on Unvested Restricted Stock Units
Albert Chao	$26,000	$1,188	$29,710
James Chao	$26,000	$1,188	$23,776
M. Steven Bender	$26,000	$1,188	$17,203

2016 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (1) (#)	All Other Option Awards: Number of Securities Underlying Options (2) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3) ($)
Name	Grant Date	Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Albert Chao	2/18/2016	—	—		—	—	—	—	21,454	—	—	953,000
	2/18/2016	—	—		—	—	—	—	—	81,673	44.420	953,000
		238,250	953,000	(4)	1,906,000	—	—	—	—	—	—	—
		—	985,000	(5)	—	—	—	—	—	—	—	—
		—	78,800	(6)	—	—	—	—	—	—	—	—
James Chao	2/18/2016	—	—		—	—	—	—	17,154	—	—	762,000
	2/18/2016	—	—		—	—	—	—	—	65,304	44.420	762,000
		190,500	762,000	(4)	1,524,000	—	—	—	—	—	—	—
		—	669,800	(7)	—	—	—	—	—	—	—	—
		—	63,040	(8)	—	—	—	—	—	—	—	—
M. Steven Bender	2/18/2016	—	—		—	—	—	—	6,566	—	—	291,667
	2/18/2016	—	—		—	—	—	—	—	24,996	44.420	291,667
	12/1/2016	—	—		—	—	—	—	8,324	—	—	500,000
		72,917	291,667	(4)	583,334	—	—	—	—	—	—	—
		—	341,250	(9)	—	—	—	—	—	—	—	—
		—	42,000	(10)	—	—	—	—	—	—	—	—
Robert F. Buesinger	2/18/2016	—	—		—	—	—	—	3,539	—	—	157,200
	2/18/2016	—	—		—	—	—	—	—	13,472	44.420	157,200
	12/1/2016	—	—		—	—	—	—	4,995	—	—	300,000
		39,300	157,200	(4)	314,400	—	—	—	—	—	—	—
		—	224,950	(11)	—	—	—	—	—	—	—	—
		—	32,720	(12)	—	—	—	—	—	—	—	—
Simon Bates	9/1/2016	—	—		—	—	—	—	28,142	—	—	1,450,000

(1)	Represents restricted stock units that will vest on February 18, 2019. The named executive officers receive dividend equivalents with respect to the restricted stock units.
(2)	Represents stock options that vested or will vest in three equal installments on February 18, 2017, February 18, 2018 and February 18, 2019.
(3)	Represents the grant date fair value of the awards calculated in accordance with FASB ASC Topic 718. For a discussion of the related valuation assumptions, please see Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.
(4)	Represents a long-term cash performance award subject to a three-year performance period beginning on January 1, 2016 and ending on December 31, 2018. The amount of cash received will be based upon either Westlake’s total shareholder return compared with the total shareholder return of the Peer Group for 2016 (threshold performance requires relative total shareholder return rank of at least the 33rd percentile; target performance requires a rank of at least the 50th percentile; and maximum performance requires a rank of at least the 75th percentile) or Westlake’s return on the cost of capital (threshold performance requires returns equal to at least 50% of the weighted average cost of capital (“WACC”); target performance requires a return equal to the WACC; and maximum performance requires a return two times the WACC), whichever measure results in the greater payout. If at least the threshold performance is attained, the long-term performance awards will be paid in cash as soon as practicable after Westlake’s Compensation Committee determines the extent to which the performance conditions were satisfied.
(5)	AIP award based on a target percentage of 100% of Mr. Albert Chao’s base salary as of December 31, 2016. There is no “threshold” or “maximum” payout with respect to this award. Please see “—Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the AIP incentive awards.
(6)	QIP award based on a target percentage of 8% of Mr. Albert Chao’s base salary as of December 31, 2016. There is no “threshold” or “maximum” payout with respect to this award. Please see “—Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the QIP incentive awards.
(7)	AIP award based on a target percentage of 85% of Mr. James Chao’s base salary as of December 31, 2016. There is no “threshold” or “maximum” payout with respect to this award. Please see “—Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the AIP incentive awards.
(8)	QIP award based on a target percentage of 8% of Mr. James Chao’s base salary as of December 31, 2016. There is no “threshold” or “maximum” payout with respect to this award. Please see “—Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the QIP incentive awards.
(9)	AIP award based on a target percentage of 65% of Mr. Bender’s base salary as of December 31, 2016. There is no “threshold” or “maximum” payout with respect to this award. Please see “—Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the AIP incentive awards.
(10)	QIP award based on a target percentage of 8% of Mr. Bender’s base salary as of December 31, 2016. There is no “threshold” or “maximum” payout with respect to this award. Please see “—Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the QIP incentive awards.
(11)	AIP award based on a target percentage of 55% of Mr. Buesinger’s base salary as of December 31, 2016. There is no “threshold” or “maximum” payout with respect to this award. Please see “—Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the AIP incentive awards.
(12)	QIP award based on a target percentage of 8% of Mr. Buesinger’s base salary as of December 31, 2016. There is no “threshold” or “maximum” payout with respect to this award. Please see “—Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the QIP incentive awards.

2016 Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Fair Market Value of Shares of Stock That Have Not Vested (1) ($)
Name	Exercisable	Unexercisable
Albert Chao	42,180	—		15.805	2/23/2017	—		—
	136,844	—		9.645	2/15/2018	—		—
	155,892	—		7.120	2/13/2019	—		—
	126,498	—		10.263	2/26/2020	—		—
	55,148	—		22.915	2/18/2021	—		—
	61,574	—		30.053	2/17/2022
	37,876	—		45.698	2/15/2023	—		—
	26,392	13,596	(2)	63.978	2/14/2024	—		—
	14,948	30,350	(3)	68.090	2/20/2025	—		—
	—	81,673	(4)	44.420	2/18/2026	—		—
	—	—		—	—	12,838	(5)	718,800
	—	—		—	—	13,585	(6)	760,624
	—	—		—	—	21,454	(7)	1,201,209
James Chao	16,420	—		30.053	2/17/2022	—		—
	28,218	—		45.698	2/15/2023	—		—
	21,120	10,880	(2)	63.978	2/14/2024	—		—
	11,958	24,280	(3)	68.090	2/20/2025	—		—
	—	65,304	(4)	44.420	2/18/2026	—		—
	—	—		—	—	10,274	(5)	575,241
	—	—		—	—	10,868	(6)	608,499
	—	—		—	—	17,154	(7)	960,452
M. Steven Bender	29,804	—		10.263	2/26/2020	—		—
	13,180	—		22.915	2/18/2021	—		—
	16,826	—		30.053	2/17/2022	—		—
	10,740	—		45.698	2/15/2023
	6,478	3,338	(2)	63.978	2/14/2024	—		—
	3,981	8,085	(3)	68.090	2/20/2025	—		—
	—	24,996	(4)	44.420	2/18/2026	—		—
	—	—		—	—	3,152	(5)	176,480
	—	—		—	—	3,619	(6)	202,628
	—	—		—	—	6,566	(7)	367,630
	—	—		—	—	8,324	(8)	466,061
Robert F. Buesinger	3,748	—		45.698	2/15/2023	—		—
	3,440	1,774	(2)	63.978	2/14/2024	—		—
	2,180	4,428	(3)	68.090	2/20/2025	—		—
	—	13,472	(4)	44.420	2/18/2026	—		—
	—	—		—	—	1,674	(5)	93,727
	—	—		—	—	1,982	(6)	110,972
	—	—		—	—	3,539	(7)	198,149
	—	—		—	—	4,995	(8)	279,670
Simon Bates	—	—		—	—	—		—

(1)	Based on the closing price of our common stock on the New York Stock Exchange on December 31, 2016 ($55.99 per share).

(2)	These stock options vested in three equal installments on February 14, 2015, February 14, 2016 and February 14, 2017.
(3)	These stock options vest or vested in three equal installments on February 20, 2016, February 20, 2017 and February 20, 2018.
(4)	These stock options vest or vested in three equal installments on February 18, 2017, February 18, 2018 and February 18, 2019.
(5)	These shares of restricted stock vested on February 14, 2017.
(6)	These restricted stock units will vest on February 20, 2018.
(7)	These restricted stock units will vest on February 18, 2019.
(8)	These restricted stock units will vest on December 1, 2019.

2016 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
Albert Chao	0	0	14,246	625,684
James Chao	0	0	11,406	500,952
M. Steven Bender	30,714	1,129,814	19,858	1,009,305
Robert F. Buesinger	2,880	70,186	2,114	92,847
Simon Bates	0	0	28,142	1,450,000

(1)	Based on the difference between the market price of our common stock on the date of exercise and the option exercise price.
(2)	Based on the market price of our common stock on the applicable vesting date.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Security Ownership of Directors and Management

The following table lists information about the number of shares of common stock beneficially owned by each director and each named executive officer listed in the summary compensation table included later in this Proxy Statement, and all of our directors and executive officers as a group. Shares of stock are “beneficially owned” by a person if the person directly or indirectly has or shares the power to vote or dispose of the shares, regardless of whether the person has any economic interest in the shares. A person also beneficially owns shares as to which the person has the right to acquire beneficial ownership within 60 days.

All information in the table is as of March 15, 2017 and is based upon information supplied by the directors and executive officers. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

	Amount and Nature of Beneficial Ownership of Common Stock (1)
Directors and Named Executive Officers	Direct	Other		Percent of Class
Simon Bates	14,930	0		*
M. Steven Bender	166,239	0		*
Robert T. Blakely	14,104	0		*
Robert F. Buesinger	18,973	0		*
Albert Chao	945,260	92,010,554	(2)	72%
James Chao	233,533	92,010,554	(2)	71.5%
Michael J. Graff	3,077	0		*
Dorothy C. Jenkins	59,865	92,010,554	(2)	71.4%
Max L. Lukens	18,875	0		*
R. Bruce Northcutt	3,077	0		*
H. John Riley, Jr.	20,689	0		*
All directors, executive officers and named executive officers as a group (16 persons, including those listed above)	1,586,098	92,010,554	(2)	72.5%

*	Less than 1% of the outstanding shares of common stock.
(1)	None of the shares beneficially owned by our directors or executive officers are pledged as security.
(2)	Two trusts for the benefit of members of the Chao family, including James Chao, Dorothy C. Jenkins and Albert Chao, are the managers of TTWFGP LLC, a Delaware limited liability company, which is the general partner of TTWF LP. The limited partners of TTWF LP are five trusts principally for the benefit of members of the Chao family, including James Chao, Dorothy C. Jenkins and Albert Chao and two corporations owned, indirectly or directly, by certain of these trusts and by other entities owned by members of the Chao family, including James Chao, Dorothy C. Jenkins and Albert Chao. James Chao, Dorothy C. Jenkins, Albert Chao, TTWF LP and TTWFGP LLC share voting and dispositive power with respect to the shares of our common stock beneficially owned by TTWF LP. James Chao, Dorothy C. Jenkins and Albert Chao disclaim beneficial ownership of the 92,010,554 shares held by TTWF LP except to the extent of their respective pecuniary interest therein.

Security Ownership of Certain Beneficial Owners

The following table sets forth each person known to Westlake who is the beneficial owner of 5% or more of the outstanding shares of our common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
TTWF LP (1)	92,010,554	71.3%
2801 Post Oak Boulevard
Houston, Texas 77056

(1)	Two trusts for the benefit of members of the Chao family, including James Chao, Dorothy C. Jenkins and Albert Chao, are the managers of TTWFGP LLC, a Delaware limited liability company, which is the general partner of TTWF LP. The limited partners of TTWF LP are five trusts principally for the benefit of members of the Chao family, including James Chao, Dorothy C. Jenkins and Albert Chao and two corporations owned, indirectly or directly, by certain of these trusts and by other entities owned by members of the Chao family, including James Chao, Dorothy C. Jenkins and Albert Chao. TTWF LP and TTWFGP LLC each have shared voting power and shared dispositive power over 92,010,554 shares of our common stock. As of March 15, 2017, James Chao had sole voting power and sole dispositive power over 233,533 shares of our common stock and shared voting power and shared dispositive power over 92,010,554 shares of our common stock. Dorothy C. Jenkins had sole voting power and sole dispositive power over 59,865 shares of our common stock and shared voting power and shared dispositive power over 92,010,554 shares of our common stock. Albert Chao had sole voting power and sole dispositive power over 945,260 shares of our common stock and shared voting power and shared dispositive power over 92,010,554 shares of our common stock. James Chao, Dorothy C. Jenkins and Albert Chao disclaim beneficial ownership of the 92,010,554 shares of our common stock held by TTWF LP except to the extent of their respective pecuniary interest therein.

Certain Relationships and Related Transactions, and Director Independence

Independence of Directors

As of March 1, 2017, TTWF LP, our principal stockholder, owned 71.3% of the outstanding common stock of the Company. Under the corporate governance rules of the New York Stock Exchange, we are considered to be controlled by TTWF LP. As a controlled company, we are eligible for exemptions from provisions of the New York Stock Exchange’s rules requiring a majority of independent directors, nominating and governance and compensation committees composed entirely of independent directors and written nominating and governance and compensation committee charters addressing specified matters. We have elected to take advantage of certain of these exemptions. In the event that we cease to be a controlled company within the meaning of these rules, we will be required to comply with these provisions after the specified transition periods.

Our Board of Directors has determined, after considering all of the relevant facts and circumstances, that Messrs. Robert T. Blakely, Michael J. Graff, Max L. Lukens, R. Bruce Northcutt and H. John Riley, Jr. are independent from our management, as “independence” is defined by the rules and regulations of the SEC and the listing standards of the New York Stock Exchange. This means that none of these directors has any direct or indirect material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us and that none of the express disqualifications contained in the New York Stock Exchange rules applies to any of them. In making its independence determinations, the Board of Directors considered the fact that, while such relationship does not preclude independence under the New York Stock Exchange rules, Mr. Graff is an executive officer of a company with which Westlake conducts business in the ordinary course.

Certain Relationships and Related Party Transactions

Under our Code of Conduct, each of our employees (including our Principal Executive Officer (the “PEO”), the other officers named in the Summary Compensation Table (together with the PEO, the “Named Executive Officers” or the “NEOs”) and other employees designated as executive officers of the Company (collectively, the “Executives”)) is required to disclose to us and seek approval before undertaking any activity that could create a conflict of interest or the appearance of a conflict of interest between his or her personal interests and our interests. The members of our Board of Directors are also subject to the Code of Conduct. The Board of Directors is responsible for reviewing transactions between Westlake and other companies or organizations with which members of the Board of Directors may have affiliations.

The office space for our principal executive offices in Houston, Texas is leased, at market rates, from GUIC Post Oak, Ltd., an affiliate of our principal stockholder, under a lease that expires on December 31, 2019, with a five-year option at the expiration of the lease. Total annual lease payments in 2016 were approximately $3.0 million.

The Company and/or its affiliates purchase oxygen, nitrogen and utilities and lease cylinders from various affiliates of American Air Liquide Holdings, Inc. (including Airgas, Inc. and its subsidiaries) (collectively, “Air Liquide”), of which Mr. Graff serves as Chairman and Chief Executive Officer. In 2016, the Company paid these affiliates of Air Liquide approximately $22.1 million. The Company also sold certain utilities to Air Liquide in the amount of approximately $4.0 million.

The related party transactions set forth above have been previously approved by the Board of Directors without the participation of the directors interested in the transaction.

Principal Accountant Fees and Services

Independent Registered Public Accounting Firm’s Fees

For the years ended December 31, 2016 and 2015, PricewaterhouseCoopers LLP billed us the following fees:

Fees	2016	2015
Audit fees(1)	$6,755,780	$2,840,190
Audit-related fees(2)	25,000	102,000
Tax fees	1,858,582	538,659
All other fees(3)	201,919	4,844
Total fees billed	$8,841,281	$3,485,693

(1)	Audit fees represent fees billed for professional services rendered for the audits of our annual consolidated financial statements, audit of internal controls, quarterly review of our consolidated financial statements, reviews of documents filed with the SEC, registration statements and comfort letters.
(2)	Audit-related fees represent fees billed for professional services rendered for attest services and accounting consultations.
(3)	All other fees include auditor-sponsored seminars and accounting research database licenses.

Audit Committee Pre-Approval

The Audit Committee has adopted a policy for the pre-approval of services provided by the Company’s independent registered public accounting firm. Under the policy, pre-approval is generally provided for work associated with audit, review or attest engagements, tax and permissible non-audit services, including the fees and terms thereof, to be performed by the independent registered public accounting firm, subject to, and in compliance with, the de minimis exception for non-audit services described in the Securities Exchange Act of 1934 and the applicable rules and regulations of the SEC.

Legal Matters

The validity of the Exchange Notes and the Guarantees offered hereby will be passed upon for us by Baker Botts L.L.P., Houston, Texas. In rendering its opinion, Baker Botts L.L.P. may rely upon the opinion of Scofield, Gerard, Pohorelsky, Gallaugher & Landry, LLC as to all matters governed by the laws of the State of Louisiana and the opinion of Dykema Gossett PLLC as to all matters governed by the laws of State of Michigan.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the Axiall Corporation business the registrant acquired during 2016) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Axiall Corporation appearing in Axiall Corporation’s Current Report on Form 8-K filed with the SEC on August 30, 2016 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated by reference into Westlake Chemical Corporation’s Current Report on Form 8-K/A filed with the SEC on September 8, 2016, which Form 8-K/A is incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1850, Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov.

Our Web site is located at http: //www.westlake.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC are available, free of charge, through our Web site, as soon as reasonably practicable after those reports or filings are electronically filed with or furnished to the SEC. Information on our Web site or any other website is not incorporated by reference in this prospectus and does not constitute a part of this prospectus.

This prospectus is part of a registration statement and, as permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and the schedules for more information. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Web site. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of or incorporated by reference into the registration statement.

We are incorporating by reference information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC automatically will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until the expiration date of the exchange offer:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016; and

•	our Current Reports on Form 8-K/A filed on September 8, 2016.

You may request a copy of these filings (other than an exhibit to those filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

Westlake Chemical Corporation

2801 Post Oak Boulevard, Suite 600

Houston, Texas 77056

Attention: Investor Relations

Telephone: (713) 960-9111

Until May 6, 2017 all dealers that effect transactions in the Exchange Notes, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

WESTLAKE CHEMICAL CORPORATION

Offer to Exchange

$624,793,000 aggregate principal amount of its unregistered 4.625% Senior Notes due 2021 for

$624,793,000 aggregate principal amount of its 4.625% Senior Notes due 2021 that have been registered under the Securities Act of 1933, as amended

Offer to Exchange

$433,793,000 aggregate principal amount of its unregistered 4.875% Senior Notes due 2023 for

$433,793,000 aggregate principal amount of its 4.875% Senior Notes due 2023 that have been registered under the Securities Act of 1933, as amended

Offer to Exchange

$750,000,000 aggregate principal amount of its unregistered 3.600% Senior Notes due 2026 for

$750,000,000 aggregate principal amount of its 3.600% Senior Notes due 2026 that have been registered under the Securities Act of 1933, as amended

and

Offer to Exchange

$700,000,000 aggregate principal amount of its unregistered 5.000% Senior Notes due 2046 for

$700,000,000 aggregate principal amount of its 5.000% Senior Notes due 2046 that have been registered under the Securities Act of 1933, as amended